Filed pursuant to Rule 424(b)(3)
Registration No. 333-202162

PROPOSED CONVERSION — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Macquarie Infrastructure Company LLC:

The board of directors of Macquarie Infrastructure Company LLC (“MIC LLC”) has approved (i) a plan of conversion, including the conversion, certificate of incorporation and bylaws contemplated thereby (collectively, the “plan of conversion”), dated as of April 10, 2015, providing for the conversion of MIC LLC from a limited liability company organized under the laws of the State of Delaware to Macquarie Infrastructure Corporation, a corporation organized under the laws of the State of Delaware (“MIC Corp.”), subject to the satisfaction of certain closing conditions (including the approval of MIC LLC’s shareholders), and (ii) the authorization of 100,000,000 shares of preferred stock, par value $0.001 per share (“preferred stock”), that may be issued from time to time, conditioned on the approval of MIC LLC’s shareholders of such authorization and the consummation of the conversion.

The transactions contemplated by the plan of conversion, including the conversion of MIC LLC from a Delaware limited liability company to a Delaware corporation, and adoption of the certificate of incorporation and bylaws contemplated thereby, are referred to herein collectively as the “conversion.” At the effective time of the conversion, each outstanding limited liability company interest of MIC LLC (“LLC interest”) will be converted into one share of common stock, par value $0.001 per share, of MIC Corp. (“common stock”). Concurrently with the conversion, Macquarie Infrastructure Management (USA) Inc., the manager of MIC LLC (the “manager”), will be issued 100 shares of special stock, par value $0.001 per share, of MIC Corp. (“special stock”). The sole purpose for the issuance of shares of special stock to the manager is to preserve the manager’s existing right to appoint one director who will serve as the chairman of the board of directors of MIC LLC pursuant to the terms of MIC LLC’s current operating agreement, which right would otherwise be lost upon consummation of the conversion. Following the conversion and the issuance of special stock, the manager’s right to elect one director will be the same as is currently in effect. We are not granting any additional rights to the manager through the special stock issuance.

The board of directors of MIC LLC (1) has determined that the plan of conversion and the authorization of preferred stock are advisable and in the best interests of MIC LLC and its shareholders, (2) has unanimously approved the plan of conversion and the authorization of preferred stock and (3) recommends that the shareholders of MIC LLC approve (A) the plan of conversion (the “conversion proposal”) and (B) the authorization of 100,000,000 shares of preferred stock, par value $0.001 per share, that may be issued from time to time (the “preferred stock proposal”). Consummation of the preferred stock proposal is conditioned on MIC LLC’s shareholders approving the preferred stock proposal and consummation of the conversion, but consummation of the conversion is not conditioned on MIC LLC’s shareholders approving the preferred stock proposal. The board of directors of MIC LLC recommends that you vote FOR the conversion proposal, FOR the preferred stock proposal and FOR the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals (the “adjournment proposal”).

Your vote is very important.  MIC LLC cannot consummate the conversion unless, among other things, the holders of a majority of the LLC interests outstanding and entitled to vote thereon vote to approve the conversion proposal. MIC LLC cannot authorize preferred stock unless the conversion is consummated and the holders of a majority of the LLC interests outstanding and entitled to vote thereon vote to approve the preferred stock proposal. MIC LLC will hold a special meeting of shareholders (the “special meeting”) to vote on approval of the conversion proposal, the preferred stock proposal and the adjournment proposal. The special meeting will be held at the date, time and location set forth below unless adjourned or postponed. Regardless of whether you plan to attend the special meeting, please take the time to submit your proxy by completing and mailing the enclosed proxy card. If you hold your LLC interests through an account with a broker, bank or other financial institution, please follow the instructions you receive from them to vote your LLC interests.

Special Meeting:

Friday, May 15, 2015 at 10:00 a.m. (Eastern Time), at 125 West 55th Street, 22nd Floor, New York, NY 10019.

The board of directors of MIC LLC recommends that you vote FOR the conversion proposal, FOR the preferred stock proposal and FOR the adjournment proposal.

Before casting your vote, please take the time to review carefully this proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 21 of the accompanying proxy statement/prospectus for a discussion of the risks relating to the conversion.

On behalf of the board of directors and management of MIC LLC, I extend our appreciation for your participation and interest in MIC LLC.

Sincerely,

Martin Stanley
Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or the transactions contemplated thereby, has passed upon the merits or fairness of the transactions contemplated thereby, or has passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated April 17, 2015, and is first being mailed to MIC LLC’s shareholders on or about April 17, 2015.

MACQUARIE INFRASTRUCTURE COMPANY LLC

April 17, 2015

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on Friday, May 15, 2015

Dear Shareholder:

You are cordially invited to participate in the special meeting of shareholders of Macquarie Infrastructure Company LLC (“MIC LLC” and such meeting, the “special meeting”), to be held on Friday, May 15, 2015 at 10:00 a.m. (Eastern Time), at 125 West 55th Street, 22nd Floor, New York, NY 10019 to consider and vote upon the following matters:

1.	A proposal to approve a plan of conversion, including the conversion, certificate of incorporation and bylaws contemplated thereby (collectively, the “plan of conversion” and the transactions contemplated thereby, collectively, the “conversion”), dated as of April 10, 2015, providing for the conversion of MIC LLC from a limited liability company organized under the laws of the State of Delaware to Macquarie Infrastructure Corporation, a corporation organized under the laws of the State of Delaware (the “conversion proposal”).
2.	A proposal to approve the authorization of 100,000,000 shares of preferred stock (the “preferred stock proposal”).
3.	A proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals (the “adjournment proposal”).

Consummation of the preferred stock proposal is conditioned on MIC LLC’s shareholders approving the preferred stock proposal and the consummation of the conversion, but consummation of the conversion is not conditioned on MIC LLC’s shareholders approving the preferred stock proposal. The foregoing matters are more fully described in the enclosed proxy statement/prospectus. The board of directors of MIC LLC recommends that you vote FOR the conversion proposal, FOR the preferred stock proposal and FOR the adjournment proposal.

The record date for the special meeting is March 25, 2015 (the “record date”). Only shareholders of record at the close of business on March 25, 2015 are entitled to notice of, and to vote at, the special meeting and at any subsequent adjournments or postponements thereof. All shareholders of record as of the record date are cordially invited to attend the special meeting in person. The share register will not be closed between the record date and the date of the special meeting. A list of the shareholders entitled to vote at the special meeting is available for inspection at our principal executive offices at 125 West 55th Street, New York, New York 10019. Each shareholder of record who owns limited liability company interests of MIC LLC (the “LLC interests”) on the record date is entitled to one vote for each LLC interest.

Your vote is very important. MIC LLC cannot complete the conversion unless, among other things, the holders of a majority of the LLC interests outstanding and entitled to vote thereon vote to approve the conversion proposal. MIC LLC cannot authorize preferred stock unless the conversion is consummated and the holders of a majority of the LLC interests outstanding and entitled to vote thereon vote to approve the preferred stock proposal.

Regardless of whether you plan to attend the special meeting, please take the time to submit your proxy by completing and mailing the enclosed proxy card. If you hold your LLC interests through an account with a broker, bank or other financial institution, please follow the instructions you receive from them to vote your LLC interests. If you fail to submit a proxy or to attend the special meeting in person or do not provide your broker, bank or other financial institution with instructions as to how to vote your LLC interests, such action will have the effect of a vote “AGAINST” the conversion proposal and the preferred stock proposal. If you fail to submit a proxy or to attend the special meeting in person or do not provide your broker, bank or other financial institution with instructions as to how to vote your LLC interests, such action will not have an effect on a vote to approve the adjournment proposal.

You will be required to bring certain documents with you to be admitted to the special meeting. Please read carefully the sections in the proxy statement/prospectus on attending and voting at the special meeting to ensure that you comply with these requirements.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

The proxy statement/prospectus and the enclosed proxy card are available on our web site at
www.macquarie.com/mic under “Investor Center/Reports and Presentations.”

By Order of the Board of Directors,

Michael Kernan
General Counsel and Secretary

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about MIC LLC from other documents filed with the Securities and Exchange Commission (the “SEC”) that are not included or delivered with this proxy statement/prospectus. See the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 64 of this proxy statement/prospectus for a list of the documents incorporated by reference into this proxy statement/prospectus.

Documents incorporated by reference are available to you without charge upon oral or written request. You can obtain any of these documents by requesting them in writing or by telephone from MIC LLC at the following address and telephone number:

Macquarie Infrastructure Company LLC
125 West 55th Street
New York, NY 10019
(212) 231-1000

To receive timely delivery of the requested documents in advance of the special meeting, you should make your request no later than May 8, 2015.

You may also obtain free copies of the documents filed by MIC LLC with the SEC at the SEC’s website, www.sec.gov. You may also read and copy any reports, statements, or other information filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for additional information on its public reference room.

Information contained on MIC LLC’s website and any other website is not incorporated by reference herein.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by MIC LLC (File No. 333-202162), constitutes a prospectus of MIC LLC under Section 5 of the Securities Act of 1933, as amended, with respect to the common stock of MIC Corp. to be issued to shareholders in connection with the conversion. This document also constitutes a notice of meeting and proxy statement/prospectus under Section 14(a) of the Securities Exchange Act of 1934, as amended, with respect to the special meeting, at which MIC LLC’s shareholders will be asked to consider and vote upon the conversion of MIC LLC to a Delaware corporation and the authorization of 100,000,000 shares of preferred stock, par value $0.001 per share.

You should rely only on the information contained in, or incorporated by reference into, this document. MIC LLC has not authorized anyone to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated April 17, 2015. The information contained in this document is accurate only as of that date or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this document to MIC LLC’s shareholders nor the conversion by MIC LLC of its LLC interests into shares of common stock in connection with the conversion will create any implication to the contrary.

i

Page
Annexes
Annex A — Plan of Conversion	A-1
Annex A-1 — Form of Certificate of Conversion	A-1-1
Annex A-2 — Form of Certificate of Incorporation of Macquarie Infrastructure Corporation (bracketed provisions to be included only if the preferred stock proposal (defined below) is approved by shareholders of Macquarie Infrastructure Company LLC)	A-2-1
Annex A-3 — Form of Bylaws of Macquarie Infrastructure Corporation	A-3-1

ii

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Macquarie Infrastructure Company LLC, which is referred to as “MIC LLC” in this proxy statement/prospectus, may have regarding the conversion (as defined below) and the authorization of preferred stock (as defined below), and brief answers to those questions. MIC LLC urges you to carefully read the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the conversion and the authorization of preferred stock. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. All references in this proxy statement/prospectus to “MIC Corp.” refer to Macquarie Infrastructure Corporation, a Delaware corporation. The limited liability company interests of MIC LLC are referred to as “LLC interests” in this proxy statement/prospectus. The common stock of MIC Corp., par value $0.001 per share, is referred to as “common stock” in this proxy statement/prospectus. The special stock of MIC Corp., par value $0.001 per share, is referred to as “special stock” in this proxy statement/prospectus. Holders of LLC interests are sometimes referred to in this proxy statement/prospectus as “you.” Holders of LLC interests and holders of common stock are sometimes referred to as “shareholders” in this proxy statement/prospectus. Unless otherwise stated or the context otherwise implies, references in this proxy statement/prospectus to the “board of directors” refer to the board of directors of MIC LLC. The special meeting of shareholders of MIC LLC is referred to as the “special meeting” in this proxy statement/prospectus.

Q:	What is the purpose of the special meeting?
A:	The shareholders are being asked to consider and vote on proposals to approve (i) a plan of conversion, including the conversion, certificate of incorporation and bylaws contemplated thereby, which is referred to, collectively, as the plan of conversion in this proxy statement/prospectus and the form of which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby, which is referred to, collectively, as the conversion in this proxy statement/prospectus, dated as of April 10, 2015, providing for the conversion of MIC LLC from a limited liability company organized under the laws of the State of Delaware to MIC Corp., a corporation organized under the laws of the State of Delaware, which is referred to as the conversion proposal in this proxy statement/prospectus, (ii) the authorization of 100,000,000 shares of preferred stock, par value $0.001 per share, that may be issued from time to time, which is referred to as preferred stock in this proxy statement/prospectus, and the bracketed provisions in the proposed certificate of incorporation, conditioned on consummation of the conversion, which is referred to as the preferred stock proposal in this proxy statement/prospectus, and (iii) adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals, which is referred to as the adjournment proposal in this proxy statement/prospectus. The conversion proposal includes adoption of the form of certificate of conversion, certificate of incorporation and bylaws of MIC Corp. under the laws of the State of Delaware, which are attached as Annex A-1, Annex A-2 and Annex A-3, respectively, to this proxy statement/prospectus, and referred to as the certificate of conversion, the certificate of incorporation and the bylaws, respectively, in this proxy statement/prospectus, each to become effective concurrently with the effectiveness of the conversion. The holders of a majority of the LLC interests outstanding and entitled to vote thereon must approve the conversion proposal before the conversion can occur. The holders of a majority of the LLC interests outstanding and entitled to vote thereon must approve the preferred stock proposal before MIC Corp. can authorize preferred stock. The holders of a majority of the voting power of the shares of LLC interests present in person or represented by proxy at the special meeting and entitled to vote on the matter is required to approve the adjournment proposal.
Q:	Why am I receiving this proxy statement/prospectus?
A:	You are receiving this proxy statement/prospectus and enclosed proxy card for the approval of the conversion proposal, the preferred stock proposal and the adjournment proposal because, as of March 25, 2015, which is referred to as the record date in this proxy statement/prospectus, you owned LLC interests of MIC LLC. Only shareholders of record as of the close of business on the record date will be entitled to receive notice of and vote at the special meeting. This proxy statement/prospectus describes in detail the issues on which MIC LLC would like you, as a shareholder, to vote. It also provides you with important information about this issue to enable you to make an informed decision as to whether to vote your LLC interests for the matters described herein.
Q:	What proposals are to be considered and voted upon at the special meeting?
A:	The shareholders are being asked to consider and vote upon:
1.	a proposal to approve the plan of conversion, including the conversion, certificate of incorporation and bylaws contemplated thereby;
2.	a proposal to approve the authorization of 100,000,000 shares of preferred stock and the bracketed provisions in the certificate of incorporation; and
3.	a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.

Consummation of the preferred stock proposal is conditioned on shareholder approval of the preferred stock proposal and consummation of the conversion, but consummation of the conversion is not conditioned on shareholder approval of the preferred stock proposal. These proposals are more fully described in the sections entitled “The Conversion Proposal,” “The Preferred Stock Proposal,” and “Adjournment of the Special Meeting to Solicit Additional Proxies” beginning on pages 30, 35 and 37, respectively, of this proxy statement/prospectus.

Q:	Why am I being asked to approve the conversion proposal?
A:	You are being asked to vote upon the conversion proposal in connection with the conversion of MIC LLC from a Delaware limited liability company to a Delaware corporation. Pursuant to the Delaware Limited Liability Company Act, which is referred to as the DLLCA in this proxy statement/prospectus, and the third amended and restated operating agreement of MIC LLC, which is referred to as the operating agreement in this proxy statement/prospectus, the conversion proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of LLC interests outstanding and entitled to vote thereon. In determining that the conversion is in the best interests of the shareholders, the board of directors considered a number of potential benefits to the shareholders, including, but not limited to, the following:
•	as a corporation, MIC Corp. would be eligible for inclusion in certain stock indices, which could increase demand for MIC Corp.’s securities. In addition, institutional and other investors might find it easier to invest in a corporation than a limited liability company, which is referred to as an LLC in this proxy statement/prospectus, due to restrictions on the ability of certain investors to invest in LLCs, as well as the perceived ease of understanding by investors generally of the Delaware corporate form;
•	the Delaware General Corporation Law, which is referred to as the DGCL in this proxy statement/prospectus, is generally acknowledged to be the most advanced corporate law in the United States, is responsive to the changing needs of businesses, and has a well-established body of corporate case law; and
•	incorporation may enhance MIC Corp.’s ability to attract and retain directors because many qualified candidates are already familiar and comfortable with the DGCL.

Q:	Why am I being asked to approve the preferred stock proposal?
A:	You are being asked to vote upon the preferred stock proposal in connection with the conversion of MIC LLC from a Delaware limited liability company to a Delaware corporation and in the event that the conversion is consummated. In determining that the authorization of preferred stock is in the best interests of the shareholders, the board of directors considered a number of potential benefits to the shareholders, including, but not limited to, the following:
•	provide MIC Corp. with increased flexibility to meet future capital requirements through equity financings without the delay and expense ordinarily attendant to obtaining further shareholder approvals; and
•	improve MIC Corp.’s ability to attract needed investment capital, as various series of the preferred stock may be customized to meet the needs of any particular transaction or market conditions.
Q:	What will shareholders receive as a result of the conversion?
A:	At the effective time of the conversion, each outstanding LLC interest will be converted into one share of common stock. Concurrently with the conversion, Macquarie Infrastructure Management (USA) Inc., the manager of MIC LLC, which is referred to as the manager in this proxy statement/prospectus, will be issued 100 shares of special stock in order to induce the manager to enter into the Third Amended and Restated Management Services Agreement, to be entered into on or about the effective date of the conversion, among MIC Corp., Macquarie Infrastructure Holdings Inc., certain wholly-owned subsidiaries of MIC Corp. and the manager, which is referred to as the amended management services agreement in this proxy statement/prospectus. The sole purpose for the issuance of shares of special stock to the manager is to preserve the manager’s existing right to appoint one director who will serve as the chairman of the board of directors of MIC LLC pursuant to the operating agreement. This right of the manager would otherwise be lost upon consummation of the conversion. Following the conversion and the issuance of special stock, the manager’s right to elect one director will be the same as is currently in effect. MIC Corp. is not granting any additional rights to the manager through the special stock issuance. If the preferred stock proposal is consummated, the consent of the manager, as holder of shares of special stock, will be required for MIC Corp. to issue preferred stock. For a more complete description of the manager and its interests in connection with the conversion, see the section entitled “Interests of Directors and Officers in the Conversion” beginning on page 33 of this proxy statement/prospectus.
Q:	How will the business and control of MIC LLC change as a result of the conversion?
A:	The business of MIC Corp. will be the same as the business of MIC LLC and is not expected to result in any change in headquarters, business, jobs, management, location of any of the offices, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the conversion). The conversion is not expected to result in a change in MIC LLC’s current trading status on the New York Stock Exchange, which is referred to as the NYSE in this proxy statement/prospectus, and MIC Corp.’s common stock will continue to trade on the NYSE under the ticker symbol “MIC” upon the effective time of the conversion. MIC LLC’s management, including all directors and officers, will remain the same in connection with the conversion and will assume identical positions with MIC Corp., except that the positions of alternate chairman and alternate committee chairmen provided for under the operating agreement will no longer exist at MIC Corp. The conversion will effect certain changes of a legal nature, the most significant of which are described in the section entitled “Comparison of Rights of Shareholders Before and After the Conversion” beginning on page 44 of this proxy statement/prospectus.
Q:	What vote is required to approve the conversion proposal?
A:	Approval of the conversion proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of LLC interests outstanding and entitled to vote thereon. You may vote FOR or AGAINST or you may ABSTAIN from voting on the conversion proposal. An abstention, a failure to submit a proxy or to attend the special meeting in person or a broker non-vote will have the effect of a vote against the conversion proposal.

Q:	What vote is required to approve the preferred stock proposal?
A:	Approval of the preferred stock proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of LLC interests outstanding and entitled to vote thereon. You may vote FOR or AGAINST or you may ABSTAIN from voting on the preferred stock proposal. An abstention, a failure to submit a proxy or to attend the special meeting in person or a broker non-vote will have the effect of a vote against the preferred stock proposal.
Q:	What vote is required to approve the adjournment proposal?
A:	Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of LLC interests present in person or represented by proxy at the special meeting and entitled to vote thereon. You may vote FOR or AGAINST or you may ABSTAIN from voting on the adjournment proposal. An abstention will have the effect of a vote against the adjournment proposal. A failure to submit a proxy or to attend the special meeting in person or a broker non-vote will not have an effect on a vote to approve the adjournment proposal.
Q:	What is the quorum required to vote on the conversion proposal, the preferred stock proposal and the adjournment proposal?
A:	Under the operating agreement, the shareholders participating in person or by proxy holding a majority of the LLC interests outstanding and entitled to vote thereon shall constitute a quorum at a meeting of shareholders of MIC LLC. Holders of record of LLC interests as of the record date are the only shareholders entitled to vote at the special meeting. LLC interests represented by proxies that are marked “abstain” will be counted as present for purposes of determining the presence of a quorum. A failure to submit a proxy or to attend the special meeting in person or a broker non-vote will not be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding LLC interests for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner. The conversion proposal, the preferred stock proposal and the adjournment proposal described in this proxy statement/prospectus are “non-discretionary” items, which means that your LLC interests may not be voted on by brokers, banks, or other shareholders of record unless they receive specific instructions from you. If you do not provide specific voting instructions, your LLC interests will be recorded as a broker non-vote and will not be counted as a vote cast for purposes of calculating voting results.

If the persons participating or represented by proxies at the special meeting do not constitute a majority of the holders of outstanding LLC interests entitled to vote as of the record date, the board of directors will adjourn or postpone the special meeting to a later date. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice.

Q:	Who is entitled to vote on the conversion proposal, the preferred stock proposal and the adjournment proposal?
A:	All shareholders of record who owned LLC interests at the close of business on the record date are being asked to vote on the conversion proposal, the preferred stock proposal and the adjournment proposal.
Q:	How did the board of directors vote on the conversion proposal?
A:	The board of directors unanimously approved the conversion proposal. However, the conversion will not occur unless and until the conversion proposal has been approved by the affirmative vote of the holders of a majority of the LLC interests outstanding and entitled to vote thereon and certain other conditions to the conversion proposal are satisfied or waived. If the conversion proposal and the preferred stock proposal are approved at the special meeting, then MIC LLC does not intend to call a vote to adjourn the special meeting to solicit additional proxies.

Q:	How did the board of directors vote on the preferred stock proposal?
A:	The board of directors unanimously approved the preferred stock proposal. However, preferred stock will not be authorized unless and until the conversion is consummated and the preferred stock proposal has been approved by the affirmative vote of the holders of a majority of the LLC interests outstanding and entitled to vote thereon. As noted above, if the conversion proposal and the preferred stock proposal are approved at the special meeting, then MIC LLC does not intend to call a vote to adjourn the special meeting to solicit additional proxies.
Q:	How will a vote in favor of the conversion proposal affect the shareholders?
A:	If the conversion proposal is approved by the shareholders, MIC LLC will convert from a Delaware limited liability company to a Delaware corporation. The rights of the shareholders in MIC Corp. as a corporation are different from their rights as a member of an LLC. This proxy statement/prospectus describes these differences. Upon the conversion, each outstanding LLC interest will be converted into one share of common stock. Concurrently with the conversion, the manager will be issued 100 shares of special stock in order to induce the manager to enter into the amended management services agreement. The sole purpose for the issuance of shares of special stock to the manager is to preserve the manager’s existing right to appoint one director who will serve as the chairman of the board of directors of MIC LLC pursuant to the terms the operating agreement, which right would otherwise be lost upon consummation of the conversion. Following the conversion and the issuance of special stock, the manager’s right to elect one director will be the same as is currently in effect. MIC Corp. is not granting any additional rights to the manager through the special stock issuance. For a more detailed description of the conversion proposal, see the section entitled “The Conversion Proposal” beginning on page 30 of this proxy statement/prospectus.
Q:	How will a vote in favor of the preferred stock proposal affect the shareholders?
A:	If the preferred stock proposal is approved by the shareholders and the conversion is consummated, the board of directors will be authorized to fix the designations, rights, preferences, powers and limitations of each series of preferred stock as the board of directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of MIC Corp.’s shares of common stock. If the preferred stock proposal is consummated, the consent of the manager, as holder of shares of special stock, will be required for MIC Corp. to issue preferred stock. For a more detailed description of the effects of the preferred stock proposal, see the section entitled “The Preferred Stock Proposal” beginning on page 35 of this proxy statement/prospectus.
Q:	What will be the U.S. federal income tax consequences of the conversion?
A:	The conversion of MIC LLC from a Delaware limited liability company to a Delaware corporation will qualify as a tax-free transaction for U.S. federal income tax purposes. As a result of the conversion, for U.S. federal income tax purposes:
•	you will not be required to recognize any gain or loss on the conversion of your LLC interests to common stock;
•	your tax-basis in your common stock will be the same as your basis in the LLC interests that have been converted into such stock; and
•	your holding period for your common stock will include your holding period for the LLC interests that have been converted into such common stock, provided such interests were held by you as a capital asset at the time of conversion.

You are urged to consult your tax advisor to determine the tax consequences to you under the federal tax laws, as well as any consequence under applicable state or local tax laws, given your particular circumstances.

Q:	If the conversion proposal is approved by the shareholders, what is the timetable for the conversion?
A:	If approved by the affirmative vote of the holders of a majority of the LLC interests outstanding and entitled to vote thereon, the conversion is expected to become effective on or about May 21, 2015, upon filing of the certificate of conversion and the certificate of incorporation with the Secretary of State of the State of Delaware. At the effective time of the conversion, MIC Corp. will be deemed for all purposes of the State of Delaware to be the same entity as of immediately prior to the conversion, but will be governed by the certificate of incorporation, the bylaws and the DGCL as a Delaware corporation.
Q:	What conditions are required to be fulfilled to consummate the conversion?
A:	MIC LLC is not required to consummate the conversion unless certain specified conditions, including those described in the plan of conversion, are satisfied or waived. These conditions are:
•	obtaining approval by the holders of a majority of the LLC interests outstanding and entitled to vote thereon;
•	the registration statement, of which this proxy statement/prospectus is a part, having been declared effective by the Securities Exchange Commission, which is referred to as the SEC in this proxy statement/prospectus;
•	common stock being admitted to trading on the NYSE, subject to official notice of issuance;
•	any waivers, consents or amendments needed under MIC LLC’s contracts, licenses and permits in connection with the conversion being obtained;
•	the board of directors not having revoked its recommendation that the shareholders vote in favor of the conversion proposal;
•	MIC LLC’s receipt of all other required regulatory approvals; and
•	the absence of any statute, order or injunction prohibiting the conversion.

MIC LLC cannot assure you that the required conditions will be satisfied. For a more complete description of the conditions that must be satisfied or waived prior to the effective time of the conversion, see the section entitled “The Conversion Proposal — Conditions to the Conversion” beginning on page 32 of this proxy statement/prospectus.

Q:	Are MIC LLC’s shareholders entitled to appraisal rights?
A:	Holders of LLC interests will not have the right to seek appraisal of the fair value of their LLC interests in connection with the conversion. Under Section 18-210 of the DLLCA, no appraisal rights are granted to shareholders of an LLC unless the operating agreement provides otherwise. The operating agreement does not provide for appraisal rights.
Q:	Are there risks associated with the conversion that I should consider in deciding how to vote?
A:	Yes. You should carefully read the detailed description of risks associated with the conversion, including the differences that arise from owning shares in a corporation rather than interests in an LLC, and MIC Corp.’s authorization of preferred stock as described under the sections entitled “Risk Factors” and “Comparison of Rights of Shareholders Before and After the Conversion” beginning on pages 21 and 44, respectively, of this proxy statement/prospectus.
Q:	How does the board of directors recommend that I vote?
A:	The board of directors has reviewed the conversion proposal, the preferred stock proposal and the adjournment proposal and believes that approval of such proposals is in the best interests of the shareholders. The board of directors recommends that you vote “FOR” the conversion proposal, “FOR” the preferred stock proposal and “FOR” the adjournment proposal, if necessary or appropriate.

For a more complete description of the recommendations of the board of directors, see the sections entitled “The Conversion Proposal — Reasons for Conversion from a Delaware Limited Liability Company to a Delaware Corporation,” “The Preferred Stock Proposal — Purpose of Authorization of Preferred Stock” and “Adjournment of the Special Meeting to Solicit Additional Proxies” beginning on pages 32, 36 and 37, respectively, of this proxy statement/prospectus.

Q:	Will my vote make a difference?
A:	Your vote is very important and can make a difference in the governance and management of MIC LLC, no matter how many LLC interests you own. All shareholders are encouraged to participate in the governance of MIC LLC.

A shareholder who holds LLC interests in the shareholder’s own name (as opposed to being held in the name of the shareholder’s broker, bank or other nominee) is referred to as a shareholder of record in this proxy statement/prospectus. Under the rules of the NYSE, if you are a beneficial owner and hold your LLC interests in “street name,” you must give your broker, bank or other shareholder of record specific voting instructions for your LLC interests by the deadline provided in order to ensure your LLC interests are voted in the way you would like. The conversion proposal, the preferred stock proposal and the adjournment proposal are “non-discretionary” items and brokers, banks or other shareholders of record cannot vote your LLC interests on the conversion proposal, the preferred stock proposal or the adjournment proposal in their discretion unless they receive specific voting instructions from you.

Q:	What will happen if I return my proxy card without indicating how to vote?
A:	If you do not indicate how your LLC interests should be voted, LLC interests represented by your properly completed proxy will be voted as the board of directors recommends and therefore will be voted FOR the conversion proposal, FOR the preferred stock proposal and FOR the adjournment proposal. However, if your LLC interests are held in “street name” and you do not instruct your broker, bank or other shareholder of record specific instructions on how to vote your LLC interests, your proxy will not be voted.
Q:	Who will count the votes?
A:	All votes will be tabulated by Broadridge Financial Services, Inc., the proxy tabulator and inspector of election appointed for the special meeting. Broadridge Financial Services, Inc. will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Q:	Is MIC LLC paying for the cost of this proxy statement/prospectus?
A:	The cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement/prospectus and the proxy card will be borne by MIC LLC. In addition to the solicitation of proxies by mail, solicitation may be made by certain officers of MIC LLC by telephone, telecopier or other means. These officers will receive no additional compensation for such solicitation. MIC LLC will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial holders in accordance with the rules of the NYSE.

MIC LLC has engaged Okapi Partners LLC to assist in the solicitation of proxies for the special meeting and estimates it will pay Okapi Partners LLC a fee of approximately $22,000. MIC LLC has also agreed to reimburse Okapi Partners LLC for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Okapi Partners LLC against certain losses, costs and expenses.

Q:	What do I need to participate in the special meeting?
A:	You can participate in person by attending the special meeting on Friday, May 15, 2015 at 10:00 a.m. (Eastern Time), at 125 West 55th Street, 22nd Floor, New York, NY 10019. All shareholders must bring an acceptable form of government-issued identification, such as a driver’s license, in order to attend the special meeting in person. If you hold LLC interests in “street name” and would like to attend the special meeting, you will also need to bring an account statement or other acceptable evidence of ownership of LLC interests as of the close of business on March 25, 2015, the record date of the special meeting or a valid “legal proxy,” which you can obtain from your broker, bank or other financial institution through which you hold your LLC interests. If you are voting on behalf of another person, including a legal entity, in addition to the above, MIC LLC must also have received by 11:59 p.m. (Eastern Time) on May 14, 2015, a duly executed proxy from the shareholder of record or beneficial owner appointing you as proxy.
Q:	How do I vote my LLC interests?
A:	In addition to voting in person at the special meeting as described above, shareholders and beneficial owners who hold LLC interests in “street name” can vote by proxy in any of the following ways:
•	By Internet. The web address for Internet voting can be found on the enclosed proxy card or the Notice. Internet voting is available 24 hours a day.
•	By Telephone. The number for telephone voting can be found on the enclosed proxy card or the Notice. Telephone voting is available 24 hours a day.
•	By Mail. Complete, sign, date and return the proxy card supplied by your broker, bank or other financial institution through which you hold your LLC interests.

MIC LLC MUST RECEIVE YOUR PROXY BY NO LATER THAN 11:59 P.M. (EASTERN TIME) ON MAY 14, 2015. IF MIC LLC DOES NOT RECEIVE YOUR PROXY BY THAT TIME, YOUR PROXY WILL NOT BE VALID. IN SUCH CASE, UNLESS YOU ATTEND THE SPECIAL MEETING, YOUR VOTE WILL NOT BE REPRESENTED.

The Internet and telephone voting procedures are designed to authenticate your identities, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. MIC LLC has been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. When voting by Internet or telephone, you should understand that, while neither MIC LLC nor any third party proxy service providers charge fees for voting by Internet or telephone, there may nevertheless be costs, such as usage charges from Internet access providers and telephone companies, which must be borne by you.

Your proxy will be voted as you direct in your proxy. Proxies returned without voting directions, and without specifying a proxy to participate in the special meeting and vote on your behalf, will be voted in accordance with the recommendations of the board of directors. The board of directors recommends:

•	a vote FOR the approval of the plan of conversion, including the conversion, the certificate of incorporation and the bylaws contemplated thereby;
•	a vote FOR the approval of the authorization of 100,000,000 shares of preferred stock and the bracketed provisions in the certificate of incorporation; and
•	a vote FOR the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.

If any other matter properly comes before the special meeting, your proxy will be voted on that matter by the proxy holders, in their discretion.

Q:	How do I revoke my proxy?
A:	You may revoke or change your proxy before the special meeting by:
•	subsequently executing and mailing a new proxy card that is received on a later date and no later than the deadline specified on the proxy card;
•	subsequently submitting a new proxy by Internet or telephone that is received by the deadline specified on the proxy card;

•	giving written notice of revocation to the attention of Michael Kernan, General Counsel and Secretary, Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019, that is received no later than 11:59 p.m. (Eastern Time) on May 14, 2015; or
•	voting in person at the special meeting.

If you need an additional proxy card and are a shareholder of record, please contact:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, New York 10022
Bank and brokerage firms: (212) 297-0720
Shareholders and all others: (877) 869-0171 (toll free)
Email: info@okapipartners.com

Q:	How do I receive my documents as a shareholder if I share an address?
A:	If you are the beneficial owner, but not the shareholder of record, of LLC interests, the broker, bank or other financial institution through which you hold your LLC interests may only deliver one copy of this proxy statement/prospectus and enclosed proxy card to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. MIC LLC will deliver promptly, upon written or oral request, to a shareholder at a shared address to which a single copy of the documents was delivered a copy of this proxy statement/prospectus. A shareholder who wishes to receive a separate copy of this proxy statement/prospectus or enclosed proxy card, now or in the future, should submit this request by writing to Macquarie Infrastructure Company LLC, Attention: Investor Relations 125 West 55th Street, New York, New York 10019, or by calling (212) 231-1825. If you are a beneficial owner and would like to receive a separate copy of this proxy statement/prospectus or enclosed proxy card, please contact the broker, bank or other financial institution through which you hold your LLC interests. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future will also need to contact their broker, bank or other financial institution to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.
Q:	Why might I receive more than one proxy card? Should I vote on each proxy card I receive?
A:	First, you may have various accounts that are registered differently, perhaps in different names or with different social security or federal tax identification numbers. Second, you may also own LLC interests indirectly through your broker. Your broker will send you a proxy card or voting instructions form for these LLC interests. You should vote on each proxy card or voting instructions from which you receive and mail it to the address shown on the applicable proxy card or form.
Q:	Whom do I call if I have questions?
A:	You should call Okapi Partners LLC, MIC LLC’s proxy solicitor, toll-free at (877) 869-0171 with any questions about the conversion proposal or the preferred stock proposal, or to obtain additional copies of this proxy statement/prospectus or additional proxy cards.

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a shareholder. Accordingly, you are encouraged to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 64 of this proxy statement/prospectus.

The Company (Page 27)

Macquarie Infrastructure Company LLC
125 West 55th Street
New York, New York 10019
(212) 231-1000

MIC LLC is currently an LLC formed on April 13, 2004. MIC LLC completed its initial public offering in December 2004. MIC LLC is a non-operating holding company that owns, operates and invests in a diversified group of infrastructure businesses that provide basic services to businesses and individuals primarily in the United States.

LLC interests of MIC LLC trade on the NYSE under the symbol “MIC.”

Additional information about MIC LLC and its subsidiaries is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 64 of this proxy statement/prospectus.

The Conversion (Page 30)

The board of directors has approved a plan of conversion to convert MIC LLC from an LLC formed under the laws of the State of Delaware to a corporation formed under the laws of the State of Delaware. The plan of conversion is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. The board of directors encourages you to read the plan of conversion in its entirety because it is the legal document that governs the conversion.

Authorization of Preferred Stock (Page 35)

The board of directors has approved the authorization of 100,000,000 shares of preferred stock that may be issued from time to time, conditioned on the approval of MIC LLC’s shareholders of such authorization and the consummation of the conversion. The board of directors represents that, if the preferred stock proposal is approved, it will not, without prior shareholder approval, approve the issuance or use of any of the preferred stock for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan. The board of directors encourages you to read the certificate of incorporation, including the bracketed provisions therein, attached as Annex A-2 to this proxy statement/prospectus, because it is the legal document that will govern the authorization of preferred stock.

Adjournment of the Special Meeting to Solicit Additional Proxies (Page 37)

Shareholders of MIC LLC are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the conversion proposal and the preferred stock proposal. If the adjournment proposal is approved, the special meeting could be successively adjourned to any date. In accordance with the operating agreement, a vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the conversion proposal and the preferred stock proposal may be taken in the absence of a quorum.

Effects of the Conversion and the Authorization of Preferred Stock (Page 35)

At the effective time of the conversion, each outstanding LLC interest will be converted into one share of common stock. In connection with the conversion, the manager will be issued 100 shares of special stock in order to induce the manager to enter into the amended management services agreement. The sole purpose for the issuance of shares of special stock to the manager is to preserve the manager’s existing right to appoint one director who will serve as the chairman of the board of directors of MIC LLC pursuant to the terms of the operating agreement, which right would otherwise be lost upon consummation of the conversion. Following the conversion and the issuance of special stock, the manager’s right to elect one director will be the same as is currently in effect. MIC Corp. is not granting any additional rights to the manager through the special stock issuance. If the preferred stock proposal is consummated, the consent of the manager, as holder of shares of special stock, will be required for MIC Corp. to issue preferred stock.

Upon the approval of the preferred stock proposal and consummation of the conversion, the certificate of incorporation will authorize 100,000,000 shares of preferred stock, par value $0.001 per share, that may be issued from time to time.

Upon consummation of the conversion and acceptance of the certificate of incorporation by the Secretary of State of the State of Delaware following approval of the preferred stock proposal, MIC Corp. is expected to have outstanding 79,338,212 shares of common stock, 100 shares of special stock and no shares of preferred stock. For additional information on the conversion proposal, the preferred stock proposal and effects thereto, see the sections entitled “The Conversion Proposal,” “The Preferred Stock Proposal” and “Comparison of Rights of Shareholders Before and After the Conversion” beginning on pages 30, 35 and 44, respectively, of this proxy statement/prospectus.

Risk Factors (Page 21)

In evaluating the conversion proposal and the preferred stock proposal, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 21 of this proxy statement/prospectus.

Recommendation of the Board of Directors (Page 36)

The board of directors (1) has determined that the plan of conversion and the authorization of preferred stock are advisable and in the best interests of MIC LLC and its shareholders, (2) has unanimously approved the plan of conversion and the authorization of preferred stock and (3) recommends that the shareholders of MIC LLC approve (A) the plan of conversion and (B) the authorization of 100,000,000 shares of preferred stock that may be issued from time to time, and the bracketed provisions in the certificate of incorporation. The board of directors recommends that you vote FOR the conversion proposal, FOR the preferred stock proposal and FOR the adjournment proposal.

Shareholders Entitled to Vote; Vote Required for Approval (Page 23)

Record date:  Shareholders can vote at the special meeting if they owned LLC interests at the close of business on March 25, 2015. Only shareholders of record as of the close of business on the record date will be entitled to receive notice of and vote at the special meeting. A shareholder may cast one vote for each LLC interest owned on the record date.

Quorum required:  The shareholders of record participating in person or by proxy holding a majority of the LLC interests outstanding and entitled to vote thereon shall constitute a quorum at the special meeting. Holders of LLC interests as of the record date are the only shareholders entitled to vote at the special meeting. “Broker non-votes” occur when a broker, bank or other shareholder of record holding LLC interests for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes or a failure to submit a proxy or attend the meeting in person will not be counted as present at the special meeting for purposes of determining the presence of a quorum. Abstentions will be counted as present at the special meeting for purposes of determining the presence of a quorum.

Votes required:  Approval of the conversion proposal requires the affirmative vote of the holders of a majority of the LLC interests outstanding and entitled to vote thereon. Approval of the preferred stock proposal requires the affirmative vote of the holders of a majority of the LLC interests outstanding and entitled to vote thereon. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of LLC interests present in person or represented by proxy at the special meeting and entitled to vote thereon. A vote in favor of the conversion proposal is a vote to approve the plan of conversion, including the conversion, the certificate of incorporation and the bylaws contemplated thereby. For the conversion proposal, abstentions, a broker non-vote or a failure to submit the proxy or attend the special meeting in person will each have the same effect as a vote against the conversion proposal. For the preferred stock proposal, abstentions, a broker non-vote or a failure to submit the proxy or attend the special meeting in person will each have the same effect as a vote against the preferred stock proposal. For the adjournment proposal, abstentions will have the same effect as a vote against the adjournment proposal, while broker non-votes or a failure to submit the proxy or attend the special meeting in person will not have an effect on a vote to approve the adjournment proposal.

Your vote is very important.  You are encouraged to vote as soon as possible. If you do not indicate how your LLC interests should be voted, LLC interests represented by your properly completed proxy will be voted as the board of directors recommends and therefore will be voted FOR the conversion proposal, FOR the preferred stock proposal and FOR the adjournment proposal. However, if your LLC interests are held in “street name” and you do not instruct your broker, bank or other shareholder of record specific instructions on how to vote your LLC interests, your proxy will not be voted.

Conditions to Consummation of the Conversion (Page 32)

A number of conditions must be satisfied or waived before the proposed conversion can become effective. These conditions are:

•	obtaining approval of the holders of a majority of the LLC interests outstanding and entitled to vote thereon;
•	the registration statement, of which this proxy statement/prospectus is a part, having been declared effective by the SEC;
•	the common stock being admitted to trading on the NYSE, subject to official notice of issuance;
•	any waivers, consents or amendments needed under MIC LLC’s contracts, licenses and permits in connection with the conversion being obtained;
•	the board of directors not having revoked their recommendation that the shareholders vote in favor of the conversion proposal;
•	MIC LLC’s receipt of all other required regulatory approvals; and
•	the absence of any statute, order or injunction prohibiting the conversion.

The board of directors cannot assure you that the required conditions will be satisfied or waived or whether the conversion will occur as intended.

Tax Consequences of the Conversion (Page 34)

The conversion of MIC LLC from a Delaware limited liability company to a Delaware corporation will qualify as a tax-free transaction for U.S. federal income tax purposes.

Stock Ownership of MIC Directors and Executive Officers (Page 33)

As of the close of business on the record date, the directors and executive officers of MIC LLC collectively beneficially owned and were entitled to vote 5,345,236 shares of LLC interests, which represent, in the aggregate, approximately 6.9% of the LLC interests outstanding on that date.

Interests of Directors and Officers in the Conversion (Page 33)

No director or executive officer of MIC LLC has any interest, direct or indirect, in the conversion other than any interest arising from ownership of LLC interests.

Concurrently with the conversion, the manager will be issued 100 shares of special stock in order to induce the manager to enter into the amended management services agreement. The sole purpose for the issuance of shares of special stock to the manager is to preserve the manager’s existing right to appoint one director who will serve as the chairman of the board of directors of MIC LLC pursuant to the terms of the operating agreement, which right would otherwise be lost upon consummation of the conversion.

Following the conversion and the issuance of special stock, the manager’s right to elect one director will be the same as is currently in effect. MIC Corp. is not granting any additional rights to the manager through the special stock issuance. The manager has assigned, or seconded, to MIC LLC two of its employees to serve as chief executive officer and chief financial officer of MIC LLC and seconds or makes other personnel available as required. This practice will continue after the conversion.

No Appraisal Rights (Page 63)

The operating agreement does not entitle shareholders of MIC LLC to appraisal rights in connection with the conversion or authorization of preferred stock. Under Section 18-210 of the DLLCA, no appraisal rights are granted to shareholders of an LLC unless the operating agreement provides otherwise. The operating agreement does not provide for appraisal rights.

Comparison of Rights of Holders of LLC Interests and Holders of Common Stock (Page 44)

In connection with the effectiveness of the conversion, each outstanding LLC interest will automatically convert into one share of common stock of MIC Corp. and the manager will be issued 100 shares of special stock of MIC Corp. The rights of holders of LLC interests may differ from the rights of shareholders of common stock and special stock under the certificate of incorporation and the bylaws, as more fully described under the section entitled “Comparison of Rights of Shareholders Before and After the Conversion” beginning on page 44 of this proxy statement/prospectus.

Executive Offices

The principal executive office of MIC LLC is 125 West 55th Street, New York, New York 10019. The telephone number is (212) 231-1825, and the website address is www.macquarie.com. Information on MIC LLC’s website is provided for informational purposes only and is not incorporated by reference into this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MIC

The selected financial data includes the results of operations, cash flow and balance sheet data for the years ended, and as of, December 31, 2014, 2013, 2012, 2011, and 2010 for MIC LLC’s consolidated group, with the results of businesses acquired during those five years being included from the date of each acquisition. The selected financial data for each of the five years in the period ended December 31, 2014 have been derived from the consolidated financial statements of MIC LLC, which financial statements have been audited by KPMG LLP. The information below should be read in conjunction with the consolidated financial statements (and notes thereon) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 in MIC LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 18, 2015.

	Macquarie Infrastructure Company LLC
	Year Ended Dec 31, 2014	Year Ended Dec 31, 2013	Year Ended Dec 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010
	($ In Thousands, Except Share and Per Share Data)
Statement of operations data:
Revenue
Service revenue	$1,064,682	$770,360	$768,617	$731,033	$622,341
Product revenue	284,400	267,096	260,893	252,766	210,607
Financing and equipment lease income	1,836	3,563	4,536	4,992	7,843
Total revenue	1,350,918	1,041,019	1,034,046	988,791	840,791
Cost of revenue
Cost of services(1)	546,609	434,177	448,993	416,438	318,582
Cost of product sales	192,881	185,843	188,099	189,768	151,782
Gross profit	611,428	420,999	396,954	382,585	370,427
Selling, general and administrative expenses	265,254	210,060	213,372	202,486	201,787
Fees to manager – related party	168,182	85,367	89,227	15,475	10,051
Depreciation(2)	98,442	39,150	31,587	33,815	29,721
Amortization of intangibles(3)	42,695	34,651	34,601	42,107	34,898
Loss from customer contract termination	1,269	5,906	—	—	—
Loss (gain) on disposal of assets(4)	1,279	226	(1,358)	1,522	17,869
Total operating expenses	577,121	375,360	367,429	295,405	294,326
Operating income	34,307	45,639	29,525	87,180	76,101
Dividend income	1,344	—	—	—	—
Interest income	112	204	222	112	29
Interest expense(5)	(73,196)	(37,044)	(46,623)	(59,361)	(106,834)
Loss on extinguishment of debt	(90)	(2,472)	—	—	—
Equity in earnings and amortization charges of investee	26,391	39,115	32,327	22,763	31,301
Gain from acquisition/divestiture of businesses(6)	1,027,054	—	—	—	—
Other (expense) income, net	(1,013)	681	1,085	912	712
Net income from continuing operations before income taxes	1,014,909	46,123	16,536	51,606	1,309
Benefit (provision) for income taxes	24,374	(18,043)	(2,285)	(22,718)	8,697
Net income from continuing operations	$1,039,283	$28,080	$14,251	$28,888	$10,006
Net income from discontinued operations, net of taxes	—	—	—	—	81,323
Net income	$1,039,283	$28,080	$14,251	$28,888	$91,329

	Macquarie Infrastructure Company LLC
	Year Ended Dec 31, 2014	Year Ended Dec 31, 2013	Year Ended Dec 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010
	($ In Thousands, Except Share and Per Share Data)
Less: net (loss) income attributable to noncontrolling interests	(2,745)	(3,174)	930	1,545	659
Net income attributable to MIC LLC	$1,042,028	$31,254	$13,321	$27,343	$90,670
Basic income per share from continuing operations attributable to MIC LLC	$16.54	$0.61	$0.29	$0.59	$0.21
Basic income per share from discontinued operations attributable to MIC LLC	—	—	—	—	1.78
Basic income per share attributable to MIC LLC	$16.54	$0.61	$0.29	$0.59	$1.99
Weighted average number of shares outstanding: basic	62,990,312	51,381,003	46,635,049	45,995,207	45,549,803
Diluted income per share from continuing operations attributable to MIC LLC	$16.10	$0.61	$0.29	$0.59	$0.21
Diluted income per share from discontinued operations attributable to MIC LLC	—	—	—	—	1.78
Diluted income per share attributable to MIC LLC	$16.10	$0.61	$0.29	$0.59	$1.99
Weighted average number of shares outstanding: diluted(7)	64,925,565	51,396,146	46,655,289	46,021,015	45,631,610
Cash dividends declared per share	$3.8875	$3.35	$2.20	$0.80	$—

	Macquarie Infrastructure Company LLC
	Year Ended Dec 31, 2014	Year Ended Dec 31, 2013	Year Ended Dec 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010
	($ In Thousands)
Statement of cash flows data:
Cash flow from continuing operations
Cash provided by operating activities	$251,615	$155,117	$217,911	$91,042	$98,555
Cash (used in) provided by investing activities	(1,068,806)	(139,636)	2,477	(39,682)	(24,774)
Cash provided by (used in) financing activities	632,422	76,516	(101,798)	(53,137)	(76,528)
Effect of exchange rate changes on cash and cash equivalents	(590)	—	—	—	—
Net (decrease) increase in cash and cash equivalents	$(185,359)	$91,997	$118,590	$(1,777)	$(2,747)
Cash flow from discontinued operations
Cash used in operating activities	$—	$—	$—	$—	$(12,703)
Cash provided by investing activities	—	—	—	—	134,356
Cash used in financing activities	—	—	—	—	(124,183)
Cash used in discontinued operations(8)	$—	$—	$—	$—	$(2,530)
Change in cash of discontinued operations held for sale(8)	$—	$—	$—	$—	$2,385

(1)	Includes depreciation expense of $4.4 million, $6.7 million, $6.7 million, $6.6 million and $6.6 million for the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively, relating to the district energy business, a component of CP&E segment prior to the Company’s divestiture of the business on August 21, 2014.
(2)	Includes non-cash impairment charges of $1.4 million recorded during the second quarter of 2011 at Atlantic Aviation.

(3)	Includes non-cash impairment charges of $7.3 million for contractual arrangements recorded during the second quarter of 2011 at Atlantic Aviation.
(4)	Loss on disposal of assets includes $1.3 million, $226,000, $1.5 million and $17.9 million for FBOs disposed of at Atlantic Aviation during the years ended December 31, 2014, 2013, 2011 and 2010, respectively. Gain on disposal of assets includes $1.4 million for FBOs disposed at Atlantic Aviation during the year ended December 31, 2012.
(5)	Interest expense includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees. Interest rate swap breakage fees at Hawaii Gas were $8.7 million for the year ended December 31, 2012. Interest rate swap breakage fees at Atlantic Aviation were $595,000, $2.3 million and $5.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.
(6)	Gain from acquisition/divestiture of businesses represents the gain of $948.1 million from IMTT Acquisition from the remeasuring to fair value of the Company’s previous 50% ownership interest and the gain of $78.9 million from the sale of the Company’s interest in the district energy business.
(7)	Diluted weighted average number of shares outstanding for 2014 assumes that the convertible senior notes issued in July of 2014 were fully converted into shares on the date they were issued.
(8)	The cash used in discontinued operations is different than the change in cash of discontinued operations held for sale due to intercompany transactions that are eliminated on consolidation.

	Macquarie Infrastructure Company LLC
	Dec 31, 2014	Dec 31, 2013	Dec 31, 2012	Dec 31, 2011	Dec 31, 2010
	($ In Thousands)
Balance sheet data:
Total current assets	$256,890	$406,550	$253,910	$143,313	$125,427
Property, equipment, land and leasehold improvements, net(1)	3,362,585	854,169	708,031	561,022	563,451
Intangible assets, net(2)	959,634	592,850	626,902	662,135	705,862
Goodwill	1,996,259	514,494	514,640	516,175	514,253
Total assets	$6,625,188	$2,500,865	$2,223,694	$2,168,633	$2,196,742
Total current liabilities	$224,332	$271,452	$245,330	$148,902	$171,286
Deferred income taxes	904,108	189,719	169,392	177,262	156,328
Long-term debt, net of current portion	2,364,866	831,027	1,052,584	1,086,053	1,089,559
Total liabilities	3,655,020	1,347,597	1,526,129	1,474,773	1,510,047
Members’ equity	$2,787,163	$1,042,228	$655,028	$703,682	$691,149

(1)	Includes non-cash impairment charges of $1.4 million recorded during the second quarter of 2011 at Atlantic Aviation.
(2)	Includes non-cash impairment charges of $7.3 million for contractual arrangements recorded during the second quarter of 2011 at Atlantic Aviation.

PRICE RANGE OF LLC INTERESTS

The LLC interests are listed for trading on the NYSE under the trading symbol “MIC.” The following table presents the high and low sales prices and dividends declared per LLC interest during the periods indicated (as reported on the NYSE):

	LLC Interest
Calendar Period	High	Low	Dividends Declared
2015
Second Quarter (through April 16, 2015)	$85.49	$80.63	$—
First Quarter	$83.65	$67.55	$1.02
2014
Fourth Quarter	$72.90	$62.58	$0.98
Third Quarter	$73.47	$61.03	$0.95
Second Quarter	$62.42	$54.55	$0.93754
First Quarter	$59.05	$51.52	$0.9125
2013
Fourth Quarter	$57.16	$52.50	$0.875
Third Quarter	$58.88	$52.01	$0.875
Second Quarter	$59.90	$50.01	$0.6875
First Quarter	$54.33	$45.66	$(1)

(1)	Dividend for the fourth quarter of 2012 was paid in the fourth quarter of 2012 (accelerated).

As of April 16, 2015, the last trading price of the LLC interests as reported on the NYSE was $84.04.

The book value per LLC interest was $4.72 as of December 31, 2014 using the weighted average of LLC interests outstanding for the year ended December 31, 2014. Net income (loss) per share for the fiscal year ended December 31, 2014 was $16.54.

Shareholders are urged to obtain current market quotations for the LLC interests and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 64 of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

MIC LLC has included or incorporated by reference into this proxy statement/prospectus, and from time to time may make in its public filings, press releases or other public statements, certain statements that may constitute forward-looking statements. These include without limitation those under “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7, and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in MIC LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 18, 2015. In addition, MIC LLC’s management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only MIC LLC’s management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond MIC LLC’s control. MIC LLC may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, MIC LLC is identifying important factors that, individually or in the aggregate, could cause actual results to differ materially from those contained in any forward-looking statements made by MIC LLC. Any such forward-looking statements are qualified by reference to the following cautionary statements. Forward-looking statements in this report are subject to a number of risks and uncertainties, some of which are beyond MIC LLC’s control, including, among other things:

•	changes in general economic, business or demographic conditions or trends in the United States or changes in the political environment, level of travel or construction or transportation costs, including changes in interest rates and price levels;
•	the ability to service, comply with the terms of and refinance at maturity the substantial indebtedness;
•	disruptions or other extraordinary or force majeure events and the ability to insure against losses resulting from such events or disruptions;
•	the regulatory environment, including U.S. energy policy, and the ability to estimate compliance costs, comply with any changes thereto, rates implemented by regulators, and the relationships and rights under and contracts with governmental agencies and authorities;
•	sudden or extreme volatility in commodity prices;
•	changes in U.S. domestic demand for chemical, petroleum and vegetable and animal oil products, the relative availability of tank storage capacity and the extent to which such products are imported or exported;
•	changes in patterns of commercial or general aviation air travel, including variations in customer demand;
•	technological innovations leading to a change in energy, production, distribution and consumption patterns;
•	fluctuations in fuel costs, or the costs of supplies upon which the gas processing and distribution business is dependent, and the ability to recover increases in these costs from customers;
•	the ability to make alternate arrangements to account for any disruptions or shutdowns that may affect suppliers’ facilities or the operation of the barges upon which the gas processing and distribution business is dependent;
•	the ability to make, finance and integrate acquisitions and the quality of financial information and systems of acquired entities;
•	the ability to implement operating and internal growth strategies;
•	the competitive environment for attractive acquisition opportunities;

•	environmental risks, including the impact of climate change and weather conditions;
•	the impact of weather events including potentially hurricanes, tornadoes and/or seasonal extremes;
•	changes in electricity or other energy costs, including natural gas pricing;
•	unplanned outage and/or failures of technical and mechanical systems;
•	payment of performance fees to the manager, if any, that could reduce distributable cash if paid in cash or could dilute existing shareholders if satisfied with the issuance of shares;
•	changes in the current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law and the qualification of income and gains for such treatment;
•	work interruptions or other labor stoppages;
•	the inability of principal off-takers in the contracted power businesses to take and/or pay for the energy supplied;
•	the manager’s affiliation with the Macquarie Group or equity market sentiment, which may affect the market price of the LLC interests;
•	the limited ability to remove the manager for underperformance and the manager’s right to resign;
•	unanticipated or unusual behavior of municipalities and states brought about by financial distress;
•	the extent to which federal spending cuts, including potentially those resulting from sequestration, reduce the U.S. military presence on Hawaii or flight activity at airports on which Atlantic Aviation operates; and
•	any event or occurrence that may limit the ability to pay or increase a dividend.

MIC LLC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause the actual results to differ appears under the section entitled “Risk Factors” beginning on page 21 of this proxy statement/prospectus. It is not possible to predict or identify all risk factors and you should not consider that description to be a complete discussion of all potential risks or uncertainties that could cause the actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this proxy statement/prospectus may not occur. These forward-looking statements are made as of the date of this proxy statement/prospectus. MIC LLC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should, however, consult further disclosures MIC LLC may make in future filings with the SEC.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 19 of this proxy statement/prospectus, shareholders should carefully consider the following risk factors in determining whether to vote for the approval of the conversion proposal and the preferred stock proposal. Certain other risk factors include, without limitation, those under “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7, and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in MIC LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 18, 2015 and is incorporated by reference into this proxy statement/prospectus.

If the conversion is consummated, the benefits expected to be obtained from the conversion may not be achieved.

Even if the conversion proposal is approved by the shareholders and the conversion is consummated, the benefits expected to be obtained from the conversion may not be achieved. For example, the conversion may not result in MIC Corp.’s inclusion in certain stock market indices, such as the S&P indices and the Russell indices. Inclusion in such indices may not result in an increased demand for MIC Corp.’s securities and MIC Corp. may not have greater access to capital. The conversion also may not increase MIC Corp.’s ability to retain its current directors or attract and retain new directors.

The conversion may not be consummated on a timely basis or at all. Failure to consummate the conversion could negatively impact the market price of the LLC interests and MIC LLC’s future business and financial results.

The board of directors cannot assure you that the plan of conversion will be approved by the shareholders or that the other conditions to the consummation of the conversion will be satisfied or waived. If the conversion is not consummated, MIC LLC will not receive any of the expected benefits of the conversion and will be subject to risks and/or liabilities, including the following:

•	failure to consummate the conversion might be followed by a decline in the market price of the LLC interests;
•	certain costs relating to the conversion (such as legal and accounting fees) will be payable by MIC LLC regardless of whether the conversion is consummated; and
•	the proposed conversion may disrupt MIC LLC’s business and distract its management and employees from day-to-day operations, because work related to the conversion requires substantial time and resources, which could otherwise have been devoted to other business opportunities for the benefit of MIC LLC.

The rights of holders of LLC interests who become holders of common stock upon the effective time of the conversion will be governed by the certificate of incorporation and bylaws, and certain rights of holders of common stock may be less favorable than those rights granted to holders of LLC interests pursuant to the operating agreement.

Holders of LLC interests who receive common stock in the conversion will become subject to the DGCL, and will be governed by the certificate of incorporation and bylaws, rather than the operating agreement. As a result, there will be differences between the current rights of the holders of LLC interests under the operating agreement, as compared to the rights they will have as holders of common stock under the certificate of incorporation and the bylaws, and certain rights of holders of common stock may be less favorable than those rights granted to holders of LLC interests. For example, the bylaws state that the Court of Chancery of the State of Delaware will be the sole and exclusive forum to bring derivative claims, fiduciary claims and internal affairs actions. For more information describing the differences between the rights of holders of LLC interests and the rights of holders of common stock under the certificate of incorporation and the bylaws, see the section entitled “Comparison of Rights of Shareholders Before and After the Conversion” beginning on page 44 of this proxy statement/prospectus.

If the preferred stock proposal is consummated, preferred stock could be issued with rights, preferences and privileges that may be superior to the common stock, and could have other negative consequences to holders of common stock.

Shares of preferred stock could be issued in a financing in which investors purchase preferred stock with rights, preferences, and privileges that may be superior to those of the common stock. MIC Corp. could also use the authorized preferred stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although MIC Corp. has no immediate plans to do so. There are no assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance shareholder value, or that they will not adversely affect MIC Corp.’s business or the trading price of the common stock. Any shares of preferred stock could be issued with rights, preferences and privileges that may be superior to those of the common stock. In addition, preferred stock could be issued for capital raising, financing and acquisition needs or opportunities that have the effect of making an acquisition of MIC Corp. more difficult or costly, as could also be the case if the board of directors were to issue additional common stock. For a more detailed description of the preferred stock proposal, see the section entitled “The Preferred Stock Proposal” beginning on page 35 of this proxy statement/prospectus.

INFORMATION ABOUT THE SPECIAL MEETING

Date, Time, Place and Purposes of the Special Meeting

The special meeting will be held on Friday, May 15, 2015, at 10:00 a.m. (Eastern Time), at 125 West 55th Street, 22nd Floor, New York, NY 10019 for the following purposes:

1.	to approve the plan of conversion, including the conversion, the certificate of incorporation and the bylaws contemplated thereby, a copy of which is attached as Annex A to this proxy statement/prospectus;
2.	to approve the authorization of 100,000,000 shares of preferred stock and the bracketed provisions in the certificate of incorporation; and
3.	to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.

The board of directors recommends that shareholders vote FOR the conversion proposal, FOR the preferred stock proposal and FOR the adjournment proposal.

For these recommendations, see the sections entitled “The Conversion Proposal — Recommendation of the Board of Directors,” “The Preferred Stock Proposal” and “Adjournment of the Special Meeting to Solicit Additional Proxies” beginning on pages 32, 35 and 37, respectively, of this proxy statement/prospectus.

Who Can Vote at the Special Meeting

Shareholders can vote at the special meeting if they owned LLC interests at the close of business on March 25, 2015, the record date. Only shareholders of record as of the close of business on the record date will be entitled to receive notice of and vote at the special meeting. All shareholders of record who owned LLC interests at the close of business on the record date are being asked to vote on the conversion proposal, the preferred stock proposal and the adjournment proposal. You are being asked (i) to approve the plan of conversion, including the conversion, the certificate of incorporation and the bylaws contemplated thereby, providing for a conversion of MIC LLC from a Delaware limited liability company to MIC Corp., a Delaware corporation, (ii) to approve the authorization of 100,000,000 shares of preferred stock, par value $0.001 per share, that may be issued from time to time, conditioned on the approval of such authorization and the consummation of the conversion, and (iii) to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals. A shareholder of record may cast one vote for each LLC interest owned on the record date.

Required Vote for the Conversion Proposal

Approval of the conversion proposal and the preferred stock proposal requires the affirmative vote of the holders of a majority of the LLC interests outstanding and entitled to vote thereon. A vote in favor of the conversion proposal is a vote to approve the plan of conversion, including the conversion, the certificate of incorporation and the bylaws contemplated thereby. If the conversion proposal fails to obtain the requisite vote for approval, the conversion will not be consummated and MIC LLC will continue as a Delaware limited liability company. The consummation of the conversion is not conditioned on shareholder approval of the preferred stock proposal.

Required Vote for the Preferred Stock Proposal

Approval of the preferred stock proposal requires the affirmative vote of the holders of a majority of the LLC interests outstanding and entitled to vote thereon. A vote in favor of the preferred stock proposal is a vote to approve the authorization of 100,000,000 shares of preferred stock and the bracketed provisions in the certificate of incorporation. The consummation of the preferred stock proposal is conditioned on the consummation of the conversion and shareholder approval of the preferred stock proposal.

Required Vote for the Adjournment Proposal

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of the LLC interests present in person or represented by proxy at the special meeting and entitled to vote thereon. A vote in favor of the adjournment proposal is a vote to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the conversion proposal and the preferred stock proposal. Only shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting and at any subsequent adjournments or postponements.

Quorum

Under the operating agreement, the shareholders participating in person or by proxy holding a majority of the LLC interests outstanding and entitled to vote thereon shall constitute a quorum at a meeting of shareholders of MIC LLC. Holders of LLC interests as of the record date are the only shareholders entitled to vote at the special meeting.

“Broker non-votes” occur when a broker, bank or other shareholder of record holding LLC interests for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes or a failure to submit a proxy or attend the meeting in person will not be counted as present at the special meeting for purposes of determining the presence of a quorum. Abstentions will be counted as present at the special meeting for purposes of determining the presence of a quorum.

Adjournments

If a quorum is not present in person or represented by proxy at the special meeting, the special meeting may be adjourned by the affirmative vote of the holders of a majority of the voting power of the shares of LLC interests present in person or represented by proxy at the special meeting and entitled to vote thereon. In addition, if the adjournment proposal is approved, adjournments of the special meeting may be made for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the conversion proposal and the preferred stock proposal. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. For more information on the adjournment proposal, see the section entitled “Adjournment of the Special Meeting to Solicit Additional Proxies” beginning on page 37 of this proxy statement/prospectus.

Manner of Voting

Shareholders of record may vote in person at the special meeting or by proxy. The board of directors recommends that shareholders of record vote by proxy even if they plan to attend the special meeting. Shareholders of record can always revoke their proxy and change their votes at the special meeting.

Shareholders of record can vote by proxy in any of the following ways:

•	By Internet. The web address for Internet voting can be found on the enclosed proxy card or the Notice. Internet voting is available 24 hours a day.
•	By Telephone. The number for telephone voting can be found on the enclosed proxy card or the Notice. Telephone voting is available 24 hours a day.
•	By Mail. Complete, sign, date and return the proxy card supplied by your broker, bank or other financial institution through which you hold your LLC interests.

For additional information on how to vote your proxy, see the section entitled “Questions and Answers — How do I vote my LLC interests?” beginning on page 8 of this proxy statement/prospectus.

Proxy Voting by Shareholders of Record

Voting instructions are attached to your proxy card. If you properly submit your proxy to MIC LLC in time to vote, one of the individuals named as your proxy will vote your LLC interests at the special meeting as you have directed. You may vote for or against any or all of the proposals submitted at the special meeting or abstain from voting.

If you are a shareholder of record, please vote your proxy by mail as provided below. Your submission of proxy authorizes the individuals named on the enclosed proxy card, and each of them, with full power of substitution and re-substitution, to vote all LLC interests that you are entitled to vote at the special meeting.

To submit your proxy by mail, there are three steps:

1.	Vote on each of the matters as follows:
•	The conversion proposal. Check the box “FOR” or “AGAINST” or “ABSTAIN” (to not cast a vote);
•	The preferred stock proposal. Check the box “FOR” or “AGAINST” or “ABSTAIN” (to not cast a vote);
•	The adjournment proposal. Check the box “FOR” or “AGAINST” or “ABSTAIN” (to not cast a vote); and
2.	Sign and date your proxy card. If you do not sign and date your proxy card and do not submit a proxy by Internet or telephone, your votes cannot be counted.
3.	Mail your proxy card in the pre-addressed, postage-paid envelope.

Please check the box on your proxy card if you plan to attend the special meeting.

Only the latest dated proxy received from you will be voted at the special meeting.

Voting of LLC Interests Held in “Street Name”

LLC interests that are not held in your own name but rather by your broker, bank or another nominee, are referred to as being held in “street name” by your nominee in this proxy statement/prospectus.

If your LLC interests are held in street name and you wish to attend the special meeting and personally vote your LLC interests held in street name, you must obtain a legally sufficient proxy from your nominee authorizing you to vote your LLC interests held in street name. If your LLC interests are held in a brokerage account, you will receive a full meeting package, including a voting instructions form to vote your LLC interests. If you do not receive a request for voting instructions from your nominee in advance of the special meeting, MIC LLC recommends that you directly contact your nominee to determine how to cause your LLC interests to be voted as you wish. Your brokerage firm may permit you to provide voting instructions by Internet or by telephone.

Under the rules of the NYSE, MIC LLC anticipates that the conversion proposal, the preferred stock proposal and the adjournment proposal in this proxy statement/prospectus will be “non-discretionary” items for which specific voting instructions from beneficial owners is required. As a result, brokers and other nominees subject to the rules of NYSE will not be allowed to vote with respect to any proposal on behalf of a beneficial owner if the beneficial owner does not provide specific voting instructions on that proposal. Your LLC interests held in street name will not be counted for purposes of determining whether a quorum is present at the special meeting. MIC LLC urges you to respond to your brokerage firm so that your vote will be cast in accordance with your instructions.

How Proxies Will Be Voted

All LLC interests entitled to vote and represented by properly completed proxies received prior to the special meeting (unless properly revoked) will be voted at the special meeting as instructed on the proxies.

If shareholders of record who submit a properly completed proxy do not indicate how their LLC interests should be voted on a matter, the LLC interests represented by their proxy will be voted (unless properly withdrawn) as the board of directors recommends and therefore will be voted:

•	FOR the conversion proposal;
•	FOR the preferred stock proposal; and
•	FOR the adjournment proposal.

However, if your LLC interests are held in “street name” and you do not instruct your broker or other nominee on how to vote your LLC interests, your proxy will not be voted.

Revoking a Proxy

You may revoke or change your proxy before the special meeting by:

•	subsequently executing and mailing a new proxy card that is received on a later date and no later than the deadline specified on the proxy card;
•	subsequently submitting a new proxy by Internet or telephone that is received by the deadline specified on the proxy card;
•	giving written notice of revocation to the attention of Michael Kernan, General Counsel and Secretary, Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019, that is received no later than 11:59 p.m. (Eastern Time) on May 14, 2015; or
•	voting in person at the special meeting.

Your attendance at the special meeting in person without voting will not automatically revoke your proxy. If you revoke your proxy during the special meeting, this will not affect any vote previously taken. If you need an additional proxy card and are a shareholder of record, contact:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, New York 10022
Bank and brokerage firms: (212) 297-0720
Shareholders and all others: (877) 869-0171 (toll free)
Email: info@okapipartners.com

Tabulation of Votes

All votes will be tabulated by Broadridge Financial Services, Inc., the proxy tabulator and inspector of election appointed for the special meeting. Broadridge Financial Services, Inc. will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies and Expenses

The cost of solicitation of proxies, including the preparation, printing and mailing of this proxy statement/prospectus will be borne by MIC LLC. In addition to the solicitation of proxies by mail, solicitation may be made by certain officers of MIC LLC by telephone, telecopier, or other means. These officers will receive no additional compensation for such solicitation. MIC LLC will reimburse banks, brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial holders in accordance with the rules of NYSE.

MIC LLC has engaged Okapi Partners LLC to assist in the solicitation of proxies for the meeting and estimate that MIC LLC will pay Okapi Partners LLC a fee of approximately $22,000. MIC LLC has also agreed to reimburse Okapi Partners LLC for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Okapi Partners LLC against certain losses, costs and expenses.

Questions About Voting or the Special Meeting

If you have any questions or need further assistance in voting your units, please call the proxy solicitor, Okapi Partners LLC, at (877) 869-0171 (toll-free).

THE COMPANY

Macquarie Infrastructure Company LLC
125 West 55th Street
New York, New York 10019
(212) 231-1000

MIC LLC is currently an LLC formed on April 13, 2004. MIC LLC completed its initial public offering in December 2004. MIC LLC is a non-operating holding company that owns, operates and invests in a diversified group of infrastructure businesses that provide basic services to businesses and individuals primarily in the United States.

The LLC interests of MIC LLC trade on the NYSE under the symbol “MIC.”

Additional information about MIC LLC and its subsidiaries is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 64 of this proxy statement/prospectus.

BACKGROUND OF THE CONVERSION AND AUTHORIZATION OF PREFERRED STOCK

MIC LLC was originally formed as a trust in 2004 and completed its initial public offering in December 2004. In 2007, the trust was dissolved and all shares of the trust were exchanged for shares of its immediate subsidiary, an LLC. Effective January 1, 2007, MIC LLC elected to be taxed as a corporation. MIC LLC has effectively operated substantially in the same manner as a corporation, with customary corporate governance procedures.

In September 2014, MIC LLC’s management began to consider converting to a corporation, in light of MIC LLC’s growth over the prior two years. Management believes that MIC Corp. can benefit from the opportunity to be included in certain stock indices. LLCs are not eligible for inclusion in such indices. Management also believes that an increased number of institutional and other investors might consider investing in MIC LLC if it were a corporation.

In October and December 2014, the board of directors discussed the proposed conversion, and the potential provisions to be included in a certificate of incorporation and bylaws, with management. In February 2015, the board of directors again considered the proposed conversion. The board of directors determined to generally maintain the corporate governance provisions currently in effect pursuant to the operating agreement. The board believed, however, that inclusion of a forum selection provision was advisable. This provision requires that certain actions including, among others, derivative actions, breach of fiduciary duty claims, and actions arising pursuant to the DGCL, the certificate of incorporation or the bylaws, be brought in the Court of Chancery of the State of Delaware. The board of directors (1) determined that the plan of conversion and the authorization of preferred stock are advisable and in the best interests of MIC LLC and its shareholders, (2) unanimously approved the plan of conversion and the authorization of preferred stock and (3) recommended that the shareholders of MIC LLC approve (A) the plan of conversion and (B) the authorization of 100,000,000 shares of preferred stock that may be issued from time to time, and the bracketed provisions in the certificate of incorporation.

During the course of its deliberations, the board of directors considered the following factors as generally supporting its decision:

•	The DGCL is generally acknowledged to be the most advanced corporate law in the United States, is responsive to the changing needs of businesses, and has a well-established body of corporate case law.
•	As a corporation, MIC Corp. would be eligible for potential inclusion in certain stock indices, which could increase demand for MIC Corp.’s securities. In addition, institutional and other investors might find it easier to invest in a corporation than an LLC, due to restrictions on the ability of certain investors to invest in LLCs, as well as the perceived ease of understanding by investors generally of the Delaware corporate form.
•	Incorporation may enhance MIC Corp.’s ability to attract and retain directors, because many director candidates are familiar and comfortable with Delaware corporate law.
•	The forum selection provision will promote litigation efficiency by preventing similar claims from being filed in multiple jurisdictions.
•	The preferred stock proposal will provide MIC Corp. with increased flexibility to meet future capital requirements in a timely manner.

In addition, the board of directors considered the following potential risks, but concluded that the anticipated benefits from the proposals were likely to outweigh these risks:

•	MIC LLC will incur direct costs as a result of the conversion, even if the conversion does not occur.
•	The conversion could divert the attention of MIC LLC’s management from day-to-day operations.
•	There could be confusion in the market regarding the conversion, which could cause the price of the LLC interests to decline.
•	If the preferred stock proposal is consummated, preferred stock could be issued with rights, preferences and privileges that may be superior to the common stock, and could have other negative consequences to holders of common stock.
•	Other matters described in the section entitled “Risk Factors” beginning on page 21 of this proxy statement/prospectus.

In view of the variety of factors considered, the board of directors did not quantify or assign relative weight to the factors considered in reaching its conclusions. Rather, the board of directors views its recommendations as being based on the totality of the information considered by it.

THE CONVERSION PROPOSAL

General

The board of directors has unanimously approved and recommends that the shareholders approve the plan of conversion, including adoption of the certificate of conversion, the certificate of incorporation and the bylaws under the laws of the State of Delaware, each to become effective concurrently with the effectiveness of the conversion. The consummation of the conversion is not conditioned on shareholder approval of the preferred stock proposal. The following discussion summarizes certain aspects of the conversion from a Delaware limited liability company to a Delaware corporation, which MIC LLC anticipates will be effective on or about May 21, 2015. This summary does not purport to be complete and is qualified in its entirety by reference to the plan of conversion, the certificate of conversion, the certificate of incorporation and the bylaws, each in substantially the form attached as Annex A, Annex A-1, Annex A-2 and Annex A-3, respectively, to this proxy statement/prospectus. The board of directors recommends that the shareholders vote FOR the conversion proposal.

Structure of the Conversion

Subject to the conditions to the conversion described herein, MIC LLC will convert from an LLC formed under the laws of the State of Delaware to a corporation formed under the laws of the State of Delaware. Upon the effectiveness of the conversion, the converted entity’s name will change to Macquarie Infrastructure Corporation.

To convert to a Delaware corporation, MIC LLC will file a certificate of conversion and a certificate of incorporation with the Secretary of State of the State of Delaware. At the effective time of the conversion, each outstanding LLC interest will be converted into one share of common stock of MIC Corp. Concurrently with the conversion, the manager will be issued 100 shares of special stock in order to induce the manager to enter into the amended management services agreement. The sole purpose for the issuance of shares of special stock to the manager is to preserve the manager’s existing right to appoint one director who will serve as the chairman of the board of directors of MIC LLC pursuant to the terms of the operating agreement, which right would otherwise be lost upon consummation of the conversion. Following the conversion and the issuance of special stock, the manager’s right to elect one director will be the same as is currently in effect. MIC Corp. is not granting any additional rights to the manager through the special stock issuance. If the preferred stock proposal is consummated, the consent of the manager, as holder of shares of special stock, will be required for MIC Corp. to issue preferred stock.

Upon consummation of the conversion, MIC Corp. is expected to have outstanding 79,338,212 shares of common stock, 100 shares of special stock and no shares of preferred stock (subject to shareholder approval of the preferred stock proposal). Upon consummation of the conversion, pursuant to the certificate of incorporation, the authorized capital stock of MIC Corp. will consist of 500,000,000 shares of common stock, par value $0.001 per share, 100 shares of special stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share, that may be issued from time to time (subject to shareholder approval of the preferred stock proposal).

Effective Time of the Conversion

Consummation of the conversion is expected to occur, subject to the satisfaction or waiver of certain closing conditions, as soon as practicable following approval of the plan of conversion by the shareholders of MIC LLC at the special meeting. The conversion will become effective, assuming satisfaction or waiver of all other closing conditions, immediately when the certificate of conversion and the certificate of incorporation is accepted for filing by the Secretary of State of the State of Delaware (or such later time as set forth in the certificate of conversion), which is referred to as the effective time of the conversion in this proxy statement/prospectus.

No Change in Business, Jobs, Physical Location, Etc.

The business of MIC Corp. will be the same as the business of MIC LLC and is not expected to result in any change in headquarters, business, jobs, management, location of any of the offices, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the conversion). The conversion is not expected to result in a change in MIC LLC’s current trading status on the NYSE and MIC Corp.'s common stock will continue to trade on the NYSE under the ticker symbol “MIC” upon the effective time of the conversion. The management, including all directors and officers, will remain the same in connection with the conversion and will assume identical positions with MIC Corp., except that the position of an alternate chairman provided for under the operating agreement will no longer exist at MIC Corp. The conversion will effect certain changes of a legal nature, the most significant of which are described below in the section entitled “Comparison of Rights of Shareholders Before and After the Conversion” beginning on page 44 of this proxy statement/prospectus.

Conversion of LLC Interests; Conversion Procedures

Conversion of LLC Interests

The plan of conversion provides that, at the effective time of the conversion, by virtue of the conversion and without further action on the part of MIC LLC, MIC Corp. or the shareholders of MIC LLC, each outstanding LLC interest will be converted into one share of common stock. Concurrently with the conversion, the manager will be issued 100 shares of special stock in order to induce the manager to enter into the amended management services agreement.

At the effective time of the conversion, the certificate of formation and operating agreement of MIC LLC will be terminated, and the certificate of incorporation and the bylaws will be in effect. For a description of the terms of the certificate of incorporation and the bylaws, and the rights of the shareholders of common stock and special stock thereunder, see the sections entitled “Description of MIC Capital Stock” and “Comparison of Rights of Shareholders Before and After the Conversion” beginning on pages 38 and 44, respectively, of this proxy statement/prospectus and the certificate of incorporation and bylaws attached as Annex A-2 and Annex A-3, respectively, to this proxy statement/prospectus.

Conversion Procedures

All shares of common stock issued in connection with the conversion will be uncertificated. MIC Corp. will register, or cause to be registered in book-entry form, the shares of common stock into which each LLC interest is converted as a result of the conversion.

As soon as reasonably practicable after the effective time of the conversion, MIC Corp. will send a letter of transmittal to each person who was a record owner of the LLC interests at the effective time of the conversion and holds a certificate. This mailing will contain instructions on how to surrender any certificates formerly representing LLC interests in order for the shares of common stock received in the conversion to be registered in book-entry form.

Until each certificate of the LLC interests is surrendered, such certificate or book-entry unit will be deemed at any time after the effective time of the conversion to represent shares of common stock.

Lost LLC Interest Certificates

If a certificate formerly representing LLC interests has been lost, stolen or destroyed, MIC Corp. will register in book-entry form the shares of common stock issued in connection with the conversion upon receipt of an affidavit as to that loss, theft or destruction, and, if required by MIC Corp., the posting of a bond in such reasonable amount as MIC Corp. will direct as indemnity, with such assurances as MIC Corp. may reasonably require.

Dividends with Respect to Unexchanged LLC Interests

Dividends, if any, that are made to holders of LLC interests prior to the effective time of the conversion will be paid to such holders regardless of whether such payment is made before or after the effective time of the conversion and regardless of whether such holder transmitted its LLC interest certificate for book-entry registration of its shares of common stock.

Effect of the Conversion on Employee Benefit Plans, Stock Purchase Plans and Other Similar Plans

To the extent that any employee benefit plan, direct stock purchase and/or dividend reinvestment program or other similar plan of MIC LLC provides for the issuance of LLC interests, upon the effective time of the conversion, such plan will be deemed to provide for the issuance of shares of common stock of MIC Corp. A number of shares of common stock will be reserved for issuance under such plans or programs equal to the number of LLC interests so reserved immediately prior to the effective time of the conversion.

2.875% Convertible Senior Notes Due 2019 of MIC LLC

Under the terms of MIC LLC’s indenture, which is referred to as the indenture in this proxy statement/prospectus, governing its 2.875% Convertible Senior Notes due 2019, which is referred to as the convertible notes in this proxy statement/prospectus, consummation of the conversion will constitute a “Make-Whole Fundamental Change” (as defined in the indenture). Therefore, if a holder of the convertible notes converts its convertible notes during a specified period of approximately 20 business days following the consummation of the conversion, such holder will be entitled to an increased conversion rate based upon the market price of the common stock and the date of the conversion. Although the convertible notes are convertible at any time, if holders of the convertible notes elect to convert during this period, holders of common stock may experience a greater amount of dilution than they would experience if the convertible notes are converted at other times. MIC Corp. will also execute a supplemental indenture that provides that the convertible notes will become convertible into shares of common stock of MIC Corp. in lieu of the LLC interests of MIC LLC, on a one for one basis, in accordance with the plan of conversion.

Conditions to the Conversion

Consummating the conversion is subject to the satisfaction or waiver of the following conditions:

•	obtaining approval by the holders of a majority of the LLC interests outstanding and entitled to vote thereon;
•	the registration statement, of which this proxy statement/prospectus is a part, having been declared effective by the SEC;
•	the common stock being admitted to trading on the NYSE, subject to official notice of issuance;
•	any waivers, consents or amendments needed under MIC LLC’s contracts, licenses and permits in connection with the conversion being obtained;
•	the board of directors not having revoked its recommendation that the shareholders vote in favor of the conversion proposal;
•	MIC LLC’s receipt of all other required regulatory approvals; and
•	the absence of any statute, order or injunction prohibiting the conversion.

Recommendation of the Board of Directors

The board of directors recommends that you vote FOR the conversion proposal. An affirmative vote of the holders of a majority of the LLC interests outstanding and entitled to vote thereon is required for the approval of the conversion proposal. Abstentions, broker non-votes and a failure to submit a proxy or to attend the special meeting in person will have the same effect as a vote against the conversion proposal.

Reasons for Conversion from a Delaware Limited Liability Company to a Delaware Corporation

Enhanced Access to Potential Capital.  As a corporation, MIC Corp. would be eligible for inclusion in certain stock indices, such as the S&P indices and the Russell indices. MIC LLC believes that inclusion in such indices could result in an increased demand for its securities. In addition, institutional and other investors might find it easier to invest in a corporation due to restrictions on the ability of certain investors to invest in LLCs, as well as the perceived ease of understanding by investors generally of the Delaware corporate form, and investors’ familiarity with the DGCL.

Predictability and Responsiveness of the DGCL.  The DGCL is generally acknowledged to be the most advanced corporate law in the United States. The Delaware General Assembly annually considers and adopts statutory amendments that the Corporation Law Section of the Delaware State Bar Association proposes in an effort to ensure that the corporate law continues to be responsive to the changing needs of businesses. Delaware’s well-established body of case law construing Delaware corporate law has evolved over the last century and provides businesses with greater predictability than the DLLCA. The abundance of Delaware corporate case law serves to enhance the relative clarity and predictability of many areas of corporate law, which the board of directors believes will offer added advantages to MIC Corp. by allowing the board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions.

Enhanced Ability to Attract and Retain Directors.  The board of directors believes that incorporation will enhance MIC Corp.’s ability to attract and retain directors. Many candidates for the board of directors are already familiar with Delaware corporate law, including provisions relating to director indemnification, from their past business experience. Not only is Delaware corporate law most familiar to directors, but Delaware corporate law also provides, as noted above, greater predictability and responsiveness to corporate needs and more certainty regarding indemnification and limitation of liability of directors, all of which could enable the directors to act in the best interests of MIC Corp. As a result, the board of directors believes that MIC Corp. will be able to more effectively retain MIC LLC’s current directors or attract and retain new directors.

The Forum Selection Provision will Promote Litigation Efficiency.  The board of directors believes that including a forum selection provision in the bylaws will promote litigation efficiency by requiring plaintiffs to bring suit in a specified Delaware court with significant experience adjudicating such claims.

Stock Ownership of Directors and Officers in the Conversion

As of the close of business on the record date, the directors and executive officers of MIC LLC collectively beneficially owned and were entitled to vote 5,345,236 shares of LLC interests, which represent, in the aggregate, approximately 6.9% of LLC interests outstanding on that date.

Interests of Directors and Officers in the Conversion

Except as described above with regard to potential benefits to be received by the officers and directors of MIC LLC arising from the liability limitation and indemnification provisions under the DGCL, no director or executive officer of MIC LLC has any interest, direct or indirect, in the conversion other than any interest arising from the ownership of LLC interests.

In connection with the conversion, MIC Corp., Macquarie Infrastructure Holdings Inc. and the manager will enter into the amended management services agreement. Concurrently with the conversion, the manager will be issued 100 shares of special stock in order to induce the manager to enter into the amended management services agreement. The sole purpose for the issuance of shares of special stock to the manager is to preserve the manager’s existing right to appoint one director who will serve as the chairman of the board of directors to MIC LLC pursuant to the terms of MIC LLC’s current operating agreement, which right would otherwise be lost upon consummation of the conversion. Following the conversion and the issuance of special stock, the manager’s right to elect one director will be the same as is currently in effect. MIC Corp. is not granting any additional rights to the manager through the special stock issuance. If the preferred stock proposal is consummated, the consent of the manager, as holder of shares of special stock, will be required for MIC Corp. to issue preferred stock. If the preferred stock proposal is consummated, the amended management services agreement is expected to provide that, if at any time MIC Corp. issues preferred stock, MIC Corp. and the manager may amend the amended management services agreement with respect to the calculation of the base management fees and performance fees payable to the manager.

In connection with the conversion, MIC Corp. and the manager will also enter into the amended and restated registration rights agreement.

The manager is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets. The manager is responsible for MIC LLC’s day-to-day operations and affairs and oversees the management teams of MIC LLC’s operating businesses. The manager has assigned, or seconded, to MIC LLC two of its employees to serve as chief executive officer and chief financial officer of MIC LLC and seconds or makes other personnel available as required. The services performed for MIC LLC by the manager are provided at the manager’s expense, and include the compensation of MIC LLC’s seconded personnel. This practice will continue after the conversion. For more information, see Note 13, “Related Party Transactions,” in the notes to the consolidated financial statements in Item 8 of MIC LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 18, 2015 and is incorporated by reference into this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Conversion

The following is a summary description of the material anticipated U.S. federal income tax consequences of the conversion generally applicable to the holders of LLC interests and to MIC LLC. This summary is not intended to be a complete description of all the federal income tax consequences of the conversion. No information is provided with respect to the tax consequences of the conversion under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to specific categories of holders of LLC interests, including but not limited to corporations, partnerships and trusts; dealers in securities; financial institutions; insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities; persons who are subject to alternative minimum tax; persons who do not hold their interests as capital assets; or persons who hold their interests as part of a straddle, conversion or hedging transaction, synthetic security or other integrated investment or risk reduction transaction.

No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the conversion. The federal income tax laws are complex, and the individual circumstances of a holder of LLC interests may affect the tax consequences to such holder.

MIC LLC anticipates receiving an opinion from White & Case LLP to the effect that:

•	The conversion will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
•	No gain or loss will be recognized by the holders of LLC interests upon the conversion of LLC interests solely for common stock.
•	Neither MIC LLC nor MIC Corp. will recognize gain or loss as a result of the conversion.
•	The federal income tax-basis of each LLC interest will carry over to the common stock received in exchange for such interest, pursuant to the conversion, and the holding period of such common stock will include the holding period of the LLC interest exchanged therefor.

The opinion will be based on customary assumptions and certain factual representations by the management of MIC LLC.

We urge you to consult your own tax advisors as to the specific consequences to you of the conversion under federal, state, local and foreign income and any other tax laws applicable in your particular circumstances.

Regulatory Matters

As of the date of this proxy statement/prospectus, MIC LLC is not required to make filings or obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the conversion. In the United States, MIC Corp. must comply with applicable federal and state securities laws and the rules and regulations of the NYSE in connection with the issuance of shares of common stock of MIC Corp. and the filing of this proxy statement/prospectus with the SEC.

Accounting Treatment of the Conversion

The conversion will have no effect for accounting purposes. The historical consolidated financial statements of MIC LLC previously reported to the SEC as of and for all periods through the date of this proxy statement/prospectus will remain the consolidated financial statements of MIC Corp.

Stock Exchange Listing

Shares of MIC Corp.’s common stock will continue to trade on the NYSE under the ticker symbol “MIC” upon the effective time of the conversion.

THE PREFERRED STOCK PROPOSAL

The board of directors has approved the authorization of 100,000,000 shares of preferred stock, par value $0.001 per share and the bracketed provisions in the certificate of incorporation. The holders of a majority of the LLC interests outstanding and entitled to vote thereon must approve the preferred stock proposal and the conversion must be consummated before MIC Corp. can authorize preferred stock that may be issued from time to time. The consummation of the preferred stock proposal is conditioned on consummation of the conversion but consummation of the conversion is not conditioned on MIC LLC’s shareholders approving the preferred stock proposal. If the conversion proposal and the preferred stock proposal are approved by the shareholders at the special meeting, MIC Corp. intends to file the certificate of incorporation, including the bracketed provisions therein, substantially in the form attached as Annex A-2 to this proxy statement/prospectus, with the Secretary of State of Delaware as soon as practicable following the special meeting.

Authorization of Preferred Stock

MIC LLC is not currently authorized to issue any preferred shares. If shareholders approve the preferred stock proposal and the conversion is consummated, upon acceptance by the Secretary of State of the State of Delaware, the certificate of incorporation will authorize 100,000,000 shares of preferred stock, par value $0.001 per share, that may be issued from time to time. MIC Corp.’s authorized capital stock will consist of (i) 500,000,000 shares of common stock, par value $0.001 per share, (ii) 100 shares of special stock, par value $0.001 per share, and (iii) 100,000,000 shares of preferred stock, par value $0.001 per share, subject to approval of the preferred stock proposal and the consummation of the conversion. MIC Corp. is expected to have outstanding 79,338,212 shares of common stock, 100 shares of special stock and no shares of preferred stock.

If MIC LLC’s shareholders approve the preferred stock proposal and the conversion is consummated, the board of directors of MIC Corp. will be authorized to fix the designations, rights, preferences, powers and limitations of and to issue each series of the preferred stock. The consummation of the preferred stock proposal will give the board of directors the flexibility to create one or more series of preferred stock, from time to time, and to determine the relative designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each series, including, without limitation: (i) the dividend rights and dividend rates, (ii) conversion rights, (iii) any voting rights, (iv) rights and terms of redemption (including sinking fund provisions), (v) redemption price or prices, (vi) liquidation preferences of any such series, (vii) the number of shares in each series, (viii) the designation thereof or any of the foregoing or (ix) any other powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions. The consent of the manager, as holder of shares of special stock, will be required for MIC Corp. to issue preferred stock.

Effect of Preferred Stock on MIC Corp.’s Shareholders

The authorization of preferred stock will not have any immediate effect on MIC Corp.’s shareholders. However, the preferred stock to be authorized pursuant to the certificate of incorporation, including the bracketed provisions therein, could be issued, at the discretion of the board of directors, for any proper corporate purpose, without further action by the shareholders other than as may be required by applicable law. Shareholders do not have preemptive rights with respect to the future issuance of shares of preferred stock by MIC Corp. and their interest in MIC Corp. could be diluted by such issuance with respect to any of the following: earnings per share, voting, liquidation rights and book and market value.

The board of directors will have the power to issue shares of preferred stock in one or more classes or series with such designations, rights, preferences, powers and limitations as the board of directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of MIC Corp.’s shares of common stock. Depending upon the exact terms, limitations and relative rights and preferences, if any of the shares of preferred stock as determined by the board of directors at the time of issuance, the holders of shares of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of MIC Corp., redemption rights, rights to convert their shares of preferred stock into shares of common stock, and voting rights which would tend to dilute the voting control of MIC Corp. by the holders of shares of common stock. MIC Corp. could use preferred stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although we have no immediate plans to do so. The board of directors cannot provide assurances that any such transactions will (i) be consummated on favorable terms or at all, (ii) enhance shareholder value or (iii) not adversely affect MIC Corp.’s business or the trading price of common stock. Any shares of preferred stock could be issued with rights, preferences and privileges that may be superior to those of the common stock.

Recommendation of the Board of Directors

The board of directors recommends that you vote FOR the preferred stock proposal. An affirmative vote of the holders of a majority of voting power of the shares of LLC interests outstanding and entitled to vote thereon is required for the approval of the preferred stock proposal. An abstention, broker non-vote or a failure to submit a proxy or to attend the special meeting in person will have the same effect as a vote against the preferred stock proposal.

Purpose of Authorization of Preferred Stock

The board of directors has determined that the authorization of preferred stock is advisable and in the best interests of MIC LLC and its shareholders because it will provide MIC Corp. with the flexibility to consider and respond to future business needs and opportunities as they arise from time to time, including in connection with capital raising, financing and acquisition needs or opportunities. The availability of shares of preferred stock would give MIC Corp. flexibility to respond to future capital raising, financing and acquisition needs or opportunities without the delay and expense associated with holding a special meeting of shareholders to obtain further shareholder approval. The ability to respond to MIC Corp.’s needs and opportunities on an expedited basis with customized series of preferred stock may be advantageous to MIC Corp., depending on market conditions at the time.

The preferred stock proposal has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. The board of directors represents that, if the preferred stock proposal is approved, it will not, without prior shareholder approval, approve the issuance or use of any of the preferred stock for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan. Within these limits, as well as others imposed by applicable law and NYSE rules, the board of directors may approve the issuance or use of preferred stock for capital raising, financing and acquisition needs or opportunities that has the effect of making an acquisition of MIC Corp. more difficult or costly, as could also be the case if the board of directors were to issue additional common stock.

Required Vote

Approval of the preferred stock proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of LLC interests outstanding and entitled to vote thereon.

ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

Shareholders of MIC LLC are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the conversion proposal and the preferred stock proposal. If the adjournment proposal is approved, the special meeting could be successively adjourned to any date. In accordance with the operating agreement, a vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the conversion proposal and the preferred stock proposal may be taken in the absence of a quorum. MIC LLC does not intend to call a vote to adjourn the special meeting to solicit additional proxies if the conversion proposal is approved at the special meeting.

If the special meeting is adjourned to solicit additional proxies, shareholders of record who have already submitted their proxies will be able to revoke them at any time prior to their use. If the chairman of the special meeting does not adjourn the special meeting, the holders of a majority of the voting power of the shares of LLC interests present in person or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal. An abstention will have the effect of a vote against the adjournment proposal. A failure to submit a proxy or to attend the special meeting in person or a broker non-vote will not have an effect on a vote to approve the adjournment proposal.

The board of directors unanimously recommends that shareholders vote “FOR” the adjournment proposal.

DESCRIPTION OF MIC CAPITAL STOCK

The following description is a summary of the material provisions of the certificate of incorporation and bylaws (each as will be in effect upon consummation of the conversion and the approval of the preferred stock proposal) and specified provisions of the DGCL, in each case to the extent that they relate to shares of common stock and special stock.

This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the certificate of incorporation, the bylaws and the DGCL. These documents may be amended from time to time. The certificate of incorporation and the bylaws are attached as Annex A-2 and Annex A-3, respectively, to this proxy statement/prospectus. You should read each of these documents because they, not this description, will define your rights as shareholders following consummation of the conversion. The following summary should be read in conjunction with the sections entitled “The Preferred Stock Proposal” and “Comparison of Rights of Shareholders Before and After the Conversion” beginning on pages 35 and 44, respectively, of this proxy statement/prospectus.

General

MIC Corp.’s authorized capital stock will consist of (i) 500,000,000 shares of common stock, $0.001, par value per share, (ii) 100 shares of special stock, $0.001, par value per share, and (iii) 100,000,000 shares of preferred stock, par value $0.001 per share, subject to approval of the preferred stock proposal and the consummation of the conversion. Upon consummation of the conversion, MIC Corp. is expected to have outstanding 79,338,212 shares of common stock, 100 shares of special stock and no shares of preferred stock.

Preferred Stock

For a summary of the material rights and terms of MIC Corp.’s preferred stock, see the section entitled “The Preferred Stock Proposal” beginning on page 35 of this proxy statement/prospectus.

Common Stock

Voting.  Each share of common stock will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. As provided in the certificate of incorporation, the holders of common stock and special stock will vote separately as different classes. Holders of common stock will not be entitled to vote cumulatively for the election of directors. All matters to be voted on by shareholders must be approved by a majority of the voting power of the shares present in person or represented by proxy at the meeting of shareholders or, in the case of the election of directors, by a plurality of the votes cast at a meeting at which a quorum is present (consisting of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person or by proxy).

Dividends.  Subject to applicable law and the preference of any other stock ranking prior to the common stock as to the payment of dividends, holders of common stock will be entitled to receive dividends in amounts as determined by the board of directors. MIC Corp. may pay dividends consisting of cash, property or shares of capital stock of MIC Corp.

Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, a corporation cannot pay dividends out of net profits if, after paying the dividend, the corporation’s capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Transfer Restriction.  The certificate of incorporation and bylaws do not restrict the transfer of shares of common stock but the bylaws provide that MIC Corp. has the power to enter into and perform any agreement with any shareholders to restrict the transfer of shares of stock of MIC Corp. in any manner not prohibited by the DGCL.

Election of Directors.  Under the certificate of incorporation, at any time when the amended management services agreement is in effect and the manager or any of its affiliate holds at least 200,000 shares of common stock (which represents the number of shares of common stock with an aggregate value of at least $5 million at a price per share of common stock equal to the per share price of the shares sold in the initial public offering of the predecessor to MIC LLC (as adjusted to reflect any subsequent equity splits or similar recapitalizations)), holders of common stock, voting separately as a class, will be entitled to elect the directors of MIC Corp. other than one director who will be elected by the holders of special stock and who will act as the chairman of the board of directors.

At any time when the amended management services agreement is not in effect or neither the manager nor any of its affiliates holds at least 200,000 shares of common stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), the holders of common stock will be entitled to elect all of the directors to be elected at an election.

Other Rights.  Upon the liquidation, dissolution or winding up of MIC Corp., all holders of common stock will be entitled to share equally, on a per share basis, in all assets of MIC Corp. of whatever kind available for distribution.

Trading.  Upon official notice of issuance, the outstanding shares of common stock will be listed on the NYSE under the symbol “MIC,” the same symbol under which the LLC interests are currently listed. The transfer agent and registrar for the shares of common stock will be Computershare Investor Services, LLC.

Special Stock

Voting.  Each share of special stock will be entitled to one vote on each matter on which holders of special stock are entitled to vote or provide consent.

Holders of special stock are not entitled to vote on or consent to any matter of MIC Corp., except those matters explicitly set forth in the certificate of incorporation, which are as follows:

•	any further authorization for issuance of shares of special stock, which issuance will require the prior affirmative vote or written consent of the holders of a majority of the shares outstanding of special stock, voting or consenting separately as a class;
•	any issuance of shares of preferred stock (if the preferred stock proposal is consummated), which issuance will require the prior affirmative or written consent of the holders of a majority of the shares outstanding of special stock, voting or consenting separately as a class;
•	any amendment of any provision of the certificate of incorporation or bylaws that would adversely affect the rights of holders of special stock as a class, which amendment will require the prior affirmative vote or written consent of the holders of a majority of the shares outstanding of special stock, voting or consenting separately as a class;
•	election of one director who will act as the chairman of the board of directors, which election will require the holders of special stock, voting or consenting separately as a class and is discussed immediately below in the section entitled “— Election of One Director”;
•	removal of any director for cause, which removal will require the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of common stock and special stock (and any series of preferred stock then entitled to vote at an election of directors if the shareholders approve the preferred stock proposal), voting together as a single class; and
•	removal of any director elected by the holders of special stock, voting or consenting separately as a class, without cause, which removal will require the affirmative vote or written consent of the holders of at 66 2/3% of the voting power of the issued and outstanding shares of special stock, voting or consenting separately as a class.

Election of One Director.  Under the certificate of incorporation, holders of special stock will be entitled to elect one director, who will act as the chairman of the board of directors, at any time when the amended management services agreement is in effect and the manager or any of its affiliate holds at least 200,000 shares of common stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations).

Dividends.  The certificate of incorporation provides that holders of special stock are not entitled to any dividends of MIC Corp.

Transfer Restriction.  The certificate of incorporation provides that holders of special stock may not offer, sell, pledge, transfer, dispose or distribute shares of special stock or enter into any agreement with respect to the foregoing.

Redemption.  Upon the earlier of (i) the termination of the amended management services agreement or (ii) the date on which neither the manager nor any of its affiliates holds at least 200,000 shares of common stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), which event is referred to as a redemption event in this proxy statement/prospectus, all outstanding shares of special stock will be redeemed by MIC Corp. at a price equal to $0.001 per share, within five business days after MIC Corp. becomes aware of the occurrence of a redemption event. If MIC Corp. does not have sufficient funds legally available to redeem all outstanding shares of special stock, MIC Corp. will redeem a pro rata portion of each holder’s redeemable shares out of any legally available funds and redeem the remaining shares as soon as practicable after MIC Corp. has funds legally available thereafter. Any shares of special stock which are redeemed or otherwise acquired by MIC Corp. or any of its subsidiaries will be automatically and immediately canceled and retired and will not be reissued, sold or transferred. Neither MIC Corp. nor any of its subsidiaries may exercise any voting or other rights granted to the holders of special stock following redemption.

Other Rights.  Holders of special stock will not be entitled to share in any distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of MIC Corp.

Trading.  The outstanding shares of special stock will not be listed on any stock exchange.

Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws

Certain provisions of the certificate of incorporation and the bylaws could make it less likely that the manager will be changed or someone will acquire voting control of MIC Corp. without the consent of the board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that shareholders might believe are in their best interests, including tender offers or takeover attempts that could allow shareholders to receive premiums over the market price of the common stock. The operating agreement currently in effect for MIC LLC includes provisions substantially similar to the provisions described below. For further discussion of the rights of the shareholders under the operating agreement, the certificate of incorporation and the bylaws, see the section entitled “Comparison of Rights of Shareholders Before and After the Conversion” beginning on page 44 of this proxy statement/prospectus.

Special Meeting of Shareholders.  The certificate of incorporation and the bylaws provide that a special meeting of shareholders may be called only by the secretary of MIC Corp., either at the direction of the board of directors pursuant to a resolution adopted by the board of directors or by the chairman of the board of directors.

No Shareholder Action Without a Meeting.  The certificate of incorporation and the bylaws provide that, subject to the rights of the holders of any class of stock that have been expressly granted the right to take action by written consent, no action will be taken by the shareholders by written consent. Any actions required or permitted to be taken by the shareholders may only be taken at an annual or special meeting of the shareholders. However, actions that require a vote of the holders of special stock as a separate class may be taken by written consent without a meeting.

Nomination Procedures.  Under the bylaws, for a shareholder to nominate individuals for election to the board of directors (other than the director to be elected by the holders of special stock) at an annual or special meeting of shareholders, the shareholder must follow the advance notice procedures described in the bylaws.

In general, to deliver timely notice of a nomination for (i) an annual meeting of shareholders, a shareholder must submit a written notice of the proposed nomination to the corporate secretary of MIC Corp. at least 120 days but not more than 150 days before the first anniversary of the preceding year’s annual meeting, and (ii) a special meeting of shareholders, a shareholder must submit such written notice at least 120 days but not more than the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the special meeting date and of the proposed nominees.

Proposal Procedures.  Under the bylaws, for a shareholder to propose business to be considered by the shareholders (other than nomination of individuals for elections to the board of directors) at an annual meeting of shareholders, the shareholder must follow the advance notice procedures described in the bylaws. In general, to deliver timely notice of business other than nominations of individuals for election to the board of directors for an annual meeting of shareholders, a shareholder must submit a written notice of the proposed nomination or other business to the corporate secretary of MIC Corp. at least 120 days but not more than 150 days before the first anniversary of the preceding year’s annual meeting.

Removal Procedures.  The certificate of incorporation provides that any director may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of common stock, voting together as a single class. Any director elected by the holders of common stock, voting separately as a class, may be removed from office at any time, without cause, solely by the affirmative vote of at least 66 2/3% of the voting power of the issued and outstanding shares of common stock as a separate class. Any director elected by the holders of special stock, voting or consenting separately as a class, may be removed from office at any time, without cause, solely by the affirmative vote or written consent of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of special stock as a separate class.

Rights Plan.  Although MIC Corp. does not have a shareholder rights plan, under Delaware law, the board of directors could adopt such a plan without shareholder approval. If adopted, a shareholder rights plan could operate to cause substantial dilution to a person or group that attempts to acquire MIC Corp. on terms not approved by the board of directors.

Amendment of Certificate of Incorporation.  Under the DGCL, the certificate of incorporation may be amended by an affirmative vote of a majority of the directors then in office and a majority of the outstanding stock and entitled to vote thereon.

Amendment of Bylaws.  The certificate of incorporation and the bylaws provide that the board of directors may amend the bylaws by resolution adopted by the affirmative vote of a majority of the total number of directors then in office, subject to limitations under Delaware law. Section 6.6 (Replacement Manager) and Section 11.1 (Amendments) of the bylaws may not be amended without the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at a meeting of shareholders. For so long as the amended management services agreement is in effect, Section 3.7 (Appointment of Chairman of the Board), Article VI (Management), Section 11.1 (Amendments) and Section 11.2 (Execution of Amendments by Officers) of the bylaws may not be amended without the prior written consent of the manager.

Authorized But Unissued Shares.  The unissued shares of authorized capital stock may be issued for a variety of purposes, including acquisitions, compensation and incentive plans and future public or private offerings to raise additional capital. One of the effects of the existence of such unissued shares may be to enable the board of directors to discourage or prevent a potential acquisition or takeover (by means of a tender or exchange offer, proxy contest or otherwise) and thereby to protect the continuity of the management.

Effect of Management Services Agreement.  In addition to the limited circumstances in which the manager can be terminated under the terms of the existing management services agreement, the management services agreement provides that in circumstances where the LLC interests cease to be listed on a recognized U.S. exchange as a result of the acquisition of LLC interests by third parties in an amount that results in the stock ceasing to meet the distribution and trading criteria on such exchange or market, the manager has the option to either propose an alternate fee structure and remain MIC LLC’s manager or resign, terminate the management services agreement upon 30 days’ written notice and be paid a substantial termination fee. The termination fee payable on the manager’s exercise of its right to resign as the manager subsequent to a delisting of LLC interests could delay or prevent a change in control that may favor shareholders. Furthermore, in the event of such a delisting, any proceeds from the sale, lease or exchange of a significant amount of assets must be reinvested in new assets of MIC LLC, subject to debt repayment obligations. MIC LLC would also be prohibited from incurring any new indebtedness or engaging in any transactions with shareholders of MIC LLC or its affiliates without the prior written approval of the manager. These provisions could deprive shareholders of opportunities to realize a premium on the shares owned by them. These provisions will remain in place with respect to the common stock of MIC Corp. following the conversion.

Business Combinations

MIC Corp. will be subject to Section 203 of the DGCL, which is substantially similar to the provisions set forth under the operating agreement. In general, Section 203 prohibits an “interested stockholder” from engaging in a “business combination” with a Delaware corporation for three years following the date such person became an interested stockholder, unless:

•	prior to the date such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;
•	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or
•	on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Section 203 defines a “business combination” to generally include:

•	any merger or consolidation involving the corporation and an interested stockholder;
•	any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;
•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;
•	any transaction involving the corporation which has the effect of increasing the proportionate share of any class or series of stock of the corporation beneficially owned by the interested stockholder; or
•	the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 generally defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The certificate of incorporation provides that MIC Corp. will not merge or consolidate with any other entity or sell, lease or exchange its property and assets, unless the board of directors adopts a resolution approving such action by the affirmative vote of at least a majority of the total number of directors then in office and an affirmative vote of the shareholders holding a majority of the voting power of the issued and outstanding shares of stock of MIC Corp. Any shares held by the manager or its affiliate or associate will not be entitled to vote on approval of any merger or consolidation with or into, or sale, lease or exchange to, the manager or its affiliate or associate. This provision is currently in effect for MIC LLC under the operating agreement.

The certificate of incorporation also provides that the affirmative vote of at least 66 2/3% of the then outstanding shares of stock of MIC Corp. (excluding shares held by an “interested stockholder” (as defined in the certificate of incorporation) or any of its affiliate or associate) is required to approve any “business combination” (as defined in the certificate of incorporation). Such affirmative vote is required notwithstanding any law or agreement with any securities exchange or otherwise. The “continuing directors” (as defined in the certificate of incorporation) will determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with the provisions relating to certain business combinations and transactions, including, without limitation, (a) whether a person is an interested stockholder, (b) the number of shares of stock of MIC Corp. beneficially owned by any person, (c) whether a person is an affiliate or associate of another and (d) the “fair market value” (as defined in the certificate of incorporation) of the equity securities of MIC Corp. or any of its subsidiaries. This provision is currently in effect for MIC LLC under the operating agreement.

COMPARISON OF RIGHTS OF SHAREHOLDERS BEFORE
AND AFTER THE CONVERSION

Upon the conversion of MIC LLC to a Delaware corporation, the rights of the shareholders who become holders of common stock, and who previously were governed by the DLLCA and the operating agreement, will be governed by the DGCL, the certificate of incorporation and the bylaws. While there are similarities between the organizational documents of a Delaware limited liability company and a Delaware corporation, a number of differences will exist. The following is a summary of the existing rights of the shareholders under the operating agreement and the rights that the shareholders will have under the certificate of incorporation and bylaws upon the conversion of MIC LLC to a Delaware corporation. For discussion of the rights of shareholders of preferred stock, see the section entitled “The Preferred Stock Proposal” beginning on page 35 of this proxy statement/prospectus. You should carefully read this entire proxy statement/prospectus and the other documents included or summarized in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a shareholder of a Delaware limited liability company and the rights of a shareholder of a Delaware corporation. A copy of the certificate of incorporation and the bylaws are attached as Annex A-2 and Annex A-3, respectively, to this proxy statement/prospectus, and all documents material to the rights of shareholders are included, summarized or incorporated by reference in this proxy statement/prospectus.

Subject	MIC LLC	MIC Corp.
Authorized Capital	MIC LLC is authorized to issue one class of LLC interests in an aggregate amount of up to 500,000,000 of such LLC interests, no par value.	MIC Corp. is authorized to issue a total of 500,000,100 shares of stock consisting of:
(i) 500,000,000 shares of common stock, par value $0.001 per share; and
(ii) 100 shares of special stock, par value $0.001 per share.
In the event that the shareholders approve the preferred stock proposal, MIC Corp. is authorized to issue 100,000,000 shares of preferred stock, par value $0.001 per share, in one or more series.
Voting Rights	The operating agreement provides that the holder of each LLC interest has one vote per LLC interest in accordance with the terms of the operating agreement.	The certificate of incorporation provides that each share of common stock is entitled to one vote on each matter submitted to a vote of the holders of common stock at a meeting of shareholders. See “Election of Directors” below for the voting rights of shares of special stock.

Subject	MIC LLC	MIC Corp.
Quorum for Shareholder Meetings	The operating agreement provides that, except as otherwise provided by law, the certification of formation or the operating agreement, the shareholders present in person or by proxy holding a majority of the outstanding LLC interests entitled to vote will constitute a quorum at a meeting of shareholders.	The bylaws provide that, except as otherwise provided by law, the certificate of incorporation, the bylaws, or the rules of any applicable stock exchange, the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person or by proxy, will constitute a quorum at a meeting of shareholders, except that when a separate vote by a class or series or classes or series is required, a majority of the voting power of the issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter.
Number of Directors	The operating agreement provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors of MIC LLC, but will consist of not less than four nor more than 12 directors. The board of directors of MIC LLC currently consists of six directors (plus the alternate chairman of the board of directors of MIC LLC).	The certificate of incorporation and the bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors, but will consist of not less than four nor more than 12 directors. If the conversion is completed, the board of directors will consist of six directors and will no longer include an alternate chairman of the board of directors.
Classification of Board of Directors	MIC LLC has one class of directors and the operating agreement does not provide for a classified board of directors of MIC LLC. The term of each director is the period from the effective date of his or her election to the next annual meeting of the shareholders.	MIC Corp. has one class of directors and the certificate of incorporation does not provide for a classified board of directors. The term of each director is the period from the effective date of his or her election to the next annual meeting of shareholders.
Election of Directors	The operating agreement provides that directors (other than the manager appointed director) will be elected by a plurality of the LLC interests present in person or represented by proxy at any meeting of shareholders duly called and held for the election of directors at which a quorum is present.	The bylaws provide that directors (other than the director elected by holders of special stock) will be elected by a plurality of the voting power of the shares of common stock present in person or represented by proxy at any meeting of shareholders duly called and held for the election of directors at which a quorum is present.

Subject	MIC LLC	MIC Corp.
	The operating agreement further provides that, except with respect to any director to be appointed by the manager to serve as chairman of the board of directors of MIC LLC, or alternate chairman of the board of directors of MIC LLC, the directors will be elected at the annual meeting of shareholders.	The bylaws further provide that except with respect to the director to be elected by the holders of special stock, voting or consenting separately as a class, in accordance with the provisions of the certificate of incorporation, the directors will be elected by the holders of common stock at the annual meeting of shareholders.
	The existing management services agreement provides that, for so long as the manager or any “manager affiliate” (as defined in the existing management services agreement) holds at least 200,000 LLC interests (as adjusted to reflect any subsequent equity splits or similar recapitalizations), the manager will have the right to appoint one director and an alternate for such appointee, and such director, or alternate director if applicable, will serve as chairman of the board of directors of MIC LLC.	The certificate of incorporation provides that, at any time when the management services agreement is in effect and the manager or any “manager affiliate” (as defined in the management services agreement) holds at least 200,000 shares of common stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), (i) the holders of special stock, voting or consenting separately as a class, will be entitled to elect one director, and (ii) the holders of common stock, voting separately as a class, will be entitled to elect the remaining directors.
At any time when the management services agreement is not in effect or neither the manager nor any “manager affiliate” holds at least 200,000 shares of common stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), the holders of common stock will be entitled to elect all of the directors to be elected.
The bylaws provide that for so long as the holders of special stock, voting or consenting separately as a class, are entitled to elect a director of the board of directors pursuant to the provisions of the certificate of incorporation, such director will serve as the chairman of the board of directors. In all other cases, the board of directors will appoint a chairman of the board of directors from its members.

Subject	MIC LLC	MIC Corp.
Cumulative Voting	The operating agreement does not provide for cumulative voting and, accordingly, shareholders do not have cumulative voting rights in connection with the election of directors.	The certificate of incorporation does not provide for cumulative voting and, accordingly, shareholders do not have cumulative voting rights in connection with the election of directors.
Removal of Directors	The operating agreement provides that, with the exception of the director appointed by the manager to serve as the chairman of the board of directors of MIC LLC pursuant to the existing management services agreement, any director may be removed from office for cause by the affirmative vote of the shareholders holding at least 66 2/3% of the issued and outstanding LLC interests.	Subject to the bylaws (and rights provided to holders of preferred stock if the shareholders approve the preferred stock proposal), directors may be removed from office as follows: (1) any director may be removed for cause, by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of common stock and special stock (and any series of preferred stock then entitled to vote at an election of directors if the shareholders approve the preferred stock proposal), voting together as a single class; (2) any director elected by the holders of special stock, voting or consenting separately as a class, may be removed without cause, by the affirmative vote or written consent of the holders of at 66 2/3% of the voting power of the issued and outstanding shares of special stock, voting or consenting separately as a class; and (3) any director elected by the holders of common stock, voting separately as a class, may be removed from office without cause, by the affirmative vote of at least 66 2/3% of the voting power of the issued and outstanding shares of common stock, voting separately as a class.

Subject	MIC LLC	MIC Corp.
Vacancies on the Board of Directors	The operating agreement provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, except that the manager will be entitled to appoint the successor to any director serving as chairman of the board of directors of MIC LLC for so long as the manager is entitled to appoint a director to serve as chairman of the board of directors of MIC LLC pursuant to the terms of the existing management services agreement. Any director so chosen will hold office until the next annual meeting of shareholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.	Subject to the bylaws, the certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so chosen will hold office until the next annual meeting of shareholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

The certificate of incorporation provides that at any time when the management services agreement is in effect and the manager or any “manager affiliate” holds at least 200,000 shares of common stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), any vacancy in the board of directors of a director elected by the holders of special stock, voting or consenting separately as a class, will be filled only by a vote or written consent of the holders of special stock, voting or consenting separately as a class. At any time when the management services agreement is not in effect or the manager or any “manager affiliate” no longer holds at least 200,000 shares of common stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), such vacancy will be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, or if there are none, by a vote of the holders of common stock. Any vacancy of a director elected by the holders of common stock will be filled only by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, or if there are none, by a vote of the holders of common stock.

Subject	MIC LLC	MIC Corp.
Director Nominations by Shareholders	The operating agreement provides that a shareholder must give timely notice in writing to the secretary of MIC LLC for the nomination of a director before any meeting of shareholders. Such nomination may be made by a shareholder only if such shareholder is a shareholder of record at the time of delivery of the nomination or the date of the giving of notice and at the record date for the determination of shareholders entitled to vote at such meeting.

With respect to director nominations at an annual meeting of shareholders, a shareholder’s notice must be delivered to the secretary of MIC LLC at its principal executive offices not less than 120 days and not later than 150 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the number of directors to be elected to the board of directors of MIC LLC is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors of MIC LLC at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of MIC LLC not later than the close of business on the tenth day following the day on which such public announcement is first made by MIC LLC.	The bylaws provide that a shareholder must give timely notice in writing to the secretary of MIC Corp. for the nomination of a director before any meeting of shareholders. Such nomination may be made by a shareholder only if such shareholder is a shareholder of record at the time of delivery the nomination or the date of the giving of notice and at the record date for the determination of shareholders entitled to vote at such meeting.

With respect to director nominations at an annual meeting of shareholders, a shareholder’s notice must be delivered to the secretary of MIC Corp. at its principal executive offices not less than 120 days and not later than 150 days prior to the first anniversary of the preceding year’s annual meeting.

Subject	MIC LLC	MIC Corp.
	With respect to director nominations at a special meeting of shareholders, a shareholder’s notice must be delivered to the secretary of MIC LLC not earlier than 120 days prior to such special meeting and not later than 90 days prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors of MIC LLC to be elected at such meeting.	With respect to director nominations at a special meeting of shareholders, a shareholder’s notice must be delivered to the secretary of MIC Corp. not earlier than 120 days prior to such special meeting and not later than 90 days prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
	For nominations to be properly brought before any meeting of shareholders, a shareholder’s notice must set forth (i) as to each individual whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required under the Exchange Act, including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder as they appear on MIC LLC’s books and of such beneficial owner, and (b) the number of LLC interests of MIC LLC which are owned beneficially and of record by such shareholder and such beneficial owner.	For nominations to be properly brought before any meeting of shareholders, a notice must set forth (i) as to each individual whom the shareholder proposes to nominate for election or reelection as a director and each proposed nominee associated person (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class and number of shares of capital stock of MIC Corp. which are owned of record and beneficially owned by such person; (d) a description of all arrangements or understandings between such shareholder and each such person pursuant to which the nomination or nominations are to be made by the shareholder; and (e) any other information relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitations of proxies for elections of directors, or is otherwise required, and (ii) as to such shareholder giving notice and each shareholder associated person, (a) the name and address, as they appear on MIC Corp.’s books, of each such person and of any holder of record of the shareholder’s shares, (b) the class and number of shares of MIC Corp. which are held of record or beneficially owned by each such person and owned by any holder of

Subject	MIC LLC	MIC Corp.
record of each such person’s shares, as of the date of such shareholder’s notice, and a representation that such shareholder will notify MIC Corp. in writing of the class and number of such shares held of record or beneficially owned by each such person as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (c) any material interest of each such person in such business, (d) a description of any agreement, arrangement or understanding with respect to such business between or among each such person, and a representation that such shareholder will notify MIC Corp. in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (e) a description of any agreement, arrangement or understanding that has been entered into as of the date of such shareholder’s notice by, or on behalf of, each such person, the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of each such person with respect to shares of stock of MIC Corp., and a representation that such shareholder will notify MIC Corp. in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (f) a representation that such shareholder is a holder of record or beneficial owner of shares of MIC Corp. entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to

Subject	MIC LLC	MIC Corp.
propose such business, (g) whether any such person, alone or as part of a group, intends to deliver a proxy statement and/or form of proxy or to otherwise solicit or participate in the solicitation of proxies in favor of such proposal, and (h) any other information that is required to be provided by each such person pursuant to the Exchange Act and the rules and regulations promulgated thereunder.
Shareholder Proposals	The operating agreement provides that a shareholder must give timely notice in writing to the secretary of MIC LLC of a proposal of business to be considered before any annual meeting of shareholders. Such proposal may be made by a shareholder only if such shareholder is a shareholder of record at the time of delivery of a director nomination or the date of the giving of notice and at the record date for the determination of shareholders entitled to vote at such annual meeting.

To be timely, a shareholder’s notice must be delivered to the secretary of MIC LLC at its principal executive offices not less than 120 days and not later than 150 days prior to the first anniversary of the preceding year’s annual meeting.

Notice as to any business other than director nominations must set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner or holder of LLC interests, if any, on whose behalf the proposal is made; and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder as they appear on	The bylaws provide that a shareholder must give timely notice in writing to the secretary of MIC Corp. of a proposal of business to be considered before any annual meeting of shareholders. Such proposal may be made by a shareholder only if such shareholder is a shareholder of record at the time of delivery of a director nomination or the date of the giving of notice and at the record date for the determination of shareholders entitled to vote at such annual meeting.

To be timely, a shareholder’s notice must be delivered to the secretary of MIC Corp. at its principal executive offices not less than 120 days and not later 150 days prior to the first anniversary of the preceding year’s annual meeting.

Notice as to any business other than director nominations must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) as to such shareholder giving notice and each shareholder associated person, (a) the name and address, as they appear on MIC Corp.’s books, of each such person and of any holder of record of the shareholder’s shares, (b) the class and number of shares of MIC Corp. which are held of record or beneficially owned by each such person and owned by any holder of record of each such person’s shares, as

Subject	MIC LLC	MIC Corp.
	MIC LLC’s books and of such beneficial owner, and (b) the number of LLC interests of MIC LLC which are owned beneficially and of record by such shareholder and such beneficial owner.	of the date of such shareholder’s notice, and a representation that such shareholder will notify MIC Corp. in writing of the class and number of such shares held of record or beneficially owned by each such person as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (c) any material interest of each such person in such business, (d) a description of any agreement, arrangement or understanding with respect to such business between or among each such person, and a representation that such shareholder will notify MIC Corp. in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (e) a description of any agreement, arrangement or understanding that has been entered into as of the date of such shareholder’s notice by, or on behalf of, each such person, the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of each such person with respect to shares of stock of MIC Corp., and a representation that such shareholder will notify MIC Corp. in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting not later than five business days following the later of the record date or the date notice of the record date is first publicly disclosed, (f) a representation that such shareholder is a holder of record or beneficial owner of shares of the Corporation entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting

Subject	MIC LLC	MIC Corp.
to propose such business, (g) whether any such person, alone or as part of a group, intends to deliver a proxy statement and/or form of proxy or to otherwise solicit or participate in the solicitation of proxies in favor of such proposal, and (h) any other information that is required to be provided by each such person pursuant to the Exchange Act and the rules and regulations promulgated thereunder.
Special Meetings of Shareholders	The operating agreement provides that special meetings of the shareholders may be held on such date and at such time and place (if any) as designated by the board of directors of MIC LLC and stated in the notice of the meeting. Special meetings of the shareholders may be called at any time only by the secretary, either at the direction of the board of directors pursuant to a resolution adopted by the board of directors or by the chairman of the board of directors of MIC LLC.	The bylaws provide that special meetings of the shareholders will be held on such date and at such time and place (if any) as designated by the board of directors and stated in the notice of the meeting. Special meetings of the shareholders may be called at any time only by the secretary, either at the direction of the board of directors pursuant to a resolution adopted by the board of directors or by the chairman of the board of directors.
Notice of Meetings of Shareholders	The operating agreement provides that written notice will be given to each shareholder of record not less than 20 nor more than 60 days prior to the date of the meeting, stating the date, time, place, the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice of the meeting, and, in the case of special meetings, the purpose(s) for which the meeting is called.	The bylaws provide that written notice will be given to each shareholder of record not less than 20 nor more than 60 days prior to the date of the meeting, stating the date, time, place, the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice of the meeting, and, in the case of special meetings, the purpose(s) for which the meeting is called.
Proxies	The operating agreement provides that a shareholder entitled to vote may vote in person or by proxy, but no such proxy may be voted or acted upon after three years from its date, unless the proxy provides for a longer period.	The bylaws provide that a shareholder entitled to vote may vote in person or by proxy, but no such proxy may be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Subject	MIC LLC	MIC Corp.
Shareholder Action by Written Consent	The operating agreement provides that shareholders of MIC LLC will take any action required or permitted only at a meeting of shareholders duly called and noticed.	The certificate of incorporation and bylaws provide that, except for actions taken by written consent by the holders of any series of preferred stock, holders of special stock consenting separately as a class or as otherwise expressly provided by the terms of any class of stock permitting the holders of such series to act by written consent, the shareholders will take any action required or permitted only at a meeting of shareholders duly called and noticed, and no action will be taken by the shareholders by written consent.
Liquidation Rights	The operating agreement provides that the order of distribution for liquidation will proceed as follows: (i) creditors to the satisfaction of all MIC LLC’s debts and other liabilities; (ii) shareholders and former shareholders in satisfaction for liabilities for distribution; and (iii) shareholders in accordance with their capital accounts, including all contributions, distributions and allocations, or percentage interest, based upon the time of dissolution. Shareholders may only look solely to the property of MIC LLC for the return of their capital contribution and have no right or power to demand or receive property other than cash from MIC LLC.	The certificate of incorporation and bylaws provide that in the event of any liquidation, dissolution or winding up of the affairs of MIC Corp., whether voluntary or involuntary, holders of common stock will be entitled to share equally, on a per share basis, in all assets of MIC Corp. of whatever kind available for distribution to the holders of common stock. Holders of special stock will not be entitled to share in any distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of MIC Corp., whether voluntary or involuntary.
Limitation of Personal Liability of Directors	The operating agreement provides that a director is not personally liable to MIC LLC or its shareholders for monetary damages for breach of fiduciary duty as a director, except that a director will be liable to the same extent as if such director were a director of a Delaware corporation pursuant to the DGCL for liabilities (i) for breach of the director’s duty of loyalty to MIC LLC or its shareholders, (ii) for acts or omissions not in good faith or a knowing violation of applicable law or (iii) for any transaction for which the director derived an improper benefit.	The certificate of incorporation provides that a director is not personally liable to MIC Corp. or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Subject	MIC LLC	MIC Corp.
Indemnification	The operating agreement provides that MIC LLC will indemnify to the fullest extent authorized by the DGCL each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed proceeding, by reason of the fact that he, she or a person of whom he or she is the legal representative is or was a director or officer of MIC LLC, or is or was serving at the request of MIC LLC as a director or officer of a subsidiary of MIC LLC. However, MIC LLC will not be required to indemnify such person in connection with a proceeding initiated by such person unless such proceeding was authorized by the board of directors of MIC LLC or enforces such person’s claim to indemnification pursuant to the rights granted by the operating agreement.	The certificate of incorporation and bylaws provide that MIC Corp. will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action (i) by reason of the fact that such person is or was a director, officer, employee or agent of MIC Corp., or is or was a director or officer of MIC Corp. serving at the request of MIC Corp. as a director, officer, employee or agent of another enterprise or (ii) by or in the right of MIC Corp. to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of MIC Corp., or is or was a director or officer of MIC Corp. serving at the request of MIC Corp. as a director, officer, employee or agent of another enterprise. MIC Corp. will not indemnify a director, officer, employee or agent if he or she is found liable to MIC Corp. unless the Court of Chancery of the State of Delaware or the court in which such action was brought determines otherwise.

MIC Corp. will not indemnify an officer, director, employee or agent when the proceeding relates to: (i) payments under a statute, insurance policy, indemnity provision, or vote; (ii) an accounting or disgorgement under the Exchange Act or similarly applicable law; (iii) reimbursement of MIC Corp. for a bonus, compensation, or other profits realized from the sale of MIC Corp.’s securities under the Exchange Act; (iv) initiation of an action including those against MIC Corp. or its directors, unless authorized by the board of directors, provided for in MIC Corp.’s sole discretion, or otherwise required under the bylaws or DGCL; or (v) prohibition of payment under applicable law.

Subject	MIC LLC	MIC Corp.
Amendments to Governing Documents	The operating agreement provides that the board of directors of MIC LLC may amend the terms of the operating agreement by resolution adopted by the affirmative vote of a majority of the total number of directors then in office, except that certain specified sections may not be amended without the affirmative vote of a majority of the LLC interests present in person or represented by proxy at a meeting of MIC LLC shareholders, and except that for so long as the existing management services agreement is in effect, certain other specified sections may not be amended without the prior written consent of the manager.	The bylaws provide that the board of directors may amend the terms of the bylaws by resolution adopted by the affirmative vote of a majority of the total number of directors then in office, except in certain situations, may not be amended without the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting of shareholders, and except that the consent of the holders of special stock will be required for
MIC Corp. to (i) authorize or issue shares of special stock; (ii) amend the certificate of incorporation or bylaws in a manner that would adversely affect the rights of holders of special stock; or (iii) if the preferred stock proposal is consummated, issue shares of preferred stock.

The DGCL provides that the certificate of incorporation of a corporation may be amended by an affirmative vote of a majority of the directors then in office and a majority of the outstanding stock entitled to vote thereon, unless the certificate of incorporation requires the vote of a greater number or proportion. The certificate of incorporation provides that the prior affirmative vote or written consent of the holders of a majority of the outstanding shares of special stock, voting or consenting separately as a class, will be required for MIC Corp. to amend any provision of the certificate of incorporation or the bylaws in a manner that would adversely affect the rights of the holders of special stock as a class.

Subject	MIC LLC	MIC Corp.
Exclusive Forum	Silent.	The bylaws provide that, unless MIC Corp. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of MIC Corp.; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of MIC Corp. to MIC Corp. or its shareholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine.
Business Combinations	The operating agreement provides that MIC LLC will not merge or consolidate with any other entity or sell, lease or exchange its property and assets, unless the board of directors of MIC LLC adopts a resolution approving such action by the affirmative vote of at least a majority of the total number of directors then in office and an affirmative vote of the holders of a majority of the LLC interests holding a majority of the voting power of the outstanding LLC interests. Any LLC interests held by the manager or its affiliate or associate will not be entitled to vote on approval of any merger or consolidation with or into, or sale, lease or exchange to, the manager or its affiliate or associate.	The certificate of incorporation provides that MIC Corp. will not merge or consolidate with any other entity or sell, lease or exchange its property and assets, unless the board of directors adopts a resolution approving such action by the affirmative vote of at least a majority of the total number of directors then in office and an affirmative vote of the shareholders holding a majority of the voting power of the issued and outstanding shares of common stock of MIC Corp. Any shares held by the manager or its affiliate or associate will not be entitled to vote on approval of any merger or consolidation with or into, or sale, lease or exchange to, the manager or its affiliate or associate.

Subject	MIC LLC	MIC Corp.
The operating agreement provides that the affirmative vote of 66 2/3% of the then outstanding LLC interests of (excluding LLC interests held by, or LLC interests represented by “trust stock” (as defined in the existing management services agreement) held by, the “interested shareholder (as defined in the operating agreement) or any of its affiliate or associate) is required to approve any “business combination” (as defined in the operating agreement). Such affirmative vote is required notwithstanding any law or agreement with any securities exchange or otherwise.

The “continuing directors” (as defined in the operating agreement) will determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with the provisions relating to certain business combinations and transactions, including, without limitation, (i) whether a person is an interested shareholder, (ii) the number of LLC interests beneficially owned by any person, (iii) whether a person is an affiliate or associate of another, and (iv) the “fair market value” (as defined in the operating agreement) of the equity securities of MIC LLC or any of its subsidiaries.	The certificate of incorporation also provides that the affirmative vote of at least 66 2/3% of the then outstanding shares of common stock of MIC Corp. (excluding shares held by an interested shareholder or any of its affiliate or associate) is required to approve any “business combination” (as defined in the certificate of incorporation). Such affirmative vote is required notwithstanding any law or agreement with any securities exchange or otherwise.

The “continuing directors” (as defined in the certificate of incorporation) will determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with the provisions relating to certain business combinations and transactions, including, without limitation, (i) whether a person is an interested shareholder, (ii) the number of shares of stock of MIC Corp. beneficially owned by any person, (iii) whether a person is an affiliate or associate of another, and (iv) the “fair market value” (as defined in the certificate of incorporation) of the equity securities of MIC Corp. or any of its subsidiaries.

Section 203 of the DGCL protects publicly traded Delaware corporations, such as MIC Corp., from hostile takeovers and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither the certificate of incorporation nor the by-laws contains the election not to be governed by Section 203 of the DGCL. Therefore, MIC Corp. is governed by Section 203 of the DGCL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of LLC interests by each person who is known to MIC LLC to be the beneficial owner of more than five percent of the outstanding LLC interests at April 9, 2015, and each of MIC LLC’s directors and named executive officers and MIC LLC’s directors and named executive officers as a group as of April 9, 2015, based on 79,338,212 LLC interests issued and outstanding. All holders of LLC interests are entitled to one vote per LLC interest on all matters submitted to a vote of holders of LLC interests. The voting rights attached to LLC interests held by MIC LLC directors, named executive officers or major shareholders do not differ from those that attach to LLC interests held by any other holder. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes LLC interests for which the individual, directly or indirectly, has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the LLC interests, whether or not the LLC interests are held for the individual’s benefit.

	Amount and Nature of Beneficial Ownership (Number of LLC Interests)
Name and Address of Beneficial Owner	LLC Interests Representing Sole Voting or Investment Power	LLC Interests Representing Shared Voting and Investment Power	Right to Acquire LLC Interests Within 90 Days		Total	Percent of LLC Interests Outstanding
5% Beneficial Owners
Macquarie Infrastructure Management (USA) Inc.(1)	6,804,914	2,450			6,807,364	8.6%
Marcato Capital Management LP(2)	—	3,866,126	—		3,866,126	4.9%
MSDC Management, L.P.(3)	—	4,104,007	—		4,104,007	5.2%
Directors(4)
Martin Stanley(5)	4,000	6,804,914	—		6,808,914	8.6%
Norman H. Brown, Jr.	47,433	—	2,505	(7)	49,938	*
George W. Carmany, III	48,037	—	2,505	(7)	50,542	*
H.E. (Jack) Lentz	17,343	—	2,505	(7)	19,848	*
Ouma Sananikone	3,477	—	2,505	(7)	5,982	*
William H. Webb	92,112	—	2,505	(7)	94,617	*
Shemara Wikramanayake(5)(6)	—	166,347	—		166,347	*
Named Executive Officers(4)
James Hooke(5)	58,576	6,804,914	—		6,863,490	8.7%
Todd Weintraub	16,366	—	—		16,366	*
All Directors and Executive Officers as a Group	287,344	6,971,261	12,525		7,271,130	9.2%

*	Less than 1%.
(1)	The address of the manager is 125 West 55th Street, New York, New York 10019. Based on a report on Schedule 13D/A filed on November 20, 2014, as updated by subsequent Form 4s filed on December 15, 2014, January 20, 2015, February 17, 2015, March 13, 2015 and April 10, 2015, respectively, Macquarie Infrastructure Management (USA) Inc. has shared dispositive power with respect to 6,804,914 LLC interests with Macquarie Group Limited. Macquarie Group Limited also holds shared dispositive power with respect to 2,450 LLC interests reflected in the column entitled “LLC Interests Representing Shared Voting and Investment Power,” which LLC interests are held through its subsidiary Macquarie Group Services Australia Pty Limited, to hedge potential payments under its DPS Plan and over which Macquarie Group Services Australia Pty Limited has shared dispositive power with Macquarie.
(2)	Marcato Capital Management LP has shared voting and dispositive power with respect to 3,866,126 LLC interests with Richard T. McGuire III, of which voting and dispositive power is also shared with respect to 908,403 LLC interests with Marcato, L.P., 67,492 LLC interests with Marcato II, L.P. and 2,890,231 LLC interests with Marcato International Master Fund, Ltd. The address of each holder is c/o Marcato Capital Management LP, One Montgomery Street, Suite 3250, San Francisco, California 94104.

(3)	Based on a report on Schedule 13G/A filed on February 17, 2015, MSDC Management, L.P., the investment manager of MSD Torchlight Partners, L.P., has shared voting and dispositive power with respect to 3,094,964 LLC interests with MSD Torchlight Partners, L.P. and of which voting and dispositive power is also shared with respect to 1,009,043 LLC interests with MSD Energy Partners, L.P. Each of MSD Torchlight Partners and MSD Energy Partners, L.P. is the direct owner of the underlying securities. The address of MSDC Management, L.P., MSD Torchlight Partners, L.P. and MSD Energy Partners, L.P. is 645 Fifth Avenue, 21st Floor, New York, New York 10022.
(4)	The address of each director and named executive officer is c/o Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019.
(5)	Each of the following persons may be deemed to beneficially own, and share voting and investment power in, the LLC interests held by the manager, shown separately in the table above:
•	Ms. Wikramanayake, as the Executive Chairman of the Macquarie Group’s Macquarie Asset Management group, of which the manager constitutes a part.
•	Mr. Stanley, as Chairman of the Macquarie Group’s Macquarie Infrastructure and Real Assets division, of which the manager constitutes a part.
•	Mr. Hooke, as the president and a director of the manager.

Each of the foregoing disclaims beneficial ownership and the filing of this proxy statement/prospectus shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any of the LLC interests owned by the manager.

(6)	Ms. Wikramanayake currently holds the position of alternate chairman of MIC LLC and is not a director of MIC LLC. Upon shareholder approval of the conversion proposal, MIC Corp. will no longer have an alternate chairman position. Ms. Wikramanayake has shared voting and dispositive power with respect to 166,347 LLC interests with her spouse. These LLC interests are held in a family trust.
(7)	Consists of LLC interests which the independent directors have a right, as of May 19, 2015, to acquire through the independent directors’ equity plan.

FUTURE SHAREHOLDER PROPOSALS

To be considered for inclusion in MIC LLC’s proxy statement for the 2016 Annual Meeting of Shareholders, shareholder proposals must be received by MIC LLC no later than December 4, 2015. In order to be included in MIC LLC sponsored proxy materials, shareholder proposals will need to comply with the requirements of Rule 14a-8 promulgated under the Exchange Act. If you do not comply with Rule 14a-8, MIC LLC will not be required to include the proposal in the proxy statement and the proxy card it will mail to the shareholders.

Pursuant to the operating agreement and applicable SEC rules and regulations, no shareholder proposals (other than proposals included in MIC LLC’s proxy statement in accordance with Rule 14a-8) may be presented for action at the 2016 Annual Meeting of Shareholders unless a shareholder has given timely notice of the proposal in writing to the secretary of MIC LLC. To be timely, a shareholder’s notice is required to be delivered to the secretary of MIC LLC not earlier than December 22, 2015 (150 days prior to May 20, 2016, the one year anniversary of the 2015 Annual Meeting) or later than January 21, 2016 (120 days prior to May 20, 2016). The notice must contain the information required by the operating agreement. The foregoing provisions of the operating agreement do not affect a shareholder’s ability to request inclusion of a proposal in MIC LLC’s proxy statement in accordance with Rule 14a-8 and referred to above. A proxy may confer discretionary authority to vote on any proposal at a meeting if MIC LLC does not receive notice of the proposal within the foregoing time frames. Shareholder proposals should be sent to:

Macquarie Infrastructure Company LLC
125 West 55th Street
New York, New York 10019
United States of America
Attention: General Counsel and Secretary

NO APPRAISAL RIGHTS

Shareholders of MIC LLC will have no appraisal, dissenters’ or similar rights (i.e., the right, instead of receiving shares of common stock representing equity interests in MIC Corp., to seek a judicial determination of the “fair value” of their LLC interests, and to compel MIC LLC to purchase the shareholders’ LLC interests for cash in that amount) under state law or the operating agreement nor will such rights be voluntarily accorded to the shareholders by MIC LLC. Under Section 18-210 of the DLLCA, no appraisal rights are granted to shareholders of an LLC unless the operating agreement provides otherwise. The operating agreement does not provide for appraisal rights. If the shareholders approve the conversion proposal as provided in this proxy statement/prospectus, all shareholders will be bound by such approval although they, individually, may have voted against the conversion proposal. If the shareholders approve the preferred stock proposal and the conversion is consummated as provided in this proxy statement/prospectus, all shareholders will be bound by such approval of the preferred stock proposal although they, individually, may have voted against the preferred stock proposal.

LEGAL MATTERS

White & Case LLP will pass upon the validity of the common stock offered by this proxy statement/prospectus, if the conversion proposal is approved by the shareholders of MIC LLC. Certain U.S. federal income tax consequences of the conversion will be passed upon by White & Case LLP.

EXPERTS

The consolidated financial statements of MIC LLC as of December 31, 2014 and 2013 and for each of the years in the three year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states MIC LLC acquired IMTT Holdings Inc. during 2014, and management excluded from its assessment of the effectiveness of MIC LLC’s internal control over financial reporting as of December 31, 2014, IMTT Holdings Inc.’s internal control over financial reporting associated with total assets of $4.1 billion and total revenues of $255.9 million included in the consolidated financial statements of MIC LLC as of and for the year ended December 31, 2014. KPMG LLP’s audit of internal control over financial reporting of MIC LLC also excluded an evaluation of the internal control over financial reporting of IMTT Holdings Inc.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

MIC LLC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by MIC LLC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC at (800) 732-0330 for further information on the public reference rooms. The SEC filings of MIC LLC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

You may consult MIC LLC’s website for more information about MIC LLC at www.macquarie.com. Information included on MIC LLC’s website is not incorporated by reference into this proxy statement/prospectus. You should not rely on such information in deciding whether to approve the conversion proposal, the preferred stock proposal or the adjournment proposal unless such information is in this proxy statement/prospectus or has been incorporated by reference into this proxy statement/prospectus.

MIC LLC has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, which is referred to as the Securities Act in this proxy statement/prospectus, to register the issuance of common stock upon consummation of the conversion. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about MIC LLC, MIC Corp. and the common stock of MIC Corp. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows MIC LLC to “incorporate by reference” into this proxy statement/prospectus documents it files with the SEC, meaning that MIC LLC is disclosing important information to you by referring you to another document filed separately with the SEC. Information that MIC LLC files later with the SEC, prior to the effective time of the conversion, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement/prospectus, except for information furnished under Item 2.02 or Item 7.01 of the Current Reports on Form 8-K which is not deemed to be filed and not incorporated by reference herein:

•	MIC LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on February 18, 2015.
•	MIC LLC’s Current Report on Form 8-K filed on February 6, 2015 (other than information and exhibits furnished under Item 7.01).
•	MIC LLC’s Current Report on Form 8-K filed on February 24, 2015.
•	MIC LLC’s Current Report on Form 8-K filed on February 27, 2015.

In addition, MIC LLC incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the effective time of the conversion. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Item 7.01 or Item 8.01 of any current report on Form 8-K solely for purposes of satisfying the requirements of Regulation FD under the Exchange Act, as well as proxy statements.

MIC LLC also incorporates by reference the plan of conversion, the form of certificate of conversion, certificate of incorporation and bylaws, which are attached as Annex A, Annex A-1, Annex A-2 and Annex A-3, respectively, to this proxy statement/prospectus.

MIC LLC undertakes to provide without charge to each person to whom a copy of this proxy statement/prospectus has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this proxy statement/prospectus, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement/prospectus incorporates. You may obtain documents by reference by requesting them in writing at the following address:

Macquarie Infrastructure Company LLC
125 West 55th Street
New York, New York 10019
United States of America
Attention: General Counsel and Secretary

The shareholders and other persons should not rely on information other than that contained in or incorporated by reference in this proxy statement/prospectus. MIC LLC has not authorized anyone to provide information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated April 17, 2015. No assumption should be made that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and the mailing of this proxy statement/prospectus will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any information previously disclosed, MIC LLC will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement/prospectus.

HOUSEHOLDING OF PROXY MATERIALS

If you are the beneficial owner, but not the shareholder of record, of LLC interests, the broker, bank or other financial institution through which you hold your LLC interests may participate in the practice of “householding” proxy statements. This means that only one copy of this proxy statement/prospectus may have been delivered to multiple shareholders who share an address unless the nominee has received contrary instructions from one or more shareholders. MIC LLC will promptly deliver, upon written or oral request, a separate copy of this proxy statement/prospectus to a shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered. A shareholder who wishes to receive a separate copy of this proxy statement/prospectus, now or in the future, should submit this request by writing to Macquarie Infrastructure Company LLC, Attention: Investor Relations, 125 West 55th Street, New York, New York 10019, or by calling (212) 231-1825. If you are a beneficial owner and would like to receive a separate copy of this proxy statement/prospectus, you should contact the broker, bank, or other financial institution through which you hold your LLC interests. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future will also need to contact their broker, bank, or other financial institution to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

ANNEX A

PLAN OF CONVERSION

This PLAN OF CONVERSION, dated as of April 10, 2015 (including all of the Exhibits attached hereto, this “Plan of Conversion”), sets forth the terms, conditions and procedures governing the conversion of Macquarie Infrastructure Company LLC, a Delaware limited liability company (the “LLC”), from a Delaware limited liability company to a Delaware corporation to be named “Macquarie Infrastructure Corporation” (the “Corporation”) pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “LLC Act”) and Section 265 of the Delaware General Corporation Law (the “DGCL”).

W I T N E S S E T H

WHEREAS, the LLC was formed on April 13, 2004 and has been operating under the Third Amended and Restated Operating Agreement of the LLC, dated as of June 22, 2007 (the “Operating Agreement”);

WHEREAS, upon the terms and subject to the conditions of this Plan of Conversion and in accordance with the LLC Act and the DGCL, the LLC will be converted to a Delaware corporation pursuant to and in accordance with Section 18-216 of the LLC Act and Section 265 of the DGCL (the “Conversion”);

WHEREAS, the Board of Directors (the “Board”) of the LLC (i) has determined that the Conversion is advisable and in the best interests of the LLC and its shareholders (the “Shareholders”), (ii) hereby approves and adopts this Plan of Conversion, the Conversion, and the other documents and transactions contemplated by this Plan of Conversion and (iii) recommends that the Shareholders approve this Plan of Conversion; and

WHEREAS, in connection with the Conversion, (i) each outstanding LLC Interest (as defined in the Operating Agreement) of the LLC shall be converted into one (1) share of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation as provided in this Plan of Conversion and (ii) Macquarie Infrastructure Management (USA) Inc. (the “Manager”) shall be issued 100 shares of special stock, par value $0.001 per share (the “Special Stock”), of the Corporation in order to preserve the Manager’s existing right to appoint one director who serves as the Chairman of the Board of the LLC;

NOW, THEREFORE, in accordance with the LLC Act and the DGCL, upon the Effective Time (as defined below), the LLC shall be converted to the Corporation. The mode of carrying the Conversion into effect shall be as described in this Plan of Conversion.

ARTICLE I

THE CONVERSION

SECTION 1.01 The Conversion.  At the Effective Time (as defined below), the LLC shall be converted to the Corporation and, for all purposes of the laws of the State of Delaware, pursuant to the Conversion, the LLC is continuing its existence in the organizational form of a Delaware corporation. The Conversion shall not require the LLC to wind up its affairs under Section 18-803 of the LLC Act or pay its liabilities and distribute its assets under Section 18-804 of the LLC Act, and the Conversion shall not constitute a dissolution of the LLC. At the Effective Time (as defined below), for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the LLC, and all property, real, personal and mixed, and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC, shall remain vested in the Corporation and shall be the property of the Corporation, and title to any real property vested by deed or otherwise in the LLC shall not revert or be in any way impaired by reason of any provision of the LLC Act; but all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall remain attached to the Corporation, and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interests in property of the LLC, as well as the debts, liabilities and duties of the LLC, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware.

SECTION 1.02 Effective Time.  The Conversion shall become effective (a) after obtaining approval of this Plan of Conversion from (i) the Shareholders holding a majority of the LLC Interests outstanding and entitled to vote thereon and (b) upon the filing of the Certificate of Conversion in the form attached hereto as Exhibit A (the “Certificate of Conversion”) and the Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit B (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Secretary of State”) pursuant to Section 265 of the DGCL (such time of effectiveness, the “Effective Time”). Notwithstanding the foregoing, each of the Certificate of Conversion and the Certificate of Incorporation may provide for the same post-filing effective time as permitted by the LLC Act and the DGCL, in which case the Effective Time shall be the post-filing effective time stated in the Certificate of Conversion and Certificate of Incorporation. The Chief Executive Officer or Chief Financial Officer (such persons, the “Authorized Officers”) on behalf of the LLC, acting singly, shall execute, deliver and file the Certificate of Conversion, and the Corporation, acting through an authorized agent, shall execute, deliver and file the Certificate of Incorporation.

SECTION 1.03 Plan of Reorganization.   This Plan of Conversion shall constitute a Plan of Reorganization within the meaning of Treas. Reg. Sec. 1.368-2(g).

SECTION 1.04 Certificate of Incorporation and Bylaws of the Corporation.  At and after the Effective Time, the Certificate of Incorporation and the Bylaws of the Corporation (the “Bylaws”) shall be in the forms attached hereto as Exhibit B and Exhibit C, respectively, and shall be adopted as such by the Board of Directors of the Corporation.

SECTION 1.05 Directors and Officers.  The directors and officers of the Corporation immediately after the Effective Time shall be those individuals who were serving as directors and officers, respectively, of the LLC immediately prior to the Effective Time. The LLC and, after the Effective Time, the Corporation and its Board of Directors shall take such actions, if any, as may be necessary to cause each of such individuals to be appointed as a director and/or officer, as the case may be, of the Corporation.

SECTION 1.06 Termination.  This Plan of Conversion may be terminated and the Conversion abandoned by action of the Board at any time prior to the Effective Time (a “Termination”). Upon a Termination, if the Certificate of Conversion and the Certificate of Incorporation have been filed with the Secretary of State, but have not become effective, any person or entity that was authorized to execute, deliver and file such certificates, including an Authorized Officer, may execute, deliver and file a certificate of termination terminating such certificates.

ARTICLE II

CONVERSION; CERTIFICATES

SECTION 2.01 Conversion of LLC Interests.  At the Effective Time, by virtue of the Conversion and without any further action on the part of the LLC, the Corporation or the Shareholders, each outstanding LLC Interest shall be converted into one (1) share of Common Stock.

SECTION 2.02 Issuance of Special Stock.  At the Effective Time, in connection with the Conversion, in order to preserve the Manager’s existing right to appoint one director who serves as the Chairman of the Board of the LLC, the Manager shall be issued 100 shares of Special Stock in consideration for the Manager entering into an amended and restated management services agreement with the Corporation.

SECTION 2.03 Effect of Conversion on Employee Benefit Plans, Stock Purchase Plans, Other Similar Plans or Convertible Securities.  Upon the terms and subject to the conditions of this Plan of Conversion, at the Effective Time, by virtue of the Conversion and without any further action on the part of the LLC or its Shareholders, each employee benefit plan, direct stock purchase and/or dividend reinvestment program, other similar plan or convertible securities to which the LLC is a party or an obligor shall continue to be a plan, program or obligation of the Corporation. To the extent that any such plan, program or obligation provides for the issuance of LLC Interests, upon the Effective Time, such plan, program or obligation shall be deemed to provide for the issuance of shares of Common Stock. A number of shares of Common Stock shall be reserved for issuance under such plan, program or obligation equal to the number of LLC Interests so reserved immediately prior to the Effective Time.

SECTION 2.04 Registration of Common Stock.

(a) Registration in Book-Entry.  Shares of Common Stock issued in connection with the Conversion shall be uncertificated, and the Corporation shall register, or cause to be registered, such shares of Common Stock into which each outstanding LLC Interest shall have been converted as a result of the Conversion in book-entry form.

(b) No Further Rights in LLC Interests.  The shares of Common Stock and Special Stock issued upon the conversion of the outstanding LLC Interests in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such LLC Interests, and shall, when issued, be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock and Special Stock, as applicable.

ARTICLE III

GOVERNING LAW

SECTION 3.01 Governing Law.  This Plan of Conversion shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

EXHIBIT A

Certificate of Conversion

<See Annex A-1 to proxy statement/prospectus>

EXHIBIT B

Certificate of Incorporation

<See Annex A-2 to proxy statement/prospectus>

EXHIBIT C

Bylaws

<See Annex A-3 to proxy statement/prospectus>

ANNEX A-1

FORM OF
CERTIFICATE OF CONVERSION
CONVERTING
MACQUARIE INFRASTRUCTURE COMPANY LLC,
(A Delaware Limited Liability Company)
TO
MACQUARIE INFRASTRUCTURE CORPORATION
(A Delaware Corporation)

Pursuant to Section 265 of the Delaware General Corporation Law,
8 Del. C. §§101 et seq. (the “DGCL”)

This Certificate of Conversion is being filed for the purpose of converting Macquarie Infrastructure Company LLC, a Delaware limited liability company (the “Converting Entity”), to a Delaware corporation to be named “Macquarie Infrastructure Corporation” (the “Corporation”).

The undersigned, being an authorized person of the Converting Entity, does hereby certify as follows:

1.	Date and Jurisdiction of Formation of Converting Entity. The date the Converting Entity was first formed is April 13, 2004, and the jurisdiction where the Converting Entity was first formed, which jurisdiction has not changed, is Delaware.
2.	Name and Type of Converting Entity. The name of the Converting Entity immediately prior to filing this Certificate of Conversion is “Macquarie Infrastructure Company LLC”. The Converting Entity was a Delaware limited liability company immediately prior to filing this Certificate of Conversion.
3.	Name of Continuing Corporation. The name of the Delaware corporation to which the Converting Entity is being converted and the name set forth in the Certificate of Incorporation of the Corporation filed in accordance with Section 265 of the DGCL is “Macquarie Infrastructure Corporation”.
4.	Effective Time. This Certificate of Conversion shall become effective on , 2015, at .

IN WITNESS WHEREOF, the undersigned, being an authorized person of the Converting Entity, has duly executed this Certificate of Conversion as of the      day of         , 2015.

Name:
Authorized Person

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ANNEX A-2

FORM OF
CERTIFICATE OF INCORPORATION
OF
MACQUARIE INFRASTRUCTURE CORPORATION

ARTICLE I

NAME

The name of the Corporation is Macquarie Infrastructure Corporation (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to conduct or promote any lawful business, purpose or activity permitted for a corporation under the General Corporation Law of the State of Delaware (the “DGCL”); provided, however, that the Corporation is not permitted to engage in any activities that would cause it to become an “investment company” as defined in Section 3(a)(1) of the Investment Company Act of 1940, as amended and as may be amended from time to time, or any successor provision thereto.

ARTICLE IV

AUTHORIZED STOCK

A. Classes of Stock.  The total number of shares of stock that the Corporation shall have authority to issue is [If the preferred stock proposal is approved — 600,000,100] [If the preferred stock proposal is not approved — 500,000,100], consisting of 500,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), 100 shares of special stock, par value $0.001 per share (“Special Stock”) [If the preferred stock proposal is approved — and 100,000,000 shares of preferred stock (“Preferred Stock”)].

B. Increase or Decrease in Authorized Capital Stock.  The board of directors of the Corporation (the “Board of Directors”) is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. [If the preferred stock proposal is approved — Rights of Preferred Stock.  The Board of Directors is hereby expressly authorized, subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in series and to fix by resolution or resolutions the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.]

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D. Rights of Special Stock.

1. The holder or holders of Special Stock shall have only such voting powers as are set forth herein.

2. In addition to any other vote required by law or by this Certificate of Incorporation, the prior affirmative vote or written consent of the holders of a majority of the outstanding shares of Special Stock, voting or consenting separately as a class, shall be required for the Corporation to do any of the following:

a. authorize or issue shares of Special Stock [If the preferred stock proposal is approved — or issue shares of Preferred Stock]; or

b. amend any provision of this Certificate of Incorporation or the Bylaws of the Corporation in a manner that would adversely affect the rights of holders of Special Stock as a class.

3. Upon the earlier of (i) the date on which the Management Services Agreement (as defined in Article IX) is terminated or (ii) the first date on which neither the Manager nor any Manager Affiliate (as defined in the Management Services Agreement) holds at least 200,000 shares of Common Stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations) (a “Redemption Event”), all outstanding shares of Special Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to $0.001 per share (the “Redemption Price”) within five (5) business days after the Corporation becomes aware of the occurrence of such a Redemption Event (the “Redemption Date”). If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all outstanding shares of Special Stock, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of any such legally available funds, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

a. On or before the applicable Redemption Date, following notice from the Corporation of the occurrence of a Redemption Event, each holder of shares of Special Stock to be redeemed on such Redemption Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated by the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all the shares of the Special Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Special Stock shall promptly be issued to such holder.

b. If on the applicable Redemption Date, the full amount of the Redemption Price payable upon redemption of the shares of Special Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent in trust for the benefit of the holders of shares to be redeemed with irrevocable instructions and authority to consummate the redemption of such shares in accordance with the terms and conditions set forth herein so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Special Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

c. Any shares of Special Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Special Stock following redemption.

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4. The holders of Special Stock may not effect any offer, sale, pledge, transfer or other disposition or distribution (or enter into any agreement with respect to the foregoing) of shares of Special Stock. Any such purported offer, sale, pledge, transfer or other disposition or distribution of shares of Special Stock shall be null and void.

5. All certificates representing shares of Special Stock shall bear the following legend:

THE SHARE OF SPECIAL STOCK, PAR VALUE $0.001 PER SHARE, OF MACQUARIE INFRASTRUCTURE CORPORATION REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED BY THE HOLDER HEREOF.

E. Rights of Common Stock and Special Stock.  Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote of holders of Common Stock at a meeting of stockholders. Each share of Special Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote or for consent by holders of Special Stock. Except as explicitly set forth in this Certificate of Incorporation, holders of Special Stock shall not be entitled to vote on or consent to any matter.

F. Dividends.

1. Subject to provisions of law and the preferences of [If the preferred stock proposal is approved — any series of Preferred Stock and of] any other stock ranking prior to the Common Stock as to the payment of dividends, the holders of Common Stock shall be entitled to receive dividends at such time and in such amounts as may be determined by the Board of Directors and declared out of any funds lawfully available therefor [If the preferred stock proposal is approved — , and shares of Preferred Stock of any series shall not be entitled to share therein except as otherwise expressly provided in the resolution or resolutions of the Board of Directors providing for the issue of such series].

2. If and when dividends on the Common Stock are declared payable from time to time by the Board of Directors as provided in this Article IV, Section F, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends. Holders of Special Stock shall not be entitled to receive dividends of the Corporation.

G. Voluntary or Involuntary Liquidation.  [If the preferred stock proposal is approved — Subject to the rights of the holders of any series of Preferred Stock outstanding at any time,] in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock. Holders of Special Stock shall not be entitled to share in any distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator of the Corporation is:

Name	Address
Michael Kernan	125 West 55th Street New York, New York 10019

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ARTICLE VI

MATTERS RELATING TO THE BOARD OF DIRECTORS

A. General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors.

B. Number of Directors; Term.

1. [If the preferred stock proposal is approved — Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any,] the number of directors that constitutes the Entire Board of Directors (as defined below) shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors, but shall consist of not less than four (4) nor more than twelve (12) directors.

2. [If the preferred stock proposal is approved — Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any,] the term of each director shall be the period from the effective date of such director’s election to the next annual meeting of the stockholders until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

C. Election of Directors.  [If the preferred stock proposal is approved — Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any,] the right to elect persons to the Board of Directors shall be allocated as follows:

1. At any time when the Management Services Agreement (as defined in Article IX) is in effect and the Manager or any Manager Affiliate (as defined in the Management Services Agreement) holds at least 200,000 shares of Common Stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), (i) the holders of Special Stock, voting or consenting separately as a class, shall be entitled to elect one (1) director; and (ii) the holders of Common Stock, voting separately as a class, shall be entitled to elect the remaining directors.

2. At any time when the Management Services Agreement (as defined in Article IX) is no longer in effect or neither the Manager nor any Manager Affiliate (as defined in the Management Services Agreement) holds at least 200,000 shares of Common Stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), the holders of Common Stock shall be entitled to elect all of the directors to be elected at such election by the holders of Common Stock.

D. Removal.  Except as otherwise provided in the Bylaws of the Corporation, [If the preferred stock proposal is approved — and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any,] any director may be removed from office as follows:

1. Removal for Cause.  Any director may be removed from office for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the issued and outstanding shares of Common Stock and Special Stock [If the preferred stock proposal is approved — (and any series of Preferred Stock then entitled to vote at an election of directors)], voting together as a single class.

2. Special Stock Director Removal Without Cause.  Any director elected by the vote or written consent of the holders of Special Stock, voting or consenting separately as a class, may be removed from office at any time, without cause, solely by the affirmative vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the issued and outstanding shares of Special Stock, voting or consenting separately as a class.

3. Director Removal Without Cause.  Any director elected by the vote of the holders of Common Stock, voting separately as a class, may be removed from office at any time, without cause, solely by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the issued and outstanding shares of Common Stock, voting separately as a class.

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E. Vacancies.

1. Except as otherwise provided in Article VI, Section E(2) below or the Bylaws of the Corporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so chosen shall hold office until the next annual meeting of the stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

2. At any time when the Management Services Agreement (as defined in Article IX) is in effect and the Manager or any Manager Affiliate (as defined in the Management Services Agreement) holds at least 200,000 shares of Common Stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), any vacancy in the Board of Directors of a director elected by the holders of Special Stock, voting or consenting separately as a class, pursuant to Section C of this Article VI, shall be filled only by a vote or written consent of the holders of Special Stock, voting or consenting separately as a class. At any time when the Management Services Agreement is not in effect or the Manager or any Manager Affiliate (as defined in the Management Services Agreement) no longer holds at least 200,000 shares of Common Stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), such vacancy shall be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, or if there are none, by a vote of the holders of Common Stock. Any vacancy in the Board of Directors of a director elected by the holders of Common Stock pursuant to Section C of this Article VI, shall be filled only by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, or if there are none, by a vote of the holders of Common Stock.

ARTICLE VII

AMENDMENT OF BYLAWS

A. Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation by resolution adopted by the affirmative vote of a majority of the then total number of directors in office (the “Entire Board of Directors”).

ARTICLE VIII

MATTERS RELATING TO STOCKHOLDERS

A. No Stockholder Action Without a Meeting.  Except for actions taken by written consent by the holders of Special Stock consenting separately as a class or as otherwise expressly provided by the terms of [If the preferred stock proposal is approved — any series of Preferred Stock or] any other class of stock permitting the holders of such series to act by written consent, the stockholders of the Corporation shall take any action required or permitted only at an annual or special meeting of the stockholders duly called and noticed, and no action shall be taken by the stockholders by written consent. For the avoidance of doubt, any action as to which a class vote of the holders of Special Stock is required pursuant to the terms of this Certificate of Incorporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Special Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Special Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation.

B. Special Meetings.  Special meetings of the stockholders may be called at any time only by the Secretary, either at the direction of the Board of Directors pursuant to a resolution adopted by the Board of Directors or by the Chairman of the Board.

C. No Cumulative Voting.  No stockholder will be permitted to cumulate votes at any election of directors.

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ARTICLE IX

MATTERS RELATING TO CERTAIN BUSINESS COMBINATIONS OR TRANSACTIONS

A. Definitions.  For the purposes of this Article IX, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, manager or trustee of such Person or (iii) any Person who is an officer, director, general partner, manager or trustee of any Person described in clause (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, general partners, trustees or Persons exercising similar authority with respect to such Person.

“Associate” has the meaning ascribed to such term in Rule 12b-2 of the rules promulgated under the Exchange Act.

“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Business Combination” means:

(i) any merger or consolidation of the Corporation or any Subsidiary thereof with (A) an Interested Stockholder, or (B) any other Person (whether or not itself an Interested Stockholder) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder of any assets of the Corporation or any Subsidiary thereof having an aggregate Fair Market Value of not less than ten percent (10%) of the Net Investment Value of the Corporation; or

(iii) the issuance or transfer by the Corporation or any Subsidiary thereof (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary thereof to, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of not less than ten percent (10%) of the Net Investment Value of the Corporation; or

(iv) any spinoff or split-up of any kind of the Corporation or any Subsidiary thereof, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

(v) any reclassification of stock (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary thereof, or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder), that has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (A) any class of equity securities of the Corporation or any Subsidiary thereof or (B) any class of securities of the Corporation or any Subsidiary thereof convertible into or exchangeable for stock or equity securities of any Subsidiary of the Corporation, that are directly or indirectly owned by an Interested Stockholder and its Affiliates and Associates; or

(vi) any agreement, contract or other arrangement providing for any one or more of the actions specified in clauses (i) through (v) above.

“Continuing Director” means (i) any director of the Corporation who (A) is neither the Interested Stockholder involved in the Business Combination as to which a determination of Continuing Directors is provided hereunder, nor an Affiliate, Associate, employee, agent or nominee of such Interested Stockholder, or a relative of any of the foregoing, and (B) was a member of the Board of Directors prior to the time that such Interested Stockholder became an Interested Stockholder, or (ii) any successor of a Continuing Director

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described in clause (i) above who is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means:  (i) in the case of equity securities, the average of the closing sale prices during the 10-day period immediately preceding the date in question of such equity securities:

(1) on the New York Stock Exchange (the “NYSE”) (regular way);

(2) if such equity securities are not listed for trading on the NYSE, as reported in the composite transactions for the principal U.S. national or regional securities exchange on which such equity securities are so listed;

(3) if such equity securities are not so listed on a principal U.S. national or regional securities exchange, the price as reported by the Nasdaq National Market;

(4) if such equity securities are not so reported, the last quoted bid price for such equity securities, in the over-the-counter market as reported by the National Quotation Bureau or a similar organization; or

(5) if such equity securities are not so quoted, the fair market value of such equity securities, as determined by a majority of the Continuing Directors in good faith;

and (ii) in the case of Property other than cash or equity securities, the fair market value of such Property on the date in question as determined by a majority of the Continuing Directors in good faith.

“Fiscal Quarter” means any three (3)-month period commencing on each of January 1, April 1, July 1 and October 1 and ending on the last date before the next such date.

“Future Investment” means a contractual commitment to invest represented by a definitive agreement.

“Interested Stockholder” means any Person (other than the Manager, the Corporation or any Subsidiary of the Corporation, any employee benefit plan maintained by the Corporation or any Subsidiary thereof or any trustee or fiduciary with respect to any such plan when acting in such capacity) that:

(i) is, or was at any time within the three-year period immediately prior to the date in question, the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of stock of the Corporation and who did not become the Beneficial Owner of such amount of shares of stock pursuant to a transaction that was approved by the affirmative vote of a majority of the Entire Board of Directors; or

(ii) is an assignee of, or has otherwise succeeded to, any shares of stock of the Corporation of which an Interested Stockholder was the Beneficial Owner at any time within the three-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act.

For the purpose of determining whether a Person is an Interested Stockholder, the shares of stock that may be issuable or exchangeable by the Corporation to the Interested Stockholder pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, shall be included, but not any other shares of stock that may be issuable or exchangeable by the Corporation pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Interested Stockholder.

“Managed Subsidiary” means Macquarie Infrastructure Holdings Inc., and any directly owned Subsidiary of the Corporation that becomes party to the Management Services Agreement, from time to time.

“Management Services Agreement” means that certain Third Amended and Restated Management Services Agreement, dated as of [           ], 2015, as may be amended from time to time, by and among the Corporation as successor-in-interest to Macquarie Infrastructure Company LLC, the Manager, Macquarie Infrastructure Holdings Inc. and any directly owned Subsidiary of the Company as from time to time may exist and that has executed a counterpart of such agreement.

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“Market Value of Stock” means the product of (1) the average number of shares of stock issued and outstanding, other than treasury shares, during the last fifteen (15) Trading Days in the most recent full Fiscal Quarter multiplied by (2) the volume weighted average trading price per share of stock traded on the NYSE over those fifteen (15) Trading Days.

“Net Investment Value” means:

(a) the Market Value of Stock; plus

(b) the amount of any borrowings (other than intercompany borrowings) of the Corporation and its Managed Subsidiaries (but not including borrowings on behalf of any Subsidiary of the Managed Subsidiaries); plus

(c) the value of Future Investments of the Corporation and/or any of its Subsidiaries other than cash or cash equivalents, as calculated by the Manager and approved by a majority of the Continuing Directors; provided that such Future Investment has not been outstanding for more than two consecutive full Fiscal Quarters; less

(d) the aggregate amount held by the Corporation and its Managed Subsidiaries in cash or cash equivalents (but not including cash or cash equivalents held specifically for the benefit of any Subsidiary of a Managed Subsidiary).

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act.

“Property” means all real and personal property acquired by the Corporation, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company, association or other entity in which any Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

“Trading Day” means a day on which the shares of stock of the Corporation (i) have not been suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of stock of the Corporation.

B. Vote Generally Required.  Subject to the provisions of Section D of this Article IX, the Corporation shall not (a) merge or consolidate with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or (b) sell, lease or exchange all or substantially all of its Property and assets, unless the Board of Directors shall adopt a resolution, by the affirmative vote of at least a majority of the Entire Board of Directors, approving such action and unless such action shall be approved by the affirmative vote of the stockholders holding a majority of the voting power of the issued and outstanding shares of stock of the Corporation entitled to vote thereon; provided, however, that any shares held by the Manager or an Affiliate or Associate of the Manager, shall not be entitled to vote to approve any merger or consolidation with or into, or sale, lease or exchange to, the Manager or an Affiliate or Associate thereof. The notice of the meeting at which such resolution is to be considered will so state.

C. Vote for Business Combinations.  The affirmative vote of the holders of record of outstanding shares of stock representing at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of stock of the Corporation (excluding shares of stock held by the Interested Stockholder or any Affiliate or Associate of an Interested Stockholder) shall be required to approve any Business Combination. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any securities exchange or otherwise.

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D. Power of Continuing Directors.  The Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article IX, including, without limitation, (a) whether a Person is an Interested Stockholder, (b) the number of shares of stock of the Corporation beneficially owned by any Person, (c) whether a Person is an Affiliate or Associate of another, and (d) the Fair Market Value of the equity securities of the Corporation or any Subsidiary thereof, and the good faith determination of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article IX.

E. No Effect on Fiduciary Obligations.  Nothing contained in this Article IX shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.

F. Miscellaneous.  In addition to any affirmative vote required by law, this Certificate of Incorporation or by the Bylaws of the Corporation, the affirmative vote of a majority of the then outstanding shares of stock of the Corporation held by the holders of record of outstanding shares of stock (excluding shares of stock held by the Interested Stockholder or an Affiliate or Associate of an Interested Stockholder) shall be required to approve the sale or transfer by an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder to the Corporation or any Subsidiary of the Corporation (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary of the Corporation in exchange for cash or securities of the Corporation or any Subsidiary of the Corporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any securities exchange or otherwise.

ARTICLE X

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

INDEMNIFICATION

Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors or officers of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation

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as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE XII

SEVERABILITY

If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

* * *

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IN WITNESS WHEREOF, Macquarie Infrastructure Corporation has caused this Certificate of Incorporation to be signed by the Chief Executive Officer of the Corporation on this      day of            , 2015.

By:	Name: Title:

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ANNEX A-3

FORM OF
BYLAWS OF

MACQUARIE INFRASTRUCTURE CORPORATION

(a Delaware corporation)

Date of Adoption: [           ], 2015

A-3-1

Page
ARTICLE I
THE CORPORATION
1.1 Name.	A-3-5
1.2 Registered Office.	A-3-5
1.3 Other Offices.	A-3-5
1.4 Principal Place of Business.	A-3-5
ARTICLE II
STOCKHOLDERS
2.1 Annual Meetings of Stockholders.	A-3-6
2.2 Special Meetings of Stockholders.	A-3-6
2.3 Place of Meeting.	A-3-6
2.4 Notice of Meeting.	A-3-6
2.5 Record Date.	A-3-7
2.6 Quorum and Adjournment.	A-3-7
2.7 Proxies.	A-3-8
2.8 Nominations and Notice of Stockholder Business.	A-3-8
2.9 Procedure for Election of Directors; Voting.	A-3-12
2.10 Inspectors of Elections; Opening and Closing the Polls.	A-3-12
2.11 Conduct of Business.	A-3-13
2.12 Waiver of Notice.	A-3-13
2.13 Remote Communication.	A-3-13
2.14 No Stockholder Action Without a Meeting.	A-3-14
2.15 List of Stockholders.	A-3-14
ARTICLE III
DIRECTORS
3.1 General Powers.	A-3-14
3.2 Number, Tenure and Qualifications.	A-3-14
3.3 Election of Directors.	A-3-14
3.4 Removal.	A-3-15
3.5 Resignations.	A-3-15
3.6 Vacancies and Newly Created Directorships.	A-3-15
3.7 Appointment of Chairman of the Board.	A-3-15
3.8 Chairman of the Board.	A-3-15
3.9 Regular Meetings.	A-3-16
3.10 Special Meetings.	A-3-16

A-3-2

Page
3.11 Notice for Special Meetings.	A-3-16
3.12 Waiver of Notice.	A-3-16
3.13 Board Action Without Meeting.	A-3-16
3.14 Conference Telephone Meetings.	A-3-17
3.15 Quorum.	A-3-17
3.16 Compensation.	A-3-17
ARTICLE IV
COMMITTEES
4.1 Committees.	A-3-17
4.2 Committee Members.	A-3-18
4.3 Committee Secretary.	A-3-18
ARTICLE V
OFFICERS
5.1 General.	A-3-18
5.2 Election and Term of Office.	A-3-18
5.3 Chief Executive Officer.	A-3-19
5.4 Chief Financial Officer.	A-3-19
5.5 General Counsel.	A-3-19
5.6 Secretary.	A-3-19
5.7 Resignations and Removals.	A-3-19
5.8 Vacancies.	A-3-19
5.9 Representation of Shares of Other Corporations.	A-3-19
ARTICLE VI
MANAGEMENT
6.1 Duties of the Manager.	A-3-20
6.2 Secondment of the Chief Executive Officer and Chief Financial Officer.	A-3-20
6.3 Secondment of Additional Officers.	A-3-20
6.4 Election of the Secondees as Officers of the Corporation.	A-3-20
6.5 Removal of Seconded Officers.	A-3-20
6.6 Replacement Manager.	A-3-20
ARTICLE VII
STOCK
7.1 Stock Certificates.	A-3-20
7.2 Special Designation on Certificates.	A-3-21
7.3 Lost Certificates.	A-3-21

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Page
7.4 Dividends.	A-3-21
7.5 Transfer of Stock.	A-3-21
7.6 Stock Transfer Agreements.	A-3-21
7.7 Registered Stockholders.	A-3-22
ARTICLE VIII
INDEMNIFICATION
8.1 Indemnification of Directors and Officers in Third Party Proceedings.	A-3-22
8.2 Indemnification of Directors and Officers in Actions by or in the Right of the Corporation.	A-3-22
8.3 Successful Defense.	A-3-22
8.4 Indemnification of Others.	A-3-23
8.5 Advance Payment of Expenses.	A-3-23
8.6 Limitation on Indemnification.	A-3-23
8.7 Determination; Claim.	A-3-24
8.8 Non-Exclusivity of Rights.	A-3-24
8.9 Insurance.	A-3-24
8.10 Survival.	A-3-24
8.11 Effect of Repeal or Modification.	A-3-24
8.12 Certain Definitions.	A-3-24
8.13 Notices.	A-3-25
8.14 Reliance.	A-3-25
ARTICLE IX
BOOKS AND RECORDS
9.1 Books and Records.	A-3-25
ARTICLE X
MISCELLANEOUS
10.1 Forum Selection Clause.	A-3-26
10.2 Time.	A-3-26
10.3 Severability.	A-3-26
10.4 Variation of Terms.	A-3-26
10.5 Fiscal Year.	A-3-26
10.6 Seal.	A-3-26
ARTICLE XI
AMENDMENTS
11.1 Amendments.	A-3-26
11.2 Execution of Amendments by Officers.	A-3-27

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BYLAWS OF MACQUARIE INFRASTRUCTURE CORPORATION

ARTICLE I

THE CORPORATION

1.1 Name.

(i) The name of the corporation is Macquarie Infrastructure Corporation (the “Corporation”) and all business of the Corporation shall be conducted in such name. The Board of Directors may change the name of the Corporation upon ten (10) days’ written notice to the stockholders, which name change shall be effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware.

(ii) Upon the resignation of Macquarie Infrastructure Management (USA) Inc. (the “Manager”) and the termination of that certain Third Amended and Restated Management Services Agreement, dated as of [           ], 2015, by and among the Corporation as successor-in-interest to Macquarie Infrastructure Company LLC, the Manager, Macquarie Infrastructure Holdings Inc. and any directly owned Subsidiary of the Company as from time to time may exist and that has executed a counterpart of such agreement (as may be amended from time to time, the “Management Services Agreement”) or within thirty (30) days of the delisting of the stock of the Corporation as provided in the Management Services Agreement unless otherwise approved in writing by the Manager, the board of directors of the Corporation (the “Board of Directors”) shall, within thirty (30) days of such resignation and termination or such date, cause the Corporation and any of its Subsidiaries to cease using the Macquarie brand entirely, including, without limitation, changing their respective names; provided that, to the extent the Board of Directors deems it necessary or advisable, the Corporation and its Subsidiaries may use “Macquarie” in referencing their previous names.

(iii) Upon the termination of the Management Services Agreement and the removal of the Manager by the Board of Directors in accordance with the terms of the Management Services Agreement, the Board of Directors of the Corporation shall cause the Corporation and, Macquarie Infrastructure Holdings Inc. and any directly owned Subsidiary of the Corporation that becomes party to the Management Services Agreement, from time to time (together, the “Managed Subsidiaries”), to cease using the Macquarie brand entirely, including, without limitation, changing their respective names; provided that, to the extent the Board of Directors deems it necessary or advisable, the Corporation and its Subsidiaries may use “Macquarie” in referencing their previous names.

1.2 Registered Office.

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

1.3 Other Offices.

The Corporation may have such offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

1.4 Principal Place of Business.

The principal executive offices of the Corporation are at 125 West 55th Street, New York, New York 10019. The Board of Directors may change the principal executive offices of the Corporation to any other place within or without the State of Delaware by resolution.

As used in these Bylaws, “Subsidiary” means any corporation, partnership, joint venture, limited liability company, association or other entity in which any Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

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As used in these Bylaws, “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

ARTICLE II

STOCKHOLDERS

2.1 Annual Meetings of Stockholders.

The annual meeting of the stockholders shall be held on such date, at such time and at such place (if any) within or without the State of Delaware as may be fixed by resolution of the Board of Directors.

2.2 Special Meetings of Stockholders.

Special meetings of the stockholders shall be held on such date, at such time and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Special meetings of the stockholders may be called at any time only by the Secretary, either at the direction of the Board of Directors pursuant to a resolution adopted by the Board of Directors or by the Chairman of the Board.

2.3 Place of Meeting.

The Board of Directors may designate the place (if any) of meeting for any meeting of the stockholders. If no designation is made by the Board of Directors, the place of meeting shall be the principal executive office of the Corporation. In lieu of holding any meeting of the stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any meeting of the stockholders may be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”).

2.4 Notice of Meeting.

(i) A notice of meeting, stating the place (if any), day and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be prepared and delivered by the Corporation not less than twenty (20) days and not more than sixty (60) days before the date of the meeting, either personally, by mail or, to the extent and in the manner permitted by applicable law, electronically, to each stockholder of record. In the case of special meetings, the notice shall state the purpose or purposes for which such special meeting is called. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of the stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Any previously scheduled meeting of the stockholders may be postponed, and (unless these Bylaws otherwise provide) any special meeting of the stockholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of the stockholders.

(ii) Notice to stockholders shall be given personally, by mail or, to the extent and in the manner permitted by applicable law, electronically to each stockholder of record. If mailed, such notice shall be delivered by postage prepaid envelope directed to each holder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when deposited in the United States mail. Notice given by electronic transmission pursuant to this subsection shall be deemed given: (1) if by facsimile telecommunication, when directed to a facsimile telecommunication number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the Secretary or an assistant Secretary or

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of the transfer agent or other agent of the Corporation that the notice has been given by personal delivery, mail or a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(iii) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.5 Record Date.

(i) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the reconvened meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such reconvened meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.5 at the reconvened meeting.

(iii) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.6 Quorum and Adjournment.

Except as otherwise provided by law, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), these Bylaws or the rules of any applicable stock exchange, the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange.

The Chairman of the Board or the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote so represented may adjourn the meeting from time to time, whether or not there is such a quorum. The stockholders present at a duly organized meeting at which a quorum is present in person or by proxy may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

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When a meeting is adjourned to another time and place, if any, unless otherwise provided by these Bylaws, notice need not be given of the reconvened meeting if the date, time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such reconvened meeting are announced at the meeting at which the adjournment is taken. At the reconvened meeting, the stockholders may transact any business that might have been transacted at the original meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board of Directors may fix a new record date for the reconvened meeting in accordance with Section 213(a) of the DGCL and Section 2.5 of these Bylaws. If an adjournment is for more than thirty (30) days or if, after an adjournment, a new record date is fixed for the reconvened meeting, a notice of the reconvened meeting shall be given to each stockholder entitled to vote at the meeting.

2.7 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the stockholder.

2.8 Nominations and Notice of Stockholder Business.

(i) General.

(a) Only individuals who are nominated in accordance with the procedures set forth in this Section 2.8 shall be eligible to be elected as directors at a meeting of stockholders and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.8. Except as otherwise provided by applicable law or this Section 2.8, the Chairman of the Board shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.8 and, if any proposed nomination or business is not in compliance with this Section 2.8 (including if the stockholder or stockholders of record intending to propose the business (or a qualified representative of such stockholder) did not appear at the meeting to present the proposed business), to declare that such defective proposal or nomination shall be disregarded. To be considered a qualified representative of such stockholder, a person must be a duly authorized officer, manager, or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting. The requirements of this Section 2.8 shall apply to any nominations or business to be brought by a stockholder before a meeting of the stockholders notwithstanding (A) any reference in these Bylaws to the Exchange Act or the rules or regulations promulgated thereunder or (B) that the underlying matter may already be the subject of a notice to the stockholders or public disclosure. Subject to compliance with the requirements of this Section 2.8, nothing in this Section 2.8 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).

(b) For purposes of this Section 2.8, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.

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(c) Notwithstanding the foregoing provisions of this Section 2.8, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “Rules and Regulations”) with respect to the matters set forth in this Section 2.8. Nothing in this Section 2.8 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(ii) Annual Meetings of Stockholders.

(a) Nominations of individuals for election to the Board of Directors of the Corporation, other than the director to be elected by the holders of the Corporation’s special stock, voting or consenting separately as a class, in accordance with the provisions of the Certificate of Incorporation, and the proposal of business to be considered by the stockholders, may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 2.4 hereof, (B) by or at the direction of the Board of Directors or (C) by any stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (b) and (c) of this Section 2.8(ii).

In addition to any other applicable requirements, for a nomination for election of a director to be made by a stockholder or for business to be properly brought before an annual meeting by a stockholder, such stockholder must (A) be a stockholder of record on both (1) the date of the delivery of such nomination or the date of the giving of the notice provided for in this Section 2.8(ii) and (2) the record date for the determination of stockholders entitled to vote at such annual meeting, and (B) have given timely notice thereof in proper written form in accordance with the requirements of this Section 2.8(ii) to the Secretary.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of the first paragraph of Section 2.8(ii)(a), even if such matter is already the subject of any notice to the stockholders or public disclosure from the Board of Directors, the stockholder must have given timely notice thereof in writing to the Secretary and, in the case of business other than nominations, such other business must otherwise be a proper matter for stockholder action under the DGCL and, if such stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made or any Associated Person, solicits or participates in the solicitation of proxies in support of such proposal, such stockholder must have timely indicated its, or each such person’s, intention to do so as provided in Section 2.8(ii)(c) below. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the first anniversary of the preceding year’s annual meeting. In no event shall the public announcement or an adjournment or postponement of an annual meeting commence a new time period for the giving of a stockholder’s notice as described in this Section 2.8(ii).

(c) Subject to Section 2.8(ii)(a), for nominations to be properly brought before an annual meeting by a stockholder such stockholder’s notice shall set forth: (A) as to each individual whom the stockholder proposes to nominate for election or reelection as a director and each Proposed Nominee Associated Person, as applicable, (1) the name, age, business address and residence address of such person; (2) the principal occupation or employment of such person; (3) the class and number of shares of capital stock of the Corporation which are owned of record and beneficially owned by such person; (4) a description of all arrangements or understandings between such stockholder and each such person pursuant to which the nomination or nominations are to be made by the stockholder; and (5) any other information relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including, without limitation, such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (B) as to such stockholder giving notice and each Stockholder Associated Person, the information required to be provided pursuant to Section 2.8(ii)(d) below. A

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stockholder providing notice of any nomination as required under this Section 2.8(ii)(c) shall further update and supplement such notice so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the applicable meeting and as of the date that is ten (10) business days prior to such meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for such meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for such meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to such meeting or any adjournment or postponement thereof). In addition, a stockholder providing notice of any nomination shall update and supplement such notice from time to time so that the information provided or required to be provided in such notice pursuant to this Section 2.8(ii)(c) shall be true and correct in all material respects, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than three (3) business days following the occurrence of any event, development or occurrence which would cause the information provided or required to be provided to be not true and correct in all material respects (or if such three (3) business day period ends after the date of the applicable meeting, not later than the day prior to such meeting). Notwithstanding anything in these Bylaws to the contrary, no nomination shall be brought forth at a meeting except nominations brought before the meeting in accordance with the procedures set forth in this Section 2.8(ii). Notwithstanding the foregoing provisions of this Section 2.8(ii)(c), a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to matters set forth in this Section 2.8(ii)(c).

(d) Subject to Section 2.8(ii)(a), as to any other business that the stockholder proposes to bring before the meeting, such stockholder’s notice shall set forth: (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (B) as to such stockholder and each Stockholder Associated Person, (1) the name and address, as they appear on the Corporation’s books, of each such person and of any holder of record of the stockholder’s shares, (2) the class and number of shares of the Corporation which are held of record or beneficially owned by each such person and owned by any holder of record of each such person’s shares, as of the date of such stockholder’s notice, and a representation that such stockholder will notify the Corporation in writing of the class and number of such shares held of record or beneficially owned by each such person as of the record date for the meeting not later than five (5) business days following the later of the record date or the date notice of the record date is first publicly disclosed, (3) any material interest of each such person in such business, (4) a description of any agreement, arrangement or understanding with respect to such business between or among each such person, and a representation that such stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting not later than five (5) business days following the later of the record date or the date notice of the record date is first publicly disclosed, (5) a description of any agreement, arrangement or understanding (including any derivative instruments, swaps, warrants, short positions, profit interests, options, hedging transactions, borrowed or loaned shares or other transactions) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, each such person, the effect or intent of which is to mitigate loss to, manage risk or benefit from share price changes for, or increase or decrease the voting power of each such person with respect to shares of stock of the Corporation, and a representation that such stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting not later than five (5) business days following the later of the record date or the date notice of the record date is first publicly disclosed, (6) a representation that such stockholder is a holder of record or beneficial owner of shares of the Corporation entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose such business, (7) whether any such person,

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alone or as part of a group, intends to deliver a proxy statement and/or form of proxy or to otherwise solicit or participate in the solicitation of proxies in favor of such proposal, and (8) any other information that is required to be provided by each such person pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. A stockholder providing notice of any matter (other than the nomination of a person for election to the Board of Directors) shall further update and supplement such notice so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the applicable meeting and as of the date that is ten (10) business days prior to such meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for such meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for such meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to such meeting or any adjournment or postponement thereof). In addition, a stockholder providing notice of any matter (other than the nomination of a person for election to the Board of Directors) shall update and supplement such notice from time to time so that the information provided or required to be provided in such notice pursuant to this Section 2.8(ii)(d) shall be true and correct in all material respects, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than three (3) business days following the occurrence of any event, development or occurrence which would cause the information provided or required to be provided to be not true and correct in all material respects (or if such three (3) business day period ends after the date of the applicable meeting, not later than the day prior to such meeting). Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.8(ii). Notwithstanding the foregoing provisions of this Section 2.8(ii), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to matters set forth in this Section 2.8.

For purposes of these Bylaws, (a) “Associated Person” shall mean any Stockholder Associated Person or Proposed Nominee Associated Person, (b) “Proposed Nominee Associated Persons” shall mean, with respect to the applicable Proposed Nominee, (1) any beneficial owner of shares of the Corporation owned of record or beneficially by such Proposed Nominee, (2) any associate of such Proposed Nominee or beneficial owner, (3) any affiliate of such Proposed Nominee or beneficial owner and (4) any other person acting in concert, directly or indirectly pursuant to any agreement, arrangement, understanding or otherwise, whether written or oral, with such Proposed Nominee or beneficial owner (or any of their respective affiliates or associates) and (c) “Stockholder Associated Person(s)” shall mean, with respect to the applicable stockholder, (1) any beneficial owner of shares of the Corporation owned of record or beneficially by such stockholder, (2) any associate of such stockholder or beneficial owner, (3) any affiliate of such stockholder or beneficial owner and (4) any other person acting in concert, directly or indirectly pursuant to any agreement, arrangement, understanding or otherwise, whether written or oral, with such stockholder or beneficial owner (or any of their respective affiliates or associates).

(iii) Special Meetings of Stockholders.

(a) Nominations of individuals for election to the Board of Directors, other than the director to be elected by the holders of the Corporation’s special stock, voting or consenting separately as a class, in accordance with the provisions of the Certificate of Incorporation, may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board of Directors, or (B) by any stockholder who is entitled to vote at the meeting who complies with the notice procedures set forth in this Section 2.8. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.4 of these Bylaws.

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In addition to any other applicable requirements, for a nomination for election of a director to be made by a stockholder, such stockholder must (A) be a stockholder of record on both (1) the date of the delivery of such nomination or the date of the giving of the notice provided for in this Section 2.8(iii) and (2) the record date for the determination of stockholders entitled to vote at such special meeting, and (B) have given timely notice thereof in proper written form in accordance with the requirements of Section 2.8(ii) to the Secretary.

(b) In the event the Corporation calls a special meeting of stockholders for the purpose of electing one (1) or more directors to the Board of Directors, any such stockholder may nominate such number of individuals for election to such position(s) as are specified in the Corporation’s notice of meeting, if the stockholder’s notice as required by clause (c) of Section 2.8(ii) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

2.9 Procedure for Election of Directors; Voting.

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of the Certificate of Incorporation and Section 2.5 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange, the election of directors submitted to stockholders at any meeting shall be decided by a plurality of the votes cast thereon. Except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange, all matters other than the election of directors submitted to the stockholders at any meeting shall be decided by the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting of stockholders. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules of any applicable stock exchange.

The vote on any matter at a meeting, including the election of directors, shall be by written ballot. Each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, and shall state the number of shares of capital stock voted.

2.10 Inspectors of Elections; Opening and Closing the Polls.

(i) The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors shall not be directors, officers or employees of the Corporation, to act at the meeting and make a written report thereof. One or more individuals may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been so appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of stockholders, the Chairman of the Board shall appoint one or more inspectors to act at the meeting. Each such inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the DGCL.

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The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

(ii) The Chairman of the Board shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

2.11 Conduct of Business.

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the Chairman of the Board, if any, the Chief Executive Officer (in the absence of the Chairman of the Board) or the lead Independent Director (in the absence of the Chairman of the Board and the Chief Executive Officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.

As used in these Bylaws, “Independent Director” means a director who (i) is not an officer or employee of the Corporation, or an officer, director or employee of any Subsidiary of the Corporation, (ii) was not appointed as a director pursuant to the terms of the Management Services Agreement, (iii) for so long as the Management Services Agreement is in effect, is not affiliated with the Manager or Macquarie Group Limited, and (iv) who complies with the independence requirements under the Exchange Act, the Rules and Regulations and the applicable rules, if any, of the principal U.S. securities exchange on which the shares of stock of the Corporation are listed or quoted, as the case may be (the “Applicable Listing Rules”).

2.12 Waiver of Notice.

Whenever any notice is required to be given to any stockholder by the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, or a waiver thereof by electronic transmission by the Person or Persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission of such meeting.

2.13 Remote Communication.

For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication,

provided, however, that (i) the Corporation shall implement reasonable measures to verify that each Person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

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2.14 No Stockholder Action Without a Meeting.

Subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof that have been expressly granted the right to take action by written consent, stockholders of the Corporation shall take any action required or permitted only at a meeting of stockholders duly called and noticed, and no action shall be taken by the stockholders by written consent.

2.15 List of Stockholders.

The Secretary shall make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders. The list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

ARTICLE III

DIRECTORS

3.1 General Powers.

The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, except as may be otherwise provided in the DGCL or the Certificate of Incorporation. No director is authorized to act individually on behalf of the Corporation and the Board of Directors shall only take action in accordance with the quorum and other requirements provided by these Bylaws.

In addition to the powers and authorities expressly conferred upon it by these Bylaws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by applicable law, including the Rules and Regulations, or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Without limiting the generality of the foregoing, it shall be the responsibility of the Board of Directors to establish broad objectives and the general course of the business, determine basic policies, appraise the adequacy of overall results, and generally represent and further the interests of the stockholders.

3.2 Number, Tenure and Qualifications.

The number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors, but shall consist of not less than four (4) nor more than twelve (12) directors. However, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The term of each director shall be the period from the effective date of such director’s election to the next annual meeting of stockholders until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be residents of the State of Delaware or stockholders.

3.3 Election of Directors.

Except as provided in Section 3.6 and with respect to the director to be elected by the holders of the Corporation’s special stock, voting or consenting separately as a class, in accordance with the provisions of the Certificate of Incorporation, the directors shall be elected at the annual meeting of stockholders. At any meeting of stockholders duly called and held for the election of directors at which a quorum is present, directors shall be elected by a plurality of the voting power of the shares of the Corporation’s common stock present in person or represented by proxy at the meeting of stockholders. For the avoidance of doubt, (i) the holders of the Corporation’s special stock may elect the director to be elected by the holders of the Corporation’s special stock, voting or consenting separately as a class, in accordance with the provisions of the Certificate of Incorporation, at a meeting of the holders of the Corporation’s special stock or by written

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consent and (ii) the holders of the Corporation’s common stock may elect all other directors, voting separately as a class, in accordance with the provisions of the Certificate of Incorporation, at a meeting of the holders of the Corporation’s common stock.

3.4 Removal.

Any director may be removed from office in accordance with the provisions of the Certificate of Incorporation. If any directors are so removed, new directors may be elected by the stockholders at the same meeting in accordance with the provisions of the Certificate of Incorporation and Section 3.3 hereof.

3.5 Resignations.

Any director may resign at any time upon notice of such resignation to the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. An Independent Director who ceases to be independent shall promptly resign to the extent required for the Corporation or the Manager to comply with applicable laws, rules and regulations.

3.6 Vacancies and Newly Created Directorships.

Vacancies and newly created directorships shall be filled in accordance with the provisions of the Certificate of Incorporation.

If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these Bylaws, or may apply to the Delaware Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board of Directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the voting power of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.7 Appointment of Chairman of the Board.

For so long as the holders of the Corporation’s special stock, voting or consenting separately as a class, are entitled to elect a director of the Board of Directors pursuant to the provisions of the Certificate of Incorporation, such director shall serve as Chairman of the Board. In all other cases, the Board of Directors shall appoint a Chairman of the Board from among its members.

3.8 Chairman of the Board.

The Chairman of the Board shall be a member of the Board of Directors. The Chairman of the Board is not required to be an employee of the Corporation. The Chairman of the Board, if present, shall preside at all meetings of the Board of Directors. If the Chairman of the Board is unavailable for any reason, the duties of the Chairman of the Board shall be performed, and the Chairman of the Board’s authority may be exercised, by a director designated for this purpose by the remaining members of the Board of Directors. The Chairman of the Board shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Bylaws, all in accordance with basic policies as may be established by the Corporation, and subject to the approval and oversight of the Board of Directors.

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3.9 Regular Meetings.

The Board of Directors may, by resolution, provide the time and place (if any) for the holding of regular meetings without any other notice than such resolution. Unless otherwise determined by the Board of Directors, the Secretary shall act as secretary at all regular meetings of the Board of Directors, and in the Secretary’s absence a temporary secretary shall be appointed by the chairman of the meeting.

3.10 Special Meetings.

Special meetings of the Board of Directors shall be called at the request of the Chief Executive Officer, the Chairman of the Board or a majority of the Board of Directors. The Person or Persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings. Unless otherwise determined by the Board of Directors, the Secretary shall act as secretary at all special meetings of the Board of Directors, and in the Secretary’s absence a temporary secretary shall be appointed by the chairman of the meeting.

3.11 Notice for Special Meetings.

Notice of any special meeting of the Board of Directors shall be mailed by first class mail, postage paid, to each director at his or her business or residence not later than three (3) days before the day on which such meeting is to be held or shall be sent to either of such places by telegraph, express courier service (including, without limitation, Federal Express) or facsimile (directed to the facsimile number to which the director has consented to receive notice) or other electronic transmission (including, but not limited to, an e-mail address at which the director has consented to receive notice), or be communicated to each director personally or by telephone not later than one (1) day before such day of meeting; provided, however, that if the business to be transacted at such special meeting includes a proposed amendment to these Bylaws, notice shall be communicated to each director personally or by telephone or e-mail not later than three (3) days before such day of meeting. Except in the case where the business to be transacted at such special meeting includes a proposed amendment to these Bylaws, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 3.12 hereof, either before or after such meeting.

3.12 Waiver of Notice.

Whenever any notice is required to be given to any director of the Corporation under the DGCL, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, or a waiver thereof by electronic transmission by the Person or Persons entitled to notice, whether before or after the time stated in such notice, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors or committee thereof need be specified in any written waiver of notice or any waiver by electronic transmission of notice of such meeting.

3.13 Board Action Without Meeting.

Any action required or permitted to be taken at any meeting by the Board of Directors or any committee or subcommittee thereof, as the case may be, may be taken without a meeting if a consent thereto is signed or transmitted electronically, as the case may be, by all members of the Board of Directors or of such committee or subcommittee, as the case may be, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee or subcommittee; provided, however, that such electronic transmission or transmissions must either set forth or be submitted with information from which it can be determined that the electronic transmission or transmissions were authorized by the director. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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3.14 Conference Telephone Meetings.

Members of the Board of Directors, or any committee or subcommittee thereof, may participate in a meeting of the Board of Directors or such committee or subcommittee by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

3.15 Quorum.

At all meetings of the Board of Directors, at least fifty percent (50%) of the then total number of directors in office (such total number of directors, the “Entire Board of Directors”) shall constitute a quorum for the transaction of business. At all meetings of any committee of the Board of Directors, the presence of a majority of the total number of members of such committee (assuming no vacancies) shall constitute a quorum. The act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as the case may be. If a quorum shall not be present at any meeting of the Board of Directors or any committee, a majority of the directors or members, as the case may be, present thereat may adjourn the meeting from time to time without further notice other than announcement at the meeting. The members of the Board of Directors present at a duly organized meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough members of the Board of Directors to leave less than a quorum.

3.16 Compensation.

The directors may be paid their expenses, if any, incurred with respect to their attendance at each meeting of the Board of Directors and may be paid compensation as director or chairman of any committee or subcommittee, as the case may be, as determined by the Compensation Committee. Members of special or standing committees may be allowed like compensation and payment of expenses for attending committee meetings. For so long as the holders of the Corporation’s special stock, voting or consenting separately as a class, are entitled to elect a director of the Board of Directors pursuant to the provisions of the Certificate of Incorporation, the Chairman of the Board shall not receive any compensation from the Corporation for his or her service as Chairman of the Board, but shall be entitled to the payment of all out-of-pocket expenses incurred in attending regular or special meetings of the Board of Directors.

ARTICLE IV

COMMITTEES

4.1 Committees.

(i) The Corporation shall have three (3) standing committees: the Nominating and Governance Committee, the Audit Committee and the Compensation Committee. Each of the Nominating and Governance Committee, the Audit Committee and the Compensation Committee shall adopt by resolution a charter to establish the rules and responsibilities of such committee in accordance with applicable law, including the Rules and Regulations and the Applicable Listing Rules.

(ii) General.

(a) In addition, the Board of Directors may designate one or more additional committees or subcommittees, with each such committee or subcommittee consisting of such number of directors of the Corporation and having such powers and authority as shall be determined by resolution of the Board of Directors.

(b) All acts done by any committee or subcommittee within the scope of its powers and authority pursuant to these Bylaws and the resolutions adopted by the Board of Directors in accordance with the terms hereof shall be deemed to be, and may be certified as being, done or conferred under authority of the Board of Directors. The Secretary is empowered to certify that any resolution duly adopted by any such committee is binding upon the Corporation and to execute and deliver such certifications from time to time as may be necessary or proper to the conduct of the business of the Corporation.

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(c) Regular meetings of committees shall be held at such times as may be determined by resolution of the Board of Directors or the committee or subcommittee in question and no notice shall be required for any regular meeting other than such resolution. A special meeting of any committee or subcommittee shall be called by resolution of the Board of Directors or by the Secretary upon the request of the Chief Executive Officer, the Chairman of the Board or a majority of the members of any committee. Notice of special meetings shall be given to each member of the committee in the same manner as that provided for in Section 3.11 hereof.

4.2 Committee Members.

(i) Each member of any committee of the Board of Directors shall hold office until such member’s successor is elected and has qualified, unless such member sooner dies, resigns or is removed.

(ii) The Board of Directors may designate one or more directors as alternate members of any committee to fill any vacancy on a committee and to fill a vacant chairmanship of a committee, occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal or otherwise.

4.3 Committee Secretary.

The Secretary shall act as secretary of any committee or subcommittee, unless otherwise provided by the Board of Directors or the committee or subcommittee, as applicable.

ARTICLE V

OFFICERS

5.1 General.

(i) The officers of the Corporation shall be elected by the Board of Directors, subject to Section 5.1(ii) and Article VI. The officers of the Corporation shall consist of a Chief Executive Officer, a Chief Financial Officer and a Secretary and, subject to clause (ii) of this Section 5.1, such other officers as in the judgment of the Board of Directors may be necessary or desirable, including a General Counsel. All officers elected by the Board of Directors shall have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article V. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors or any committee thereof. Any number of offices may be held by the same Person, unless otherwise prohibited by law or these Bylaws. The officers of the Corporation need not be stockholders or directors of the Corporation.

(ii) For so long as the Management Services Agreement is in effect, the Manager shall, subject at all times to the supervision of the Board of Directors, provide and be responsible for the day-to-day management of the Corporation, including the secondment of personnel nominated to serve as the Chief Executive Officer and the Chief Financial Officer. In accordance with the terms of the Management Services Agreement, only the Manager will have the right to nominate officers of the Corporation, including the Secretary and the General Counsel, if any. The Board of Directors shall elect nominated personnel as officers of the Corporation in accordance with this Article V. In the event that the appointment of the Manager is terminated pursuant to the terms of the Management Services Agreement and no replacement manager is retained, the Nominating and Governance Committee shall nominate and the Board of Directors shall elect the officers of the Corporation.

5.2 Election and Term of Office.

Subject to Section 5.1(ii) above, the elected officers of the Corporation shall be elected annually by the Board of Directors at a meeting of the Board of Directors held as soon as is convenient after each annual meeting of the stockholders. Each officer shall hold office until his or her successor shall have been duly elected and qualified or until his or her death or resignation or removal.

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5.3 Chief Executive Officer.

The Chief Executive Officer of the Corporation shall, subject to the oversight of the Board of Directors, supervise, coordinate and manage the Corporation’s business and operations, and supervise, coordinate and manage its activities, operating expenses and capital allocation, shall have general authority to exercise all the powers necessary for the Chief Executive Officer of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Bylaws, all in accordance with basic policies as may be established by the Board of Directors.

5.4 Chief Financial Officer.

The Chief Financial Officer shall have responsibility for the financial affairs of the Corporation, including the preparation of financial reports, managing financial risk and overseeing accounting and internal control over financial reporting, subject to the responsibilities of the Audit Committee. In the absence of a General Counsel, the Chief Financial Officer shall be responsible for the performance of the duties of Secretary. The Chief Financial Officer shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Bylaws, all in accordance with basic policies as may be established by the Board of Directors and subject to the oversight of the Board of Directors and the Chief Executive Officer.

5.5 General Counsel.

The General Counsel, if any, shall have responsibility for the legal affairs of the Corporation and for the performance of the duties of the Secretary. The General Counsel shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or these Bylaws, all in accordance with basic policies as may be established by the Board of Directors and subject to the oversight of the Board of Directors and the Chairman of the Board and Chief Executive Officer.

5.6 Secretary.

The Secretary shall act as secretary of all meetings of stockholders and the Board of Directors and any meeting of any committee of the Board of Directors. The Secretary shall prepare and keep or cause to be kept in books provided for the purpose minutes of all meetings of stockholders and the Board of Directors and any meeting of any committee of the Board of Directors; shall see that all notices are duly given in accordance with the provisions of these Bylaws and applicable law; and shall perform all duties incident to the office of Secretary and as required by law and such other duties as may be assigned to him or her from time to time by the Board of Directors.

5.7 Resignations and Removals.

Any officer of the Corporation may resign at any time upon notice of such resignation to the Corporation.

Subject to Section 6.5, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

5.8 Vacancies.

Subject to Section 5.1(ii) above, a newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors.

5.9 Representation of Shares of Other Corporations.

The Chairman of the Board, the Chief Executive Officer, the Secretary or any other Person authorized by the Board of Directors or the Chief Executive Officer, is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

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ARTICLE VI

MANAGEMENT

6.1 Duties of the Manager.

For so long as the Management Services Agreement is in effect and subject at all times to the oversight of the Board of Directors, the Manager will manage the business of the Corporation and provide its services to the Corporation in accordance with the terms of the Management Services Agreement.

6.2 Secondment of the Chief Executive Officer and Chief Financial Officer.

Pursuant to the terms of the Management Services Agreement, the Manager will arrange for the secondment to the Corporation, on a wholly dedicated basis, individuals acceptable to the Board of Directors to serve as the Chief Executive Officer and Chief Financial Officer.

6.3 Secondment of Additional Officers.

Pursuant to the terms of the Management Services Agreement, the Manager and the Corporation may agree from time to time that the Manager will second to the Corporation one or more additional individuals to serve as officers of the Corporation, upon such terms as the Manager and the Corporation may mutually agree. Any such individuals will have such titles and fulfill such functions as the Manager and the Corporation may mutually agree.

6.4 Election of the Secondees as Officers of the Corporation.

The Board of Directors will elect the seconded Chief Executive Officer and Chief Financial Officer, and any additional individuals seconded to the Corporation by the Manager to serve as officers of the Corporation, as officers of the Corporation in accordance with Article V hereof.

6.5 Removal of Seconded Officers.

For so long as the Management Services Agreement is in effect, the officers of the Corporation seconded by the Manager may only be removed pursuant to the terms of the Management Services Agreement.

6.6 Replacement Manager.

In the event that the Management Services Agreement is terminated and the Board of Directors determines that a replacement manager should be retained to provide for the management of the Corporation pursuant to a management or other services agreement, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting of stockholders shall be required to retain such replacement manager.

ARTICLE VII

STOCK

7.1 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman of the Board, or the Chief Executive Officer, and by the Treasurer or an assistant Treasurer, or the Secretary or an assistant Secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such Person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

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7.2 Special Designation on Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 7.2 or Sections 151, 156, 202(a) or 218(a) of the DGCL or with respect to this Section 7.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

7.3 Lost Certificates.

Except as provided in this Section 7.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Dividends.

The Board of Directors, subject to any restrictions contained in the Certificate of Incorporation or applicable law may declare and pay dividends upon the shares of the Corporation’s capital stock.

The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any Property, and meeting contingencies.

7.5 Transfer of Stock.

Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, subject to Section 7.3 of these Bylaws, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

7.6 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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7.7 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii) shall be entitled to hold liable for calls and assessments the Person registered on its books as the owner of shares; and

(iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification of Directors and Officers in Third Party Proceedings.

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such Person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such Proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Person’s conduct was unlawful.

8.2 Indemnification of Directors and Officers in Actions by or in the Right of the Corporation.

Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such Person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 Successful Defense.

To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection therewith.

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8.4 Indemnification of Others.

Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and agents to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to such Person or Persons as the Board of Directors shall in its discretion determine the determination of whether employees or agents shall be indemnified.

8.5 Advance Payment of Expenses.

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the Person to repay such amounts if it shall ultimately be determined that the Person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Corporation or by Persons serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these Bylaws, but shall apply to any Proceeding referenced in Section 8.6(ii) or 8.6(iii) prior to a determination that the Person is not entitled to be indemnified by the Corporation.

8.6 Limitation on Indemnification.

Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any Person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i) for which payment has actually been made to or on behalf of such Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such Person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Corporation by such Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act, or the payment to the Corporation of profits arising from the purchase and sale by such Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such Person, including any Proceeding (or any part of any Proceeding) initiated by such Person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such

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provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.7 Determination; Claim.

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within ninety (90) days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such Person against any and all expenses that are incurred by such Person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such Person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8 Non-Exclusivity of Rights.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such Person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9 Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the provisions of the DGCL.

8.10 Survival.

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

8.11 Effect of Repeal or Modification.

A right to indemnification or to advancement of expenses arising under a provision of the Certificate of Incorporation or a bylaw shall not be eliminated or impaired by an amendment to the Certificate of Incorporation or these Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12 Certain Definitions.

For purposes of this Article VIII, references to the “Corporation” shall include any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any Person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such Person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans;

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references to “fines” shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

8.13 Notices.

Any notice, request or other communications required or permitted to be given to the Corporation under this Article VIII shall be in writing and either delivered in person or sent by facsimile, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the General Counsel or the Secretary of the Corporation and shall be effective only upon receipt by the General Counsel or the Secretary, as the case may be.

8.14 Reliance.

Each director of the Corporation shall, in the performance of such director’s duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by the Manager, or employees of the Manager, or any of the officers of the Corporation, or committees of the Board of Directors, or by any other Person as to matters the director reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE IX

BOOKS AND RECORDS

9.1 Books and Records.

(i) The Corporation, other than as provided in the Management Services Agreement, shall keep or cause to be kept at its principal office appropriate books and records with respect to the Corporation’s business, including, without limitation, all books and records necessary to provide to the stockholders any information, lists and copies of documents required to be provided pursuant to applicable law. Any books and records maintained by or on behalf of the Corporation in the regular course of its business, including, without limitation, the record of the stockholders, books of account and records of Corporation proceedings, may be kept in electronic or any other form, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.

(ii) Any stockholder, in person or by attorney or other agent, shall, upon written demand stating the purpose thereof, have the right during the usual business hours to inspect for any proper purpose, and to make copies and extracts from: (1) the stock register, a list of the stockholders, and its other books and records; and (2) a Subsidiary of the Corporation’s books and records or copies thereof in electronic form, to the extent that (i) the Corporation has actual possession and control of such records of such Subsidiary, or (ii) the Corporation could obtain such records through the exercise of control over such Subsidiary, provided that as of the date of the making of the demand (A) stockholder inspection of such books and records of such Subsidiary would not constitute a breach of an agreement between the Corporation or such Subsidiary and a Person or Persons not affiliated with the Corporation, and (B) such Subsidiary would not have the right under the law applicable to it to deny the Corporation access to such books and records upon demand by the Corporation. In every instance where the beneficial holder of shares is not a holder of record, the demand shall state the Person’s status as a beneficial holder of shares, be accompanied by documentary evidence of beneficial ownership of shares, and state that such documentary evidence is a true and correct copy of what it purports to be. A proper purpose shall mean a purpose reasonably related to such Person’s interest as a stockholder or beneficial holder of shares.

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ARTICLE X

MISCELLANEOUS

10.1 Forum Selection Clause.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or these Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 10.1.

10.2 Time.

In computing any period of time pursuant to these Bylaws, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or any other day on which banks in The City of New York are required or authorized by law or executive order to close, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or any other day on which banks in The City of New York are required or authorized by law or executive order to close.

10.3 Severability.

If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

10.4 Variation of Terms.

All terms and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

10.5 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

10.6 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ARTICLE XI

AMENDMENTS

11.1 Amendments.

The Board of Directors is authorized to amend the terms of these Bylaws by resolution adopted by the affirmative vote of a majority of the Entire Board of Directors; provided, however, that Section 6.6 and this Section 11.1 hereof may not be amended without the affirmative vote of a majority of the voting power of the

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shares present in person or represented by proxy at a meeting of stockholders; provided further, however, that for so long as the Management Services Agreement is in effect, Section 3.7, Article VI, this Section 11.1 and Section 11.2 may not be amended without the prior written consent of the Manager.

11.2 Execution of Amendments by Officers.

The Board of Directors may authorize any of the officers of the Corporation to execute any amendment to these Bylaws that is adopted in accordance with Section 11.1 and this Section 11.2.

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